UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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Discovery, Inc.

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April 29, 2020

Dear Stockholders,

You are cordially invited to attend 2020 annual meeting of stockholders at 10:00 a.m. on Thursday, June 18, 2020. Due to the current coronavirus (COVID-19) public health crisis, the 2020 annual meeting of stockholders will be conducted online via live audio webcast at www.virtualshareholdermeeting.com/DISCA2020. Holding the 2020 annual meeting of stockholders in person could pose a risk to the health and safety of our stockholders, employees and directors, and as a result, we have decided to hold the 2020 annual meeting virtually. You will be able to participate, submit questions and vote your shares electronically.

If you hold shares of Series A or Series B common stock or Series A-1 convertible preferred stock, you will be asked to vote on important matters, which are listed in the Notice of Annual Meeting of Stockholders (the “Notice”). The Board of Directors recommends a vote FOR proposals 1, 2 and 3 and AGAINST proposal 4 in the Notice.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the 2020 Annual Meeting online, please vote as soon as possible to make sure that your shares are represented.

Thank you for your continued support and interest in our company, and I look forward to the 2020 Annual Meeting.

Sincerely,

Robert J. Miron
Board Chair
Discovery, Inc.

DISCOVERY, INC.

a Delaware corporation

8403 Colesville Road

Silver Spring, Maryland 20910

(240) 662-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Discovery Stockholders:

You are cordially invited to attend, and notice is hereby given of, the 2020 Annual Meeting of Stockholders of Discovery, Inc. to be held via the Internet at a virtual web conference at www.virtualshareholdermeeting.com/DISCA2020 on Thursday, June 18, 2020 at 10:00 a.m., Eastern Time. In light of the novel coronavirus (COVID-19) pandemic, for the health and well-being of our stockholders, employees and directors, we have determined that the annual meeting will be held in a virtual meeting format only, with no physical in-person meeting. The 2020 Annual Meeting will be held for the following purposes:

1. To elect six directors, three Class III directors to be voted on by the holders of our Series A common stock and Series B common stock, voting together as a single class, and three preferred stock directors to be voted on by the holders of our Series A-1 convertible preferred stock, voting separately as a class.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

3. To vote on an advisory resolution to approve the 2019 compensation of our named executive officers, commonly referred to as a “Say on Pay” vote.

4. To vote on a stockholder proposal regarding simple majority vote, if properly presented.

The stockholders will also act on any other business that may properly come before the Annual Meeting or adjournments thereof.

The close of business on April 20, 2020 was the record date for determining the holders of shares of our Series A and Series B common stock and Series A-1 convertible preferred stock entitled to notice of and to vote at the 2020 Annual Meeting and any postponement or adjournment thereof. Further information about how to attend the 2020 Annual Meeting online, vote your shares online during the 2020 Annual Meeting and submit questions online during the 2020 Annual Meeting is included in the accompanying proxy statement.

By Order of the Board of Directors,

Savalle C. Sims
Executive Vice President and General Counsel

April 29, 2020

2020 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING OF STOCKHOLDERS

Q:    Who is soliciting my vote?

A:    The Board of Directors (the “Board”) of Discovery, Inc. (“us,” “we,” the “Company” or “Discovery”) is soliciting your vote on proposals being submitted for consideration at our Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/DISCA2020 on June 18, 2020 (the “2020 Annual Meeting”) and any adjournment or postponement thereof.

Q:    What is the Notice of Internet Availability of Proxy Materials?

A:    In accordance with the proxy delivery rules of the Securities and Exchange Commission (the “SEC”), we intend to commence distribution on or about April 29, 2020 of a notice (the “Notice of Internet Availability of Proxy Materials”) indicating that this Notice of 2020 Annual Meeting of Stockholders and Proxy Statement and our Annual Report on Form 10-K will be made available at www.proxyvote.com. This website will also provide holders of our Series A and Series B common stock and Series A-1 convertible preferred stock (“Series A-1 preferred stock”) with instructions on how to vote their shares. The Notice of Internet Availability of Proxy Materials also indicates how to request printed copies of these materials, including, for holders of Series A and Series B common stock and Series A-1 preferred stock, the proxy card or voting instruction card.

Q:    What matters will be voted on at the 2020 Annual Meeting?

A:    The principal business of the meeting will be the following matters:

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the election of three Class III directors by the holders of our Series A common stock and Series B common stock, voting together as a single class, and the election of three preferred stock directors by the holders of our Series A-1 preferred stock, voting separately as a class;

•	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

•	an advisory vote to approve our 2019 named executive officer compensation, commonly referred to as a “Say on Pay” vote; and

•	the consideration of a stockholder proposal regarding simple majority vote, if properly presented.

We will also transact such other business as may properly be presented at the 2020 Annual Meeting or at any postponements or adjournments thereof. However, we are not aware of any other matters to be acted upon at the 2020 Annual Meeting.

Q:    Who is entitled to vote at the 2020 Annual Meeting?

A:    The close of business on April 20, 2020 was the record date for determining the holders of our Series A and Series B common stock and Series A-1 preferred stock entitled to notice of, and to vote at, the 2020 Annual Meeting and any postponement or adjournment thereof. The Notice of Internet Availability of Proxy Materials received by the holders of our Series A and Series B common stock and Series A-1 preferred stock will explain how they may vote their shares. Holders of our non-voting Series C common stock and Series C-1 convertible preferred stock (“Series C-1 preferred stock”) may access and receive this proxy statement and related materials but are not entitled to vote at the 2020 Annual Meeting or any postponement or adjournment thereof.

Q:    How many shares can vote at the 2020 Annual Meeting and how many votes does each share have?

A:    As of April 20, 2020, we had outstanding 160,019,717 shares of Series A common stock, with each of those shares being entitled to one vote, 6,512,378 shares of Series B common stock, with each of those shares being entitled to ten votes, and 340,161,506 shares of Series C common stock, which are not entitled to vote. We also had outstanding 7,852,582 and four-ninths (4/9ths) shares of Series A-1 preferred stock, with each of those shares being entitled to nine votes on all matters to be voted on at the 2020 Annual Meeting other than the election of directors, which is equal to the number of votes the holder of the Series A-1 preferred stock would have been entitled to cast had it converted its shares of Series A-1 preferred stock into shares of Series A common stock on the record date, and 4,881,390 and one-half (1/2) shares of Series C-1 preferred stock, which are not entitled to vote.

Q:     How many shares must be present or represented at the 2020 Annual Meeting to conduct business at the meeting?

A:     With respect to Proposal 1, the presence, in person or by properly executed proxy, of the holders of a majority of the total voting power of the outstanding shares of (a) the Series A common stock and Series B common stock, voting together as a single class, entitled to a separate vote on the election of three Class III directors at the 2020 Annual Meeting will constitute a quorum for purposes of this class vote and (b) the Series A-1 preferred stock entitled to a separate class vote on three preferred stock directors at the 2020 Annual Meeting will constitute a quorum for purposes of this class vote. The presence, in person or by properly executed proxy, of the holders of a majority in voting power of the Series A common stock, Series B common stock and Series A-1 preferred stock, with the preferred stock considered on an as-converted to common stock basis, voting together as a single class, will constitute a quorum for the combined class votes on Proposals 2 through 4.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained. Shares present virtually during the annual meeting will be considered shares represented in person at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) will be treated as present for purposes of determining the presence of a quorum.

Q:     What vote is required to elect directors?

A:     With respect to Proposal 1, the three Class III directors are to be elected by the holders of our Series A common stock and Series B common stock, voting together as a single class, and the three preferred stock directors are to be elected by the holder of our Series A-1 preferred stock, voting separately as a class. The Class III directors will be elected if they receive a plurality of the combined voting power of the outstanding shares of Series A common stock and Series B common stock present virtually or by proxy and entitled to vote on the election of directors, voting together as single class. The Series A-1 preferred stock directors will be elected if they receive the written consent or the affirmative vote of the holder of a majority of the outstanding shares of the Series A-1 preferred stock.

•	If you withhold your vote, it will have no effect on the election of directors; and

•	Broker non-votes are not considered shares entitled to vote and therefore will have no effect on the election of directors.

Q:     What vote is required to ratify the appointment of the independent registered public accounting firm?

A:     The affirmative vote of a majority of the combined voting power of the outstanding Series A common stock, Series B common stock and Series A-1 preferred stock, voting as a single class, present virtually or by proxy and entitled to vote, is required to ratify Proposal 2.

•	Abstentions will have the same effect as a vote “AGAINST” this proposal; and

•	If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares at its discretion on this item.

Q:     What vote is required with regard to the Say on Pay vote?

A:    Stockholders are being asked to vote to approve on a non-binding advisory vote basis our 2019 named executive officer compensation. The affirmative vote of a majority of the outstanding Series A common stock, Series B common stock and Series A-1 preferred stock, voting as a single class, present virtually or by proxy and entitled to vote, is required to approve Proposal 3.

•	Abstentions will have the same effect as a vote “AGAINST” this proposal; and

•	Broker non-votes are not considered shares entitled to vote and therefore will have no effect on the advisory vote on Proposal 3.

Q:     What vote is required to approve the stockholder proposal?

A:     If properly presented at the 2020 Annual Meeting, the affirmative vote of a majority of the combined voting power of the outstanding Series A common stock, Series B common stock and Series A-1 preferred stock, voting as a single class, present virtually or by proxy and entitled to vote, is required to approve the stockholder proposal.

•	Abstentions will have the same effect as a vote “AGAINST” the proposal; and

•	Broker non-votes are not considered shares entitled to vote and therefore will have no effect on the outcome of the stockholder proposal.

Q:     How can I vote my shares at the 2020 Annual Meeting?

A:     If you are a holder of Series A or Series B common stock or Series A-1 preferred stock as of the record date, telephone and Internet voting is available 24 hours a day through 11:59 p.m. (Eastern Time) on June 17, 2020. If you are located in the United States or Canada and are a stockholder of record as of the record date, you can vote your shares by calling toll-free 1-800-690-6903. Whether you are a stockholder of record or a beneficial owner, you can also vote your shares on the Internet at www.proxyvote.com.

Both the telephone and Internet voting systems have easy-to-follow instructions on how you may vote your shares and allow you to confirm that the system has properly recorded your vote. If you are voting your shares by telephone or Internet, you should have on hand when you call or access the website, as applicable, the Notice of Internet Availability of Proxy Materials, the proxy card or voting instruction card (for those holders who have received, by request, a hard copy of the proxy card or voting instruction card). If you vote by telephone or Internet, you do not need to return your proxy card to us.

If you have received, by request, a hard copy of the proxy card or voting instruction card and wish to submit your proxy by mail, you must complete, sign and date the proxy card or voting instruction card and return it in the envelope provided so that it is received prior to the 2020 Annual Meeting.

Properly completed proxies will be voted as you direct. Properly executed proxies that do not contain voting instructions will be voted “FOR” Proposals 1, 2 and 3 and “AGAINST” Proposal 4.

While we encourage holders of Series A and Series B common stock and Series A-1 preferred stock to vote by proxy, you also have the option of voting your shares of Series A and Series B common stock and Series A-1 preferred stock at the 2020 Annual Meeting. All holders of Series A or Series B common stock or Series A-1 preferred stock, whether your shares are registered directly in your name with our transfer agent or held in a brokerage account by a bank or other nominee, may virtually attend the 2020 Annual Meeting and vote online, subject to compliance with the procedures described below. In order to vote online at the 2020 Annual Meeting, you will need the control number on your proxy card or voting instruction form, as further described below.

Q:    If my Discovery shares are held in “street name” by a broker, bank or other nominee, will the broker, bank or other nominee vote my shares on each of the annual business proposals?

A:    If you hold your shares in street name and do not give instructions to your broker, bank or other nominee, the broker, bank or other nominee will be able to vote your shares with respect to “discretionary items” but will not be able to vote your shares with respect to “non-discretionary items,” in which case your shares will be treated as “broker non-votes” with respect to those items. “Broker non-votes” are shares that are held in street name by a bank, broker or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. The auditor ratification proposal (Proposal 2) is a “discretionary item,” whereas the election of directors, (Proposal 1) the advisory vote on named executive officer compensation (Proposal 3) and the stockholder proposal (Proposal 4) are “non-discretionary items.” Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares may, in the discretion of the broker, bank or other nominee, be voted only on the auditor ratification proposal. If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will NOT be voted on Proposals 1, 3 or 4.

Q:     May I change or revoke my vote after returning a proxy card or voting by telephone or over the Internet?

A:     Yes. Before your proxy is voted at the 2020 Annual Meeting, you may change or revoke your vote on the proposals by telephone or over the Internet (if you originally voted by telephone or over the Internet), by virtually attending the 2020 Annual Meeting and voting online during the meeting, or by delivering a signed proxy revocation or a new signed proxy with a later date to: Discovery, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Any signed proxy revocation or new signed proxy card must be received before the start of the 2020 Annual Meeting. Your virtual attendance at the 2020 Annual Meeting will not, by itself, revoke your proxy.

If your shares are held in an account by a broker, bank or other nominee whom you previously contacted with voting instructions, you should contact your broker, bank or other nominee to change your vote.

Q:     How do I virtually attend the 2020 Annual Meeting?

A:     We will host the 2020 Annual Meeting live online via webcast. You may attend the 2020 Annual Meeting live online by visiting www.virtualshareholdermeeting.com/DISCA2020. The webcast will start at 10:00 a.m., Eastern Time, on Thursday, June 18, 2020. You will need the control number included on your proxy card or voting instruction form in order to be able to vote or ask questions during the 2020 Annual Meeting. Instructions on how to attend and participate online are posted at www.virtualshareholdermeeting.com/DISCA2020. Online check-in will begin at 9:30 a.m., Eastern Time, on Thursday, June 18, 2020, and you should allow ample time for the online check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting starting at 9:30 a.m., Eastern Time on Thursday, June 18, 2020. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the 2020 Annual Meeting log-in page.

Q:    Why is the 2020 Annual Meeting a virtual, online meeting?

A:    To support the health and well-being of our stockholders, employees and directors in light of the recent novel coronavirus (“COVID-19”) pandemic, our 2020 Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. There will not be a physical meeting location. In light of the public health and safety concerns related to COVID-19, we believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our 2020 Annual Meeting by enabling stockholders to participate remotely from any location around the world. Our virtual meeting will be governed by our Rules of Conduct of Meeting which will be posted at www.virtualshareholdermeeting.com/DISCA2020 in advance of the meeting. We have designed the virtual annual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

Q:    How do I submit a question at the 2020 Annual Meeting?

A:    Stockholders may submit questions at the 2020 Annual Meeting by using the virtual meeting platform at www.virtualshareholdermeeting.com/DISCA2020. Once you have logged into the site using your control number, you will be able to submit questions electronically via the virtual meeting platform.

Q:    Who will bear the cost of soliciting votes for the 2020 Annual Meeting?

A:     We will pay the cost of solicitation of proxies, including the preparation, website posting, printing and delivery of the Notice of Internet Availability of Proxy Materials, proxy statement and related materials. We will furnish copies of these materials to banks, brokers, fiduciaries, custodians and other nominees that hold shares on behalf of beneficial owners so that they may forward the materials to beneficial owners.

CORPORATE GOVERNANCE

Our corporate governance practices are established and monitored by our Board. The Board regularly assesses our governance policies in light of legal requirements and governance best practices.

Corporate Governance Guidelines

Our corporate governance practices are embodied in a formal document that has been approved by our Board. The Discovery, Inc. Corporate Governance Guidelines (the “Guidelines”) are posted to the Investor Relations section of our corporate website at https://corporate.discovery.com. These Guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the Board’s responsibility is to oversee the management of Discovery and to help ensure that the interests of the stockholders are served;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet at least twice a year in executive session;

•	directors have unimpeded access to senior management and, as necessary and appropriate, independent advisors;

•	all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	the Board and its committees will conduct self-evaluations to determine whether they are functioning effectively.

The Board periodically reviews the Guidelines and updates them as appropriate. Printed copies of our Guidelines are available to any stockholder upon request to the Corporate Secretary, at the address specified below under “—Stockholder Communication with Directors.”

Director Independence

It is our policy that a majority of the members of our Board be independent. For a director to be deemed independent, a director must be independent as determined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules and, in the Board’s judgment, the director must not have a relationship with Discovery that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Nasdaq Marketplace Rules require that, subject to specified exceptions, (i) each member of a listed company’s audit, compensation and nominating and governance committees be independent, (ii) audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) compensation committee members also satisfy independence criteria set forth in Rule 5605(d)(2)(A) of the Nasdaq Marketplace Rules. The Board considered the relationships and affiliations, as set forth in their biographies below, to determine our directors’ independence. In addition, the Board further considered certain directors’ relationships and positions with our large distributors, including Charter Communications, Inc. (“Charter”), Liberty Global plc (“Liberty Global”) and Liberty Broadband Corporation (“Liberty Broadband”). The Board has determined that these relationships do not interfere with the directors’ independence. Discovery’s Board has determined that S. Decker Anstrom, Robert R. Beck, Robert R. Bennett, Paul A. Gould, Kenneth W. Lowe, John C. Malone, Robert J. Miron, Steven A. Miron, Daniel E. Sanchez, Susan M. Swain and J. David Wargo are independent directors.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board, or any other board committee: (1) accept any consulting, advisory, or other compensatory fee from the listed company, other than for board service; or (2) be an affiliated person of the listed company. Discovery’s Board has determined that each of S. Decker Anstrom, Susan M. Swain and J. David Wargo are independent for purposes of Rule 10A-3.

In order to be considered independent for purposes of Rule 5605(d)(2)(A), a member of a compensation committee of a listed company may not, other than in his or her capacity as a member of the compensation committee, the Board or any other board committee: (1) accept any consulting, advisory, or other compensatory fee from the listed company, other than for board service; or (2) be an affiliated person of the listed company. Discovery’s Board has determined that each of Robert R. Beck, Paul A. Gould, Kenneth W. Lowe and Robert J. Miron are independent for purposes of Rule 5605(d)(2)(A).

Board Leadership Structure

Discovery historically has separated the roles of Chief Executive Officer (“CEO”) and Board Chair in recognition of the differences between the two roles. The CEO is responsible for setting Discovery’s strategic direction, providing leadership and driving the performance of the Company, while the Board Chair provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings of the full Board. In light of the industry experience and management expertise of Robert J. Miron, our Board Chair, and the dynamic leadership of David M. Zaslav, our CEO, the Board feels that this structure continues to be appropriate for Discovery.

Code of Ethics

We have a Code of Ethics (the “Code”) that is applicable to all of our directors, officers and employees. The Board reviews the Code regularly and approved an updated Code in January 2019. The Code is available, and any amendments or waivers that would be required to be disclosed under SEC rules are posted, to the Investor Relations section of our corporate website at https://corporate.discovery.com. Printed copies of the Code are also available without charge upon request to the Corporate Secretary at the address specified below under “—Stockholder Communication with Directors.”

Committees of the Board

Audit Committee

The Board has established an Audit Committee, whose members are Messrs. Wargo (Chair) and Anstrom and Ms. Swain. The Board has determined that J. David Wargo is an “Audit Committee Financial Expert” as defined under SEC rules. The Board has adopted a written charter for the Audit Committee, which is available in the Investor Relations section of our corporate website at https://corporate.discovery.com.

Pursuant to the Audit Committee Charter, the Audit Committee reviews and monitors the corporate accounting and financial reporting and the internal and external audits of Discovery. The Audit Committee’s functions include, among other things:

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appointing or replacing our independent registered public accounting firm. The Audit Committee annually evaluates the performance of the Company’s independent registered accounting firm, including the senior engagement team, and determines whether to reengage the current accounting firm or consider other firms. The Audit Committee is involved in the selection of the lead engagement partner whenever a rotational change is required, normally every five years, or for any other reason. PwC has served as our independent registered public accounting firm since September 17, 2008.

Factors considered by the Audit Committee in determining whether to retain the firm include:

•	The audit firm’s capabilities to handle the breadth and complexity of the Company’s global operations;

•	The audit firm’s technical expertise and knowledge of the Company’s industry and global operations;

•	The quality and candor of the audit firm’s communications with the Audit Committee and management;

•	The audit firm’s independence;

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The quality and efficiency of the services provided by the audit firm, including input from management on the audit firm’s performance, how effectively the audit firm demonstrated its independent judgment, objectivity and professional skepticism, and external data on the audit quality and performance including the Public Company Accounting Oversight Board reports on the audit firm and its peers;

•	The appropriateness of the audit firm’s fees; and

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The audit firm’s tenure as our independent auditor, including the benefits of the tenure, and the controls and processes in place (such as rotation of key partners) that help ensure the audit firm’s independence in the face of such tenure.

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reviewing and approving in advance the scope of, and fees for, our annual audit and reviewing the results of our audits with our independent registered public accounting firm (see “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm” for further information);

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reviewing and approving in advance the scope of, and the fees for, non-audit services of our independent registered public accounting firm (see “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm” for further information);

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reviewing our audited financial statements with our management and independent registered public accounting firm and making recommendations regarding inclusion of such audited financial statements in certain of our public filings;

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overseeing the performance of services by our independent registered public accounting firm, including holding quarterly meetings to review the quarterly written communications of our independent registered public accounting firm; discussing with our independent registered public accounting firm issues regarding the ability of our independent registered public accounting firm to perform such services; obtaining, annually, a written report from our independent registered public accounting firm addressing internal controls; reviewing with our independent registered public accounting firm any audit-related problems or difficulties and the response of our management; and addressing other general oversight issues;

•	reviewing compliance with, and the adequacy of, our existing major accounting and financial reporting policies;

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overseeing the implementation and maintenance of an internal audit function; periodically reviewing the results and findings of the internal audit function; and coordinating with management to ensure that the issues associated with such results and findings are addressed;

•	reviewing and discussing the Company’s cybersecurity and information technology policies and risks and its cybersecurity readiness;

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establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns;

•	reviewing and discussing any reports concerning material violations submitted by Company attorneys or outside counsel;

•	reviewing and overseeing compliance with, and establishing procedures for, the treatment of alleged violations of the Code; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 25 of this proxy statement.

Compensation Committee

The Board has established a Compensation Committee, whose members are Messrs. R. Miron (Chair), Beck, Gould, and Lowe. The Compensation Committee’s functions include, among other things:

•	reviewing and approving corporate goals and objectives relevant to our CEO’s compensation;

•	evaluating our CEO;

•	determining our CEO’s compensation;

•	reviewing and approving the compensation of certain other executive officers;

•	reviewing and making recommendations to the Board on stock compensation arrangements for all employees;

•	reviewing and making recommendations to the Board for compensation of non-employee directors for their service on the Board and its committees;

•	overseeing the structure of employee benefit programs and other compensation programs;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 27 of this proxy statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included on page 26 of this proxy statement.

The Compensation Committee reviews all forms of compensation provided to our executive officers and has approved the same.

The Board has adopted a written charter for the Compensation Committee, which is available in the Investor Relations section of our corporate website at https://corporate.discovery.com.

The processes and procedures followed by our Compensation Committee in considering and determining executive compensation, including the use of consultants and other outside advisors, are described below in “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

No member of Discovery’s Compensation Committee is a current or former officer, or during 2019 was an employee, of Discovery or any of its subsidiaries. None of Discovery’s executive officers serves or, during 2019, served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as one of our directors or a member of our Compensation Committee.

Nominating and Corporate Governance Committee

The Board has established a Nominating and Corporate Governance Committee, whose members are Messrs. Gould (Chair), S. Miron and Wargo and Ms. Swain. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria set forth in our Guidelines. These criteria include the candidate’s integrity, business acumen, experience, commitment, diligence, conflicts of interest, diversity of background and the ability to act in the interests of all stockholders. Our

Guidelines specify that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that will assist the Board in fulfilling its responsibilities. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.

The Nominating and Corporate Governance Committee’s primary functions are:

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to oversee corporate governance matters generally, including reviewing and recommending changes to our Guidelines, and the independence standards and qualifications for Board membership set forth in the Guidelines;

•	to oversee the annual evaluation of the performance of the Board and each of its committees;

•	to identify individuals qualified to be members of the Board and to recommend Board nominees;

•	to review and make recommendations concerning the independence of Board members;

•	to review and approve related person transactions;

•	to review the membership qualifications of Board members under the Guidelines; and

•	to review and make recommendations concerning membership on Board committees and on committee structure and responsibilities.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available in the Investor Relations section of our corporate website at http://corporate.discovery.com.

Finance Committee

The Board has established a Finance Committee, whose members are Messrs. Bennett (Chair), S. Miron, Sanchez and Wargo. The Finance Committee’s authority and responsibilities include, among other things:

•

to review or oversee significant treasury matters such as capital structure and allocation, derivative policies, global liquidity, fixed income investments, borrowings, currency exposure and hedging, dividend policy, share issuances and repurchases, and capital spending;

•

to evaluate all significant projects requiring capital, including share repurchases, investments and acquisitions using their internal rate of return or other metrics that the Finance Committee determines to be appropriate;

•	to evaluate and revise the Company’s approval policies for investment, acquisition, joint venture and divestiture transactions;

•	to review the scope, direction, quality, investment levels and execution of the Company’s investment, acquisition, joint venture and divestiture transactions;

•	to evaluate the execution, financial results and integration of the Company’s completed investment, acquisition, joint venture and divestiture transactions;

•	to oversee the Company’s loans and guarantees of third-party debt and obligations;

•	to review the activities of Investor Relations;

•

to review and approve, at least annually, the Company’s decision to enter into swaps and other derivative transactions that are exempt from exchange-execution and clearing under “end-user exception” regulations established by the Commodity Futures Trading Commission, and review and discuss with management applicable Company policies governing the Company’s use of swaps subject to the end-user exception; and

•	to consider other finance and investment matters regarding the Company.

Executive Committee

The Board has established an Executive Committee, whose members are Messrs. R. Miron (Chair), Bennett, Malone and Zaslav. The primary function of the Executive Committee is to exercise powers of the Board on matters of an urgent nature that arise between regularly scheduled Board meetings, subject to certain limitations. For example, the Executive Committee may not exercise the Board’s powers to approve matters that must be submitted to the stockholders for their approval, appoint directors or officers, amend our Certificate of Incorporation or Bylaws or approve offerings of our capital stock.

Other Committees

The Board, by resolution, may from time to time establish certain other committees of the Board, consisting of one or more of the directors of Discovery. Any committee so established will have the powers delegated to it by resolution of the Board, subject to applicable law.

Board Role in Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing risk management. The Board routinely reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Board regularly reviews information regarding our cybersecurity risks and is frequently updated by our Chief Information Security Officer on how we are determining and mitigating those risks. The Audit Committee receives quarterly updates on our cybersecurity risks and readiness. The Audit Committee also oversees management of financial reporting risks. The Compensation Committee is responsible for overseeing the management of risks relating to our incentive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports and management presentations to the full Board about such risks.

Board Meetings

During 2019, there were nine meetings of the Board as whole, seven meetings of the Compensation Committee, seven meetings of the Audit Committee, two meetings of the Nominating and Corporate Governance Committee, twelve meetings of the Finance Committee and no meetings of the Executive Committee.

Director Attendance at Board and Annual Meetings

In 2019, each director of Discovery attended at least 75% of the aggregate number of Board and committee meetings on which he or she served. The Board encourages all members of the Board to attend each annual meeting of the Company’s stockholders. All twelve of our directors attended the May 2019 annual meeting of stockholders in person.

Director Nomination Process

Under its charter, the Nominating and Corporate Governance Committee is responsible for recommending to the Board the slate of nominees to be proposed for election by the Series A and Series B common stockholders and the slate of nominees to be proposed for election by the Series A-1 preferred stockholders at our annual meeting and for reviewing proposals for nominations from stockholders that are submitted in accordance with the procedures summarized below.

The Nominating and Corporate Governance Committee has the authority to employ a variety of methods for identifying and evaluating potential Board nominees. Candidates for vacancies on the Board may come to the attention of the committee through several different means, including recommendations from Board members, senior management, professional search firms, stockholder nominations and other sources.

The Nominating and Corporate Governance Committee considers all nominations submitted by stockholders that meet the eligibility requirements outlined in our Bylaws. As required by our Bylaws, stockholder nominations of candidates for election as directors must be submitted in writing to the Corporate Secretary, Discovery, Inc., 8403 Colesville Road, Silver Spring, Maryland 20910, no later than the close of business on the 60th day nor earlier than the 90th day prior to the anniversary of the preceding year’s annual meeting. The deadline for stockholder nominations of candidates for election as directors at the 2020 Annual Meeting was March 9, 2020. We did not receive any stockholder nominations of candidates for election as directors for the 2020 Annual Meeting. For information on what must be included in the written notice to nominate a candidate for election at the next annual meeting of stockholders, see “Stockholder Proposals” below.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our Guidelines. Under these criteria, a nominee:

•	should have a reputation for integrity, honesty and adherence to high ethical standards;

•

should have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company;

•	should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees;

•

should understand the sometimes-conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, regulatory authorities, creditors and the general public, and should act in the interests of all stockholders; and

•

shall not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

The Guidelines also provide that directors shall be selected on the basis of talent and experience and that diversity of background, including diversity of gender, race, ethnic or geographic origin, age, and experience in business, government and education and in media, entertainment and other areas relevant to the Company’s activities are factors in the selection process.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. In selecting candidates for election to the Board, the Board also considers a director’s independence. These independence standards incorporate the independence standards set forth in the Corporate Governance Rules of the Nasdaq Stock Market. Stockholder nominees for election to the Board will be evaluated by the Nominating and Corporate Governance Committee based on the criteria specified above and using the same process as a nominee recommended by the Board or management.

Stockholder Communication with Directors

Discovery’s stockholders may send communications to the Board or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Corporate Secretary, Discovery, Inc., 8403 Colesville Road, Silver Spring, Maryland 20910. Communications from stockholders will be forwarded to Discovery’s directors on a timely basis.

Certain Relationships and Related Person Transactions

In the ordinary course of business during 2019, we were a party to certain business transactions with institutions affiliated with members of our Board. Management believes that the terms and conditions of the transactions were no more and no less favorable to us than the terms of similar transactions with unaffiliated institutions to which we are, or expect to be, a party. The Nominating and Corporate Governance Committee has guidelines for evaluating potential related person transactions, which are described in the section below.

In May 2019, we acquired Golf Digest from Conde Nast for approximately $35 million (the “Golf Digest Transaction”). Conde Nast is a wholly-owned, indirect subsidiary of Advance Publications, Inc. Advance Publications, Inc. is affiliated with Advance/Newhouse Programming Partnership, a preferred and common stockholder of the Company and “related person” (as such term is defined in Item 404(a) of Regulation S-K) of the Company who may have a direct or indirect material interest in the Golf Digest Transaction. The Golf Digest Transaction was approved by all of the common stock directors; the preferred stock directors were recused from the discussions of the Golf Digest Transaction and did not participate in the vote to approve the transaction.

Policy Governing Related Person Transactions

Our current written policies and procedures for the review, approval or ratification of related person transactions and other conflict of interest matters are based on our Guidelines and our Code, which apply to all directors, officers and employees of Discovery. Among other things, the Guidelines provide that when a director has an actual or potential conflict of interest, the director should promptly inform the Chief Executive Officer, the General Counsel and the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, or another independent committee of the Board designated by the Board, will resolve any conflict of interest involving a director, the Chief Executive Officer or any other executive officer. No related person transaction may be effected by Discovery without the approval of the Nominating and Corporate Governance Committee or another independent committee designated by the Board.

In evaluating potential related person transactions, the Nominating and Corporate Governance Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the approximate total dollar value of, and extent of the related person’s interest in, the transaction;

•	whether the transaction would be undertaken in our ordinary course of business;

•	whether the transaction is proposed to be entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party; and

•	the purpose of, and potential benefits to the Company of, the transaction.

For purposes of the Guidelines, a “related person transaction” refers to any transaction which Discovery would be required to disclose pursuant to Item 404 of Regulation S-K.

The Nominating and Corporate Governance Committee reviewed all transactions between the Company and its related persons and determined that, other than the Golf Digest Transaction described above, no transaction in 2019 required approval pursuant to our policy or disclosure pursuant to Item 404 of Regulation S-K.

BOARD COMPENSATION

The Compensation Committee reviews compensation for our non-employee directors and recommends any changes to such compensation to the full Board for approval. The components of our non-employee director compensation are cash fees and equity awards. The Board believes that appropriate compensation levels help attract and retain superior candidates for Board service and that director compensation should be weighted toward equity-based compensation to enhance alignment with the interests of our stockholders.

We do not have any pension or retirement plans for our non-employee directors. Employee directors do not receive any compensation for their Board service.

The following table shows the cash and equity compensation that was in effect in 2019.

Board Service
Annual Cash Compensation
Retainer	$100,000
Retainer, Board Chair	$202,500
Annual Equity Compensation
Restricted Stock Units	$150,000

Committee Service Annual Retainer (cash)
Audit Committee Chair	$33,000
Compensation Committee Chair	$42,000
Finance Committee Chair	$25,000
Nominating and Corporate Governance Committee Chair	$17,500
Independent Transaction Committee Chair	$42,000
Audit Committee Member	$20,000
Compensation Committee Member	$27,500
Finance Committee Member	$15,000
Nominating and Corporate Governance Committee Member	$10,000
Independent Transaction Committee Member	$27,500

Cash Compensation. Cash compensation for non-employee directors consists solely of the annual retainers described above. Annual retainers are paid in quarterly installments. For the purpose of calculating these retainers and fees, the annual period commences with the election of directors at the annual meeting. The retainer paid to non-employee directors who are elected or appointed after the most recent annual stockholders’ meeting is prorated based on the quarter in which they join the Board.

Equity Compensation. Non-employee directors receive stock-based compensation under our 2005 Non-Employee Director Incentive Plan, as it may be amended from time to time. The Board determined for 2019 that the equity awards to directors should consist solely of restricted stock units (“RSUs”) of Series A common stock. Annual equity grants are made on the date of the annual stockholders’ meeting. Equity awards for directors who are elected or appointed after the most recent annual stockholders’ meeting are prorated based on when they join the Board. The number of RSUs is calculated by dividing the dollar amount of the award by the closing price of our Series A common stock on the last business day prior to the grant date. The Board has implemented a cap of $750,000 on individual director annual equity award grant date value. RSUs will vest 100% on the one-year anniversary of the grant date assuming continued service to such date. The RSUs granted to our directors do not include the right to receive cash dividends.

Board of Directors Stock Ownership Policy. The Board maintains a stock ownership policy that requires each director to hold a specified amount of our stock, calculated as a multiple of three times the then-current annual cash retainer for Board service, exclusive of any additional retainer with respect to committee or other service. Each director is required to reach the stock holding target within five years after joining the Board. The Board determined that any shares of our stock beneficially owned by the director, as well as unvested awards of RSUs, but not shares underlying stock options, would be counted for purposes of meeting the stock holding target. Once a director meets the target, the director is expected to maintain holdings at the target for as long as he or she remains a Board member. The Board may take any appropriate action to support the intent of the policy, including requiring a director to retain a percentage of shares pursuant to stock option exercises or vesting events in future years. As of the date of this proxy statement, all directors have reached and maintained the stock holding target or are on track to do so.

Deferred Compensation. Discovery has a deferred compensation program that allows non-employee directors to defer the settlement of their RSU grants until their departure from our Board. If a director elects to defer settlement of his or her RSU grant, they must make an irrevocable election before the end of the calendar year prior to the year in which the grant is made, and must do so for the entire amount of the grant. For example, for the grants made in May 2019, directors made their deferral elections before the end of 2018. Directors do not receive cash dividends on deferred RSUs. Messrs. Anstrom, Beck, Gould, Lowe, R. Miron, Sanchez and Wargo and Ms. Swain elected to defer the settlement of their RSU grants made in 2019.

Expense Reimbursement. Non-employee directors are reimbursed for out-of-pocket costs for attending each meeting of the Board or any Board committee of which they are a member, including airfare, whether by commercial aircraft or private plane.

Director Education. Under the Guidelines, Discovery encourages the participation of all directors in continuing education programs, at Discovery’s expense, that are relevant to the business and affairs of Discovery and the fulfillment of the directors’ responsibilities as members of the Board and its committees.

Charitable Contribution Matching Program. Discovery provides a charitable contribution matching program through which we match contributions made by our non-employee directors to eligible charitable organizations up to a maximum of $20,000 for each director per fiscal year. In order to be matched, the contribution must be tax-deductible by Discovery. The program is designed to match contributions to educational, arts and cultural institutions that have been approved by the Internal Revenue Service as tax-exempt institutions to which contributions are deductible for federal income tax purposes. Certain types of contributions and institutions would not be eligible for matching, such as tuition payments, contributions made to family foundations or other charitable foundations or organizations that are affiliated with a non-employee director, or membership or alumni association dues. Matching contributions under this program are included in the following 2019 Non-Employee Director Summary Compensation Table under the “All Other Compensation” column.

The following table summarizes the 2019 compensation provided to all persons who served as non-employee directors during the year.

2019 Non-Employee Director Summary Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
S. D. Anstrom	147,500	151,223		298,723
R. Beck	127,500	151,223	10,000	288,723
R. Bennett	125,000	151,223		276,223
P. Gould	145,000	151,223		296,223
K. Lowe	169,500	151,223		320,723
J. Malone	100,000	151,223		251,223
R. Miron	244,500	151,223		395,723
S. Miron	125,000	151,223	20,000	296,223
D. Sanchez	115,000	151,223		266,223
S. Swain	157,500	151,223		308,723
J. D. Wargo	158,000	151,223		309,223

(1)

The aggregate grant date fair value of the RSU awards made to all non-employee directors in 2019 was $1,663,453, as calculated in accordance with FASB ASC Topic 718. At December 31, 2019, the non-employee directors held stock options and unvested or deferred RSUs as follows:

Name	Series A Common Stock Options	Series C Common Stock Options	Series A Common Unvested or Deferred RSUs	Series C Common Unvested or Deferred RSUs
S. D. Anstrom	7,160	7,160	28,802	1,533
R. Beck	7,160	7,160	33,246	5,977
R. Bennett	7,160	7,160	5,229	0
P. Gould	7,160	7,160	27,045	3,977
K. Lowe	0	485,802	5,229	0
J. Malone	7,160	7,160	7,229	2,000
R. Miron	7,160	7,160	34,311	7,042
S. Miron	7,160	7,160	7,229	2,000
D. Sanchez	0	0	5,229	0
S. Swain	0	0	20,345	0
J. D. Wargo	7,160	7,160	25,578	5,042

(2)	These amounts reflect matching charitable contributions made by Discovery on behalf of Messrs. Beck and S. Miron.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election

Our Board consists of nine common stock directors, divided among three classes, and three preferred stock directors. Our Class III directors, who are being nominated for reelection at the 2020 Annual Meeting for a term that will expire in 2023, are Robert R. Bennett, John C. Malone and David M. Zaslav. Our Class II directors, who were reelected at the 2019 annual meeting for a term that will expire in 2022, are Paul A. Gould, Kenneth W. Lowe and Daniel E. Sanchez. Our Class I directors, who were reelected at the 2018 annual meeting for a term that will expire in 2021, are Robert R. Beck, Susan M. Swain and J. David Wargo. At each annual meeting, the successors of that class of directors whose terms expire at that meeting are elected to hold office for a term expiring at the annual meeting of Discovery stockholders held in the third year following the year of their election. The directors of each class will hold office until the earliest to occur of their respective death, resignation, removal or disqualification or the election and qualification of their respective successors.

Our Board also includes three preferred stock directors, S. Decker Anstrom, Robert J. Miron and Steven A. Miron, whose terms will expire at the 2020 Annual Meeting. Holders of our Series A-1 preferred stock vote on the election of each of the preferred stock directors, but do not vote on the election of any common stock director. At each annual meeting of stockholders, the preferred stock directors are elected to hold office for a term expiring at the following annual meeting of stockholders. The preferred stock directors will hold office until the earliest to occur of their respective death, resignation, removal or disqualification or the election and qualification of their respective successors.

Six director nominees will be voted on at the meeting. The three Class III director nominees will be voted upon and elected by the holders of shares of our Series A common stock and Series B common stock, voting together as a class. The three preferred stock director nominees will be voted upon and elected by the holders of shares of our Series A-1 preferred stock voting separately as a class.

Unless otherwise instructed on the proxy card, the persons named as proxies will vote the shares represented by each properly executed proxy “FOR” the election as directors of the persons named in this proxy statement as nominees. Each of the nominees has consented to serve if elected. However, if any of the persons nominated by the Board fails to stand for election, or declines to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board may recommend.

The following tables present information, including age, term of office and business experience, for each person nominated for election as a Discovery director at the 2020 Annual Meeting and for those directors whose terms of office will continue after the 2020 Annual Meeting. Each member of our Board and each director nominee possesses skills and experience which makes him or her an important component of the Board as a whole. While consideration of the information presented below regarding each director and director nominee’s specific experience, qualifications, attributes and skills led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors and director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Discovery and our Board.

The Discovery, Inc. Board of Directors recommends a vote “FOR” the election of the nominated directors.

Director Nominees for Election by Holders of Shares of Series A Common Stock and Series B Common Stock as Class III Directors with Terms Expiring in 2023

Robert R. Bennett Born April 19, 1958

A common stock director of Discovery since September 2008. Mr. Bennett served as President of Discovery Holding Company (“DHC”) from March 2005 until September 2008 when it merged with Discovery. Mr. Bennett is the former President and Chief Executive Officer of Liberty Media Corporation (“Liberty Media”). He served in those positions from April 1997 until August 2005. He was one of the founding executives of Liberty Media and served as its Principal Financial Officer from its inception in 1991 until 1997. He currently is Managing Director of Hilltop Investments, LLC, a family investment company. Prior to his tenure at Liberty Media, Mr. Bennett worked with Tele-Communications, Inc. in a variety of financial positions and with The Bank of New York. Mr. Bennett was a director and a member of the Audit Committee of Sprint Corporation from November 2006 until November 2016. He currently serves on the boards of Liberty Media and HP, Inc. Mr. Bennett also serves on the Audit Committee and chairs the Finance, Investment and Technology Committee of HP, Inc.

Mr. Bennett brings both industry knowledge and financial acumen to his role as a member of our Board. Mr. Bennett has served on the board of directors of multiple public and private companies over the past decade, which, combined with his considerable involvement with media companies, contributes to the knowledge base and oversight of our Board.

John C. Malone Born March 7, 1941	A common stock director of Discovery since September 2008. Mr. Malone served as Chief Executive Officer and Chairman of the Board of DHC from March 2005 to September 2008 and a director of DHC from May 2005 to September 2008. Mr. Malone has served as a director of Qurate Retail, Inc. (formerly Liberty Interactive Corporation) (including its predecessors) since 1994 and was its Chairman until March 2018, as Chairman of the Board of Liberty Media (including its predecessor) since August 2011 and as a director since December 2010, and as Chairman of the Board of Liberty Broadband since November 2014. Mr. Malone has served as the Chairman of the Board of Liberty Global since June 2013, having previously served as Chairman of the Board of Liberty Global’s predecessor, Liberty Global, Inc. from June 2005 to June 2013. Mr. Malone has served as Chairman of the Board of GCI Liberty, Inc. since March 2018. Mr. Malone previously served as: (i) Chairman of the Board of Liberty TripAdvisor from August 2014 to June 2015, (ii) a director of Lionsgate from March 2015 to September 2018, (iii) Chairman of the Board of Liberty Expedia Holdings, Inc. from November 2016 to July 2019, (iv) a director of Liberty Latin America from December 2017 to December 2019 (and presently serves as director emeritus) and (v) a director of Charter Communications from May 2013 to July 2018. He also served as a director of Expedia, Inc. from December 2012 to December 2017, having previously served as a director from August 2005 to November 2012.

Mr. Malone has played a pivotal role in the cable television industry since its inception and is considered one of the preeminent figures in the media and telecommunications industry. Mr. Malone is well known for his sophisticated problem solving and risk assessment skills. His breadth of industry knowledge and unique perspective on our business make him an invaluable member of our Board.

David M. Zaslav Born January 15, 1960

President, Chief Executive Officer and a common stock director. Mr. Zaslav has served as our President and Chief Executive Officer since January 2007 and as a common stock director since September 2008. Mr. Zaslav served as President, Cable & Domestic Television and New Media Distribution of NBC Universal, Inc. (“NBC”), a media and entertainment company, from May 2006 to December 2006. Mr. Zaslav served as Executive Vice President of NBC, and President of NBC Cable, a division of NBC, from October 1999 to May 2006. Mr. Zaslav is a member of the board of Sirius XM Radio Inc., Grupo Televisa S.A.B and Lionsgate.

As CEO, Mr. Zaslav sets our goals and strategies. His ability as director to add his views to the Board’s deliberations is of significant benefit to the Board.

Director Nominees for Election by Holders of Series A-1 Preferred Stock

S. Decker Anstrom Born August 2, 1950

A preferred stock director of Discovery since December 2012. Mr. Anstrom served as President of Landmark Communications and Chairman of The Weather Channel from 2002 until his retirement in 2008.

Through his experience as a cable television executive, Mr. Anstrom has developed a deep understanding of our industry. Mr. Anstrom’s expertise in the cable television industry makes him a valued presence on our Board.

Robert J. Miron Born July 7, 1937

A preferred stock director of Discovery since September 2008. Mr. Miron has served as Chair of our Board since May 2014. Mr. Miron served as Chairman of Advance/Newhouse Programming Partnership (“Advance/Newhouse”) and Bright House Networks, LLC (“Bright House”), both communications companies, from July 2002, retiring in December 2010. From July 2002 to May 2008, Mr. Miron served as Chief Executive Officer of Advance/Newhouse and Bright House.

Mr. Miron has extensive knowledge of the cable television industry, as evidenced by his professional background. Our Board benefits from Mr. Miron’s long experience in management roles within our industry.

Steven A. Miron Born April 24, 1966

A preferred stock director of Discovery since September 2008. Mr. Miron has served as Chief Executive Officer of Advance/Newhouse since May 2008. Mr. Miron served as Chief Executive Officer of Bright House from May 2008 to May 2016, when it was acquired by Charter. He also served as President of Advance/Newhouse and Bright House from July 2002 to May 2008. Mr. Miron currently serves on the board of directors of Charter.

Through his experience as a cable television executive, Mr. Miron has developed a deep understanding of our industry. Mr. Miron’s expertise in the cable television industry makes him a valued presence on our Board.

Common Stock Directors:

Class I Directors with Terms Expiring in 2021

Robert R. Beck Born July 2, 1940

A common stock director of Discovery since September 2008. Since 2001, Mr. Beck has served as an independent consultant, advising on complex financial and business matters. Prior to 2001, Mr. Beck served as a Managing Director of Putnam Investments.

Mr. Beck applies his expertise in the financial markets to the Board’s deliberations. Mr. Beck’s deep experience in corporate finance is of great value to our Board.

Susan M. Swain Born December 23, 1954

A common stock director of Discovery since December 2016. In March 2012, Ms. Swain was named Co-CEO and President of C-SPAN, a multichannel national distributor (TV, radio, internet) of public affairs content. She had served as President and Co-Chief Operating Officer of C-SPAN since December 2006. Ms. Swain also serves as an officer of National Cable Satellite Corporation, as a Director of the C-SPAN Education Foundation and as a member of the Executive Committee of the National Press Foundation.

Ms. Swain brings her Board and committee work experience in the areas of national media, leadership of large organizations, and multichannel operations. Ms. Swain’s expertise in building and managing a national brand and in strategic planning, with a special emphasis on the national broadband transition, adds to the breadth of experience and expertise of our Board.

J. David Wargo Born October 1, 1953

A common stock director of Discovery since September 2008. Mr. Wargo served as a director of DHC from May 2005 to September 2008 when it merged with Discovery, Inc. Mr. Wargo has served as President of Wargo & Company, Inc., a private investment company specializing in the communications industry, since January 1993. Mr. Wargo is a director of Liberty Global plc, Liberty TripAdvisor Holdings (“Liberty TripAdvisor”), Liberty Broadband and Vobile Group Limited. Mr. Wargo also serves on the Audit Committees of Liberty Global, Liberty TripAdvisor, Liberty Broadband and Vobile Group Limited.

Having an extensive career in public company finance, Mr. Wargo brings to the Board significant business development and financial experience related to the business and financial issues facing large corporations. Mr. Wargo’s expertise in public company finance is the result of over 40 years as a securities analyst.

Class II Directors with Terms Expiring in 2022

Paul A. Gould Born September 27, 1945

A common stock director of Discovery since September 2008. Mr. Gould served as a director of DHC from May 2005 to September 2008, when DHC merged with Discovery. Mr. Gould has served at Allen & Company Incorporated, an investment banking services company, since 1972, including as a Managing Director and Executive Vice President for more than the last five years. Mr. Gould has served as a financial advisor to many Fortune 500 corporations and advised on a number of large media company acquisitions. Mr. Gould served on the Board of Ampco-Pittsburgh until May 2018. Mr. Gould is a director at Liberty Global and is the chair of its Audit Committee and a member of its Nominating and Corporate Governance Committee. Mr. Gould is also a director at Liberty Latin America, Ltd., and is chair of its Audit Committee and a member of its Nominating and Corporate Governance Committee.

Mr. Gould brings to our Board a wealth of experience in matters relating to public company finance. Mr. Gould’s knowledge of our Company and our industry, combined with his expertise in finance, makes him an important part of our Board.

Kenneth W. Lowe Born April 7, 1950	A common stock director of Discovery since March 2018. Mr. Lowe served as Chairman, President and Chief Executive Officer of Scripps Networks Interactive, Inc. (“Scripps Networks”) from July 2008 until March 2018, when Scripps Networks merged with a wholly owned subsidiary of Discovery. Prior to that Mr. Lowe served as President and Chief Executive Officer of The E.W. Scripps Company from October 2000 to June 2008. Mr. Lowe served as President and Chief Operating Officer of The E.W. Scripps Company from January 2000 to September 2000.

Through his experience as a media executive, Mr. Lowe has developed a deep understanding of our industry. Mr. Lowe’s expertise in the media industry and experience as a public company executive makes him a valued addition to our Board.

Daniel E. Sanchez Born February 8, 1963

A common stock director of Discovery since May 2017. From January 2007 to January 1, 2020, Mr. Sanchez engaged in the private practice of law, representing individual and business clients in a variety of non-litigation areas. In 2012, Mr. Sanchez earned his master’s degree in tax law (LL.M.), and focused his practice on the area of tax planning. He served as a director of Starz from January 2013 until December 2016, when it merged with Lions Gate Entertainment Corporation (“Lionsgate”), and a director of Lionsgate from June 2018 to the present. Mr. Sanchez became a director of Liberty Latin America Ltd. in December 2019. Mr. Sanchez is the nephew of John C. Malone.

Mr. Sanchez brings a unique legal perspective to our Board, focused in particular on tax law. Mr. Sanchez’s perspective and expertise assists the Board in developing strategies that take into consideration a wide range of issues resulting from the application and evolution of tax laws and regulations.

Except for Steven A. Miron being the son of Robert J. Miron and Daniel E. Sanchez being the nephew of John C. Malone, there is no family relationship among any of Discovery’s executive officers or directors, by blood, marriage or adoption.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As provided in its charter, the Audit Committee appoints our independent registered public accounting firm, reviews the scope of the annual audit and pre-approves all audit and non-audit services permitted under applicable law to be performed by the independent registered public accounting firm. The Audit Committee has evaluated the performance of PwC and has re-appointed them as our independent registered public accounting firm for the 2020 fiscal year. You are requested to ratify the Audit Committee’s appointment of PwC. Representatives of PwC are expected to attend the virtual 2020 Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders present at the meeting. Unless stockholders specify otherwise in their proxy, proxies solicited by the Board will be voted by the proxy holders at the 2020 Annual Meeting to ratify the appointment of PwC as our independent registered public accounting firm for the 2020 fiscal year. The affirmative vote of a majority of the combined voting power of the outstanding shares of Series A common stock, Series B common stock and Series A-1 preferred stock present virtually or represented by proxy at the meeting and entitled to vote at the 2020 Annual Meeting on this proposal is required for ratification.

Even if the selection of PwC is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change would be in the best interests of Discovery and its stockholders. In the event Discovery stockholders fail to ratify the appointment of PwC, the Audit Committee will take this into consideration regarding the selection of another independent registered public accounting firm.

The Discovery, Inc. Board of Directors recommends a vote “FOR” the ratification of the appointment of PwC as Discovery’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Description of Fees

	2019	2018
Audit fees(1)	$12,053,000	$12,823,150
Audit related fees(2)	185,000	406,850
Tax fees(3)	870,000	1,142,201
All other fees(4)	53,000	152,963

Total fees	$13,161,000	$14,525,164

(1)

Audit fees include fees for the audit of the consolidated financial statements of Discovery and statutory audits for certain of Discovery’s foreign subsidiaries and joint ventures as well as fees for services provided in connection with securities and debt offerings.

(2)	Audit-related fees include due diligence related to mergers and acquisitions, attest services not required by statute or regulation, and consultations regarding financial accounting standards.
(3)

Tax fees consist of tax compliance and consultations regarding the tax implications of certain transactions, transfer pricing and consultation services. Tax compliance services relate to preparation of tax returns and claims for refunds. Tax consultation services relate to tax planning, assistance with tax audits, and tax advice related to acquisitions and structure. Transfer pricing services relate to advice and assistance with respect to transfer pricing matters, including the preparation of reports used to comply with taxing authority documentation requirements.

(4)	Other fees consist of certain membership fees for accounting and industry reference materials.

The Audit Committee has considered whether the provision of services by PwC to Discovery other than auditing is compatible with PwC maintaining its independence and believes that the provision of such other services is compatible with PwC maintaining its independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by Discovery’s independent registered public accounting firm. Pursuant to this policy, the Audit Committee has approved the engagement of Discovery’s independent registered public accounting firm to provide the following services (all of which are collectively referred to as “pre-approved services”):

•

audit services as specified in the policy, including (i) financial audits of Discovery and its subsidiaries and (ii) services associated with Discovery’s periodic reports, registration statements and other documents filed or issued in connection with securities offerings (including comfort letters and consents);

•

audit-related services as specified in the policy, including (i) due diligence services, (ii) financial audits of employee benefit plans, (iii) attestation services not required by statute or regulation, (iv) certain audits incremental to the audit of Discovery’s consolidated financial statements; (v) closing balance sheet audits related to dispositions; and (vi) consultations with management as to accounting or reporting of transactions; and

•

tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services and tax due diligence and advice regarding mergers and acquisitions.

Notwithstanding the foregoing general pre-approval, any individual project involving the provision of pre-approved services that is expected to result in fees in excess of $50,000 requires the specific pre-approval of the Audit Committee. In addition, any engagement of Discovery’s independent registered public accounting firm for services other than the pre-approved services requires the specific approval of the Audit Committee. The Audit Committee has delegated the authority for the foregoing approvals to the chair of the Audit Committee, subject to the subsequent disclosure to the entire Audit Committee of the granting of any such approval. All audit and non-audit services provided by PwC in 2019 were approved by the Audit Committee.

Discovery’s pre-approval policy prohibits the engagement of Discovery’s independent registered public accounting firm to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

REPORT OF THE AUDIT COMMITTEE

Each member of the Audit Committee is an independent director as determined by the Board, based on the rules of the Nasdaq Stock Market and the criteria of director independence adopted by the Board. Each member of the Audit Committee also satisfies the SEC’s independence requirements for members of audit committees.

The Audit Committee reviews Discovery’s financial reporting process on behalf of the Board. A description of the responsibilities of the Audit Committee is set forth above under the caption “Corporate Governance—Committees of the Board—Audit Committee.” PwC, Discovery’s registered public accounting firm for 2019, is responsible for expressing opinions on the conformity of Discovery’s audited consolidated financial statements with U.S. generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and PwC Discovery’s most recent audited consolidated financial statements. The Audit Committee has also discussed with PwC various communications that the Company’s registered public accounting firm is required to provide to the Audit Committee, including matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB and the SEC, and has discussed with PwC their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Discovery’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 27, 2020 with the SEC.

This report is respectfully submitted by the members of the Audit Committee of the Board.

J. David Wargo, Chair
S. Decker Anstrom
Susan M. Swain

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended that the Compensation Discussion and Analysis be included in this proxy statement.

This report is respectfully submitted by the members of the Compensation Committee of the Board.

Robert J. Miron, Chair
Robert R. Beck
Paul A. Gould
Kenneth W. Lowe

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) analyzes and discusses our executive compensation programs and provides information about the compensation we paid to our CEO, Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers during fiscal 2019 (collectively with the CEO and CFO, “Named Executive Officers” or “NEOs”). The Compensation Committee (referred to in this CD&A as the “Committee”) of the Board oversees all aspects of NEO compensation. The 2019 NEOs are:

•	David M. Zaslav, President and CEO;

•	Gunnar Wiedenfels, CFO;

•	Bruce L. Campbell, Chief Development, Distribution & Legal Officer;

•	Jean-Briac Perrette, President and CEO, Discovery International; and

•	Peter Faricy, CEO, Global Direct-to-Consumer.

2019 HIGHLIGHTS

Discovery is a leading global media and entertainment company. We delivered solid financial performance in 2019, reporting increases in revenue, adjusted operating income before depreciation and amortization (“Adjusted OIBDA”), adjusted earnings per share and free cash flow.

In 2019, we achieved exceptional operating results, including:

•

Launched HGTV and Food Network in more than 30 new countries and territories combined as we continued to execute on our strategy to grow the global reach of the networks and brands we acquired as part of Scripps Networks;

•	Increased total share of viewing for our top 10 international markets;

•	Established a strong foothold across existing and new direct-to-consumer platforms, including Food Network Kitchen, DPlay in Europe and the suite of Discovery Go apps; and

•	Provided a portfolio of U.S. networks that was the most-watched pay TV portfolio in the U.S. among women 25-54 and 18 and older for both primetime and total day viewing.

In 2019, we also took significant steps to advance Discovery as a differentiated global content company and continued to integrate the Scripps Networks acquisition, streamline our enterprise and achieve significant cost savings, all of which are key components of our efforts to transform our business (referred to herein as “transformation”). Our talented executive team, including the NEOs, played a key role in driving these results.

Our financial performance in 2019 exceeded the pre-established performance goals set by the Committee for cash bonuses and Incentive Compensation Plan (“ICP”) awards, and our performance over the performance periods which ended in 2019 exceeded the pre-established quantitative performance goals set by the Committee for the Performance-Based Restricted Stock Units (“PRSUs”) granted by the Committee in prior years. As a result, the Committee approved 2019 cash bonuses for the CEO and CFO at 99% and 100% of target, respectively, funded the corporate ICP at 106.5% of target, and certified the vesting at 100% for PRSUs with performance periods that ended in 2019.

COMPENSATION PRACTICES

Compensation Philosophy

Our compensation philosophy is to pay for performance, to encourage excellence and to reward executives who deliver. Our programs are designed to provide above-median total direct compensation when our executives deliver above-median performance, as evaluated against both internally set objectives and the peer group companies. We value fixed-term employment agreements when appropriate, and, in 2019, each of our NEOs was subject to a fixed-term employment agreement, as further described under “NEO Employment Agreements” beginning on page 34. The terms of these agreements generally incorporate initial compensation elements, including a base salary, annual cash bonus target, and “sign on” or contract renewal equity awards. The Committee approves the terms of employment agreements consistent with our overall compensation philosophy, taking into account appropriate compensation elements to secure the services of our senior executives for multi-year terms.

Our executive compensation programs are designed to implement our pay-for-performance compensation philosophy, as follows:

•	ensure a strong alignment of the interests of our stockholders and employees;

•	pay for performance, both short-term and long-term;

•	pay competitively, across salary grades and geographies; and

•	apply compensation policies in an internally consistent manner.

As part of this design, the Committee is regularly provided with information regarding the program design, bonus targets and equity grant guidelines for our employees across our company. The Committee reviews the results of the annual bonus and equity grant processes to assess whether we are effectively implementing our pay-for-performance philosophy. The Committee determines the group of executives over which it will retain oversight, and includes executive officers and other senior executives in addition to our NEOs in those reviews.

Performance-Based Pay

We believe that our executive compensation program plays a key role in our operating and financial success. We place great importance on our ability to attract, retain, motivate and reward talented executives who can continue to grow our business and engage audiences around the world.

We seek to design compensation packages for individual executives based on the scope of the executive’s responsibilities, the executive’s proven performance, and a determination of what is competitive compensation in the market for similar roles, if such data are available. We continue to refine our compensation programs to strengthen the link between pay and performance and to effectively balance executive and stockholder interests.

The Committee seeks to deliver the majority of target total direct compensation for each NEO in performance-based pay, with the balance between the annual cash bonus and long-term incentive awards determined by the Committee as appropriate for each role. Approximately 93% of the CEO’s 2019 total direct compensation was performance-based. The Committee awards a significant portion of each NEO’s performance-based compensation in the form of long-term incentive awards, including stock options and, for the CEO, PRSUs. The Committee believes the use of stock options and PRSUs aligns the interests of our NEOs with our stockholders and will motivate the NEOs to achieve the Company’s business goals and strategies and increase stockholder value. The bulk of our CEO’s compensation is in the form of equity awards tied to Discovery’s stock performance. The current employment agreement with our CEO (described below under “NEO Employment Agreements—CEO Employment Agreement” beginning on page 34) provides for a large upfront award of stock options, which was made in July 2018 at the time the agreement was executed. The stock option award is divided into five separate grants with increasing grant prices and staggered vesting, meaning that the awards require sustained and substantial increases in stock price to deliver value.

We believe the mix of compensation for our NEOs is competitive with the compensation practices specific to our industry and appropriately balanced to benefit the Company in both the short- and long-term so as not to encourage our NEOs to take undue risks. Annual cash bonus awards are more fully described in “NEO Compensation in 2019—Annual Cash Bonus Awards,” beginning on page 41, and our long-term incentive compensation program is more fully described in “NEO Compensation in 2019—Long-Term Incentive Compensation,” beginning on page 51.

Long-Term Employment Contracts

We believe that entering into fixed-term employment contracts with our senior executives provides management stability and helps ensure that we can access their services to drive our strategic objectives. When permitted by local law, these agreements also include customary restrictive covenants that protect our business from unfair competition after an executive separates from employment. Each of our NEOs was subject to a fixed-term employment contract during 2019. Each of these agreements includes a number of provisions related to components of compensation during the term of the agreement, as further detailed below under “NEO Employment Agreements,” beginning on page 34.

COMPENSATION DECISION MAKING

Role of the Compensation Committee

The Committee operates pursuant to a written charter, a copy of which is posted on the Investor Relations section of our website, https://corporate.discovery.com. The Committee is responsible for developing, implementing and regularly reviewing adherence to our compensation philosophy. In fulfilling these responsibilities, the Committee:

•	regularly reviews best practices and market trends in executive compensation and modifies our programs, as the Committee deems appropriate, to support our business goals and strategies;

•	conducts annual risk assessments of our compensation programs;

•	aligns compensation decisions with our corporate objectives and strategies;

•

reviews and approves the amounts and elements of compensation and the terms of new employment agreements or extensions to existing employment agreements for our CEO and other NEOs, other executive officers and certain other key employees; and

•	approves the annual quantitative and qualitative goals relevant to the compensation of our CEO and CFO, and the bonus design and metrics for our NEOs and other executive officers.

The Committee regularly consults with the Board regarding compensation decisions for the CEO, including the terms and structure of the CEO’s employment agreement.

Role of the CEO in Compensation Decisions

The CEO plays a significant role in the compensation decisions for the NEOs other than himself. The CEO makes annual recommendations to the Committee regarding base salary, annual cash bonus, and long-term incentive awards for each of his direct reports, including the other NEOs. The CEO also recommends to the Committee proposed terms of new employment agreements and amendments to existing agreements for the other NEOs, working closely with Adria Alpert Romm, our Chief People and Culture Officer (formerly our Chief Human Resources and Diversity Officer), to develop these recommendations. The CEO’s recommendations are based on:

•	his assessment of qualitative and quantitative factors, generally including the executive’s annual and long-term performance;

•	our enterprise-wide performance, as well as of the department or group that the executive leads;

•	the executive’s compensation relative to that of our other executives (internal equity);

•	the executive’s compensation relative to that of executives in similar roles at the companies in our peer group (external competitiveness);

•	our overall approach to compensation for employees for the year;

•	achievement of applicable annual performance goals; and

•	contractual obligations under the executive’s employment agreement.

The CEO also provides the Committee with proposed goals for himself. The Committee reviews and modifies these goals to ensure that they align with the approved strategies and priorities set by the Board and then discusses the revised goals with the CEO, including the weightings to reinforce which goals have the greatest priorities for the year. The degrees to which the CEO achieves the goals are used, in part, to determine the annual bonus of the CEO. The CEO provides his own assessment of his performance and achievement of goals, but does not otherwise participate in the Committee’s deliberations or decisions regarding his annual compensation.

Relationship with and Role of the Independent Compensation Consultant

The Committee has retained an independent compensation consultant, The Croner Company (“Croner”), to advise it on compensation matters generally and specifically on compensation decisions for our executive officers. Croner is retained directly by, and reports to, the Committee. Croner attended all seven Committee meetings held in 2019. Croner assisted the Committee by providing the following services, among others:

•	assisting in peer group selection and competitive benchmarking for executive officers and other senior executives used in the annual salary review, bonus and long-term incentive decisions;

•	advising the Committee on competitive practices, including executive compensation trends, performance measures, and annual cash bonus and long-term incentive plan designs;

•	advising on employee equity grants, executive employment agreements and other executive compensation matters;

•	assisting the Committee with the periodic review of its charter;

•	providing an evaluation and assessment of risk in compensation program design, policies and procedures;

•	reviewing this CD&A; and

•	benchmarking director compensation for Board and committee service.

Prior to being engaged by the Committee, Croner historically had provided management with compensation survey data and performed custom surveys on industry compensation practices. In 2011, the Committee adopted a Compensation Consultant Independence Policy to address the ongoing need for this survey work and to determine the process under which work by Croner for management would be permitted. The Committee authorized Croner to provide survey services to management of up to $60,000 per year. Non-survey work, or survey work that exceeds $60,000 in the aggregate in a single year, requires pre-approval by the Committee. In 2019, the only services provided by Croner to management were the pre-authorized survey services. The total fees we paid to Croner in 2019 (other than fees for Croner’s services to the Committee) were less than $15,000.

The Committee annually reviews its relationship with Croner as an independent compensation consultant to determine if Croner has any conflict of interest in its services to the Committee. In the 2019 review, after considering the factors set forth in the applicable securities regulations and stock exchange rules, the Committee concluded that Croner did not have a conflict of interest with respect to the services it provides to the Committee. The Committee’s conclusion was based on the following:

•

Croner reports solely to the Committee. Our management is not involved in the negotiation of fees charged by Croner or in the determination of the scope of work performed by Croner. The Committee has the sole authority to hire and terminate the independent compensation consultant;

•	there are no business or personal relationships between Croner and any member of the Committee or any executive officer of the Company;

•

the Committee has a Compensation Consultant Independence Policy to address limited survey work performed by Croner for the Company, and any other non-survey services that are proposed to be performed by Croner for the Company;

•	the survey work performed by Croner was very limited, and no non-survey work was performed (other than Croner’s services for the Committee);

•

according to data provided by Croner, revenue from Discovery (other than fees for Croner’s services to the Committee) represented less than 1% of Croner’s total revenue for 2019, and for each of the previous fiscal years in which Croner served as independent consultant to the Committee;

•	Croner disclosed its conflicts of interest policy to the Committee. The Committee believes that this policy provides reasonable assurance that conflicts of interest with Croner will not arise; and

•	Croner has represented to the Committee that, per its conflicts of interest policy, neither Croner nor any Croner employee is a Discovery stockholder.

Compensation Decisions Framework

The Committee generally makes decisions in the first 90 days of the calendar year regarding annual adjustments to base salary (“Annual Base Salary Review”), the payout amount for annual cash bonus awards with respect to the immediately preceding year (“Annual Bonus Review”), and annual long-term incentive (“LTI”) awards (“Annual LTI Review”) for our executive officers. This annual process includes a review of the following factors, designed to align the Committee’s compensation actions with our compensation principles and objectives:

•	executive compensation market data from the Company’s peer group (discussed below);

•	relevant employment contract requirements;

•	self-evaluation of each NEO’s annual performance;

•	the CEO’s evaluation of each NEO’s annual performance (other than Mr. Zaslav himself);

•	achievement of annual quantitative goals for the ICP, the annual cash bonus program that applies to the NEOs other than the CEO and CFO;

•	achievement of quantitative and qualitative goals that are set by the Committee each year for the annual bonus for the CEO and CFO; and

•	our performance relative to peer companies across a number of comparative financial measures, as discussed below.

These factors are considered as a whole, with no specific weight given to any particular factor or factors.

Additional detail about the factors considered in the Committee’s compensation decisions is provided throughout this CD&A.

Peer Group Analysis, Comparative Financial Review, Target Pay Positioning and Tally Sheets

Peer Group Analysis

The Committee annually reviews data from a group of publicly-traded peer companies to support compensation decisions for the NEOs. The peer companies are chosen by the Committee to best match our scope of business in terms of revenues, free cash flow, market capitalization and enterprise value, complexity of operations and global scope, as well as proximity to the sectors of the media and entertainment industry in which we operate. The peer group also represents meaningful competition for us in the executive labor market. The Committee reassesses this list annually and considers the inclusion of new, relevant peers, and the elimination of companies from the peer group that no longer provide a strong basis for comparison (including removing peers that have been acquired or otherwise materially have changed their corporate structure).

The Committee used the peer group set forth below for the 2019 Annual Base Salary Review and 2019 Annual LTI Review and other compensation decisions made in December 2018 and February 2019 (the “2019 Peer Group”). The Committee concluded that this group provided a good mix of companies with a strong focus on content and international reach. As part of its December 2018 and February 2019 review, the Committee used the most recently-available proxy statement compensation data for the 2019 Peer Group, which was, in most cases, filed during the first half of 2018, prior to the merger of The Walt Disney Company and 21st Century Fox in March of 2019 and the merger of CBS Corporation and Viacom Inc. in December 2019.

2019 Peer Group

21st Century Fox

Activision Blizzard, Inc.

AMC Networks Inc.

CBS Corporation

Charter Communications, Inc.

Lions Gate Entertainment Corp.

Netflix, Inc.

The Walt Disney Company

Viacom Inc.

In December 2019, the Committee reviewed the 2019 Peer Group and determined that it would add Fox Corporation and Liberty Global to the peer group for purposes of its 2020 compensation review and decisions.

The Committee also reviews data from international companies, in an effort to identify relevant market data for Mr. Perrette’s role as leader of our international division. The Committee reviewed a group of media and content companies publicly traded in the United Kingdom (“U.K.”) and determined that a mix of traditional media, broadcasting, and publishing companies would be relevant comparators. For 2019, the Committee selected WPP Group, Sky PLC, RELX Group, Pearson, ProSiebenSat.1 MediaSE, Informa, and Vivendi SA (the “2019 International Peers”) to serve as a reference point in assessing Mr. Perrette’s compensation and reviewed compensation data for the CEOs of that group, applying a 30% discount to factor in Mr. Perrette’s role as a division president rather than CEO of a standalone entity. The Committee determined that 30% was a reasonable amount to discount the market data given the difference between leading a division and a company as a whole. In December 2019, the Committee reviewed the 2019 International Peers and determined that it would remove Sky PLC from the international peer group due to its acquisition by Comcast Corporation, and would add ITV PLC to the international peer group for purposes of its 2020 compensation review and decisions.

Comparative Financial Review

Each year, the Committee reviews our financial performance relative to the peer group. In conducting this assessment, the Committee reviews our revenue, Adjusted OIBDA, free cash flow, enterprise value, earnings per share and TSR performance (the “Comparative Financial Measures”) as compared to the peer group. The Committee uses publicly-available data for its analysis, which include the impact, positive or negative, of acquisitions and divestitures by all companies in the analysis, including Discovery. The Committee conducted this review in December 2019 in assessing whether to make a discretionary downward adjustment of the payout amount for the PRSU awards to Messrs. Campbell and Perrette granted in 2017 that were based on performance over the three-year period ended December 31, 2019 and scheduled to vest and pay out in February 2020.

Comparative Financial Measures Reviewed in December 2019

	Affiliate Revenues	Advertising Revenues	Total Revenues	Adjusted OIBDA	Free Cash Flow	Enterprise Value	Earnings Per Share	TSR
	CAGR(1)	CAGR(1)	CAGR(1)	CAGR(1)	CAGR(1)	CAGR(1)	CAGR(1)	3 Year
Median (excluding Discovery)	6.8%	-1.1%	3.4%	2.2%	-6.1%	-10.4%	29.2%	-16.4%
Discovery	14.2%	26.6%	19.5%	25.5%	30.7%	10.2%	10.2%	3.4%
Discovery Percentile Rank Among Peers	100%	100%	86%	71%	100%	71%	20%	71%

(1)

CAGR = Compound Annual Growth Rate. Utilizes December 31, 2016 data for starting data point and TTM for the end data point. TTM = Trailing Twelve Months (October 1, 2018 – September 30, 2019). TTM was utilized because year end 2019 data was not yet available.

Based on its review and our performance relative to peers, the Committee determined not to make a discretionary downward adjustment of the payout amount for the PRSU awards to Messrs. Campbell and Perrette granted in 2017 that were based on performance over the three-year period ended December 31, 2019 and scheduled to vest and pay out in February 2020.

Target Pay Positioning

The Committee generally targets executive compensation to be between the median and 75th percentile of the compensation paid by our peer group companies. The Committee uses the applicable peer group benchmark and survey data as a reference rather than as a strict guide for compensation decisions and retains flexibility in setting individual target total direct compensation. The Committee may set compensation at or below median for executives who are new to Discovery, to allow delivery of compensation over time that rewards sustained performance. This was the case with the compensation for Mr. Wiedenfels, who joined Discovery in 2017. Similarly, the Committee may set compensation above the 75th percentile to retain, motivate and reward the high-caliber executives we need to lead our business.

In December 2018 and again in February 2019, prior to making any decisions with respect to 2019 base salaries or long-term incentive awards, the Committee reviewed market data for each NEO, as compared to our 2019 Peer Group. In this review, the Committee compared each executive’s compensation to that of the corresponding position in the peer group. The Committee undertook this review to aid it in making base salary and long-term incentive decisions for 2019. The comparison to our peer group, both at target prior to the Committee’s February 2019 actions and actual pay after the Committee’s February 2019 actions, was as follows:

NEO	Target Pay Against 2019 Peer Group (Before Feb 2019 Compensation Actions)	Actual Pay Against 2019 Peer Group (After Feb 2019 Compensation Actions)
Mr. Zaslav	Above 75th percentile	Above 75th percentile
Mr. Wiedenfels	Below median	Below median
Mr. Campbell	Between median and 75th	Above 75th percentile
Mr. Perrette	Above 75th percentile	Above 75th percentile
Mr. Faricy	Between median and 75th	Between median and 75th

Tally Sheets

The Committee regularly reviews tally sheets prepared for each of the NEOs to allow consideration of both current and historical compensation. The tally sheets allow the Committee to review an integrated snapshot of the individual and aggregated elements of each NEO’s compensation.

NEO EMPLOYMENT AGREEMENTS

Provided below are summaries of the employment agreements that we have entered into with our NEOs. In each of these agreements, our NEOs are subject to customary restrictive covenants, including those relating to non-solicitation, non-interference, non-competition and confidentiality, during the term of the agreement and, depending on the circumstances of termination, for a period thereafter.

CEO Employment Agreement

We have had an employment agreement with David M. Zaslav, our President and Chief Executive Officer, since he joined the Company in 2007. We entered into the current employment agreement with Mr. Zaslav in 2018 (the “Zaslav 2018 Employment Agreement”) which commenced on July 1, 2018 and continues through December 31, 2023. Pursuant to the Zaslav 2018 Employment Agreement, Mr. Zaslav is subject to customary restrictive covenants, including those relating to non-solicitation, non-interference and non-competition, during the term of the agreement and for a period of two years thereafter and to continuing confidentiality obligations. Below is a summary of the key terms of the Zaslav 2018 Employment Agreement.

Base Salary and Target Bonus

Throughout the term of the Zaslav 2018 Employment Agreement, Mr. Zaslav’s base salary will be maintained at $3,000,000 per year and his target annual bonus will be $22,000,000 per year. The target annual bonus is not guaranteed and the actual amount paid to Mr. Zaslav depends on the achievement of qualitative and quantitative performance objectives, which will be determined each year by the Committee in consultation with Mr. Zaslav.

Long-Term Incentive Awards and Signing Grants

The Zaslav 2018 Employment Agreement provided for the grant of nonqualified stock options (the “Signing Options”) to Mr. Zaslav, with staggered exercise prices and vesting schedules and progressively higher exercise prices and vesting over the term of the agreement. The Signing Options were granted to Mr. Zaslav on July 16, 2018 and will be earned and become eligible to vest and be exercised in five tranches (determining each tranche’s vesting/exercisability beginning as of January 2 of the years set forth in the following table), and each successive tranche has a higher exercise price, as follows:

Tranche	Series A Shares	Exercise Price ($)	Vesting/Exercise schedule*
2019	2,435,655	27.35	2020, 2021, 2022, 2023 (25%/yr)
2020	2,211,344	28.72	2021, 2022, 2023, 2024 (25%/yr)
2021	2,155,404	30.15	2022 (33%), 2023 (33%), 2024 (34%)
2022	2,393,454	31.66	2023 (50%), 2024 (50%)
2023	1,571,489	33.24	2024 (100%)

*	Any vesting/exercise date designated as 2024 shall be December 31, 2023.

Mr. Zaslav also received a grant of stock options for 989,299 shares of Series A common stock on January 2, 2019. That award, like the 2023 tranche of the Signing Options, has an exercise price of $33.24 per share and shall vest fully and become exercisable on December 31, 2023.

Mr. Zaslav is also entitled to annual awards of PRSUs from 2019 to 2023, conditioned on his employment on the grant date of each tranche of PRSUs. In 2019, Mr. Zaslav received 470,035 PRSUs. The number of PRSUs in each grant from 2020 through 2023 will be determined by dividing $12 million by the closing price of our Series A common stock on the date prior to grant. The PRSUs are earned based on the achievement of quantitative and qualitative performance metrics measured over a one-year performance period. The Committee sets the performance metrics for each one-year performance period at the time of grant in consultation with Mr. Zaslav. Each annual award of PRSUs is paid in three installments as follows: 50% will be paid in the calendar year immediately following the one-year performance period, as soon as practicable following the Committee’s determination of performance for such performance period, 25% will be paid as soon as practicable after the beginning of the second calendar year following the one-year performance period, and the remaining 25% will be paid as soon as practicable after the beginning of the third calendar year following the one-year performance period. Mr. Zaslav may elect to defer receipt of the shares issuable pursuant to his PRSUs and is also permitted to have applicable withholding taxes satisfied through a reduction in the number of shares issued to him upon settlement of PRSUs, subject to limitations in certain areas.

All references to vesting of Mr. Zaslav’s long-term incentive awards assume continued employment through the applicable vesting date or acceleration as provided below under “Termination Provisions.”

Mr. Zaslav is required to retain the shares received upon exercise of all of the stock options granted under the Zaslav 2018 Employment Agreement (after netting for any shares used to pay exercise prices and tax withholding) through the end of the term of the Zaslav 2018 Employment Agreement. Mr. Zaslav also is required to hold a specified number of shares of our common stock (either Series A or Series C) during each year from 2019 to 2023: 1,800,000 shares in 2019, 2,220,000 in 2020, 2,550,000 in 2021, 2,750,000 in 2022, and 2,750,000 in 2023.

Health, Welfare and Other Personal Benefits

Mr. Zaslav is eligible to participate in all employee benefit plans and arrangements that we offer for the benefit of our senior executive group, including insurance and retirement plans. He is entitled to four weeks of vacation each year and also receives a car allowance of $1,400 per month. Mr. Zaslav is entitled to use our corporate aircraft or our NetJets arrangement for up to 200 hours of personal use per year. We will pay for the first 100 hours of personal use and Mr. Zaslav shall reimburse us for personal use in excess of 100 hours, under the Aircraft Time Sharing Agreement between Mr. Zaslav and Discovery Communications, LLC entered into in 2014 (the “Time Sharing Agreement”), which continues in effect under the Zaslav 2018 Employment Agreement. See “Retirement Plans and Other Benefits – Health, Welfare and Other Benefits” on page 55 for additional details on Mr. Zaslav’s personal aircraft use.

Termination Provisions

Termination by Reason of Death or Disability

The Zaslav 2018 Employment Agreement provides for the payment of the following amounts upon termination of Mr. Zaslav’s employment by reason of his death or disability:

(1) all accrued and unpaid salary, accrued and unpaid annual bonus for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under our welfare and benefit plans;

(2) a prorated portion of Mr. Zaslav’s then-current annual bonus, based on the portion of the calendar year during which Mr. Zaslav was employed by us, payable during the first quarter of the following year, in the ordinary course of our bonus payments;

(3) payment for his stock appreciation right (“SAR”) awards, in a lump sum, in accordance with the terms of the applicable plans (which provide for acceleration of vesting in such event);

(4) accelerated vesting of his PRSU awards, prorated based on the number of full or partial years completed for the applicable performance period and the amount earned based on achievement of performance metrics during such full or partial years; and

(5) the payment of (i) coverage under our group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to former executives and/or the survivors of executives at Mr. Zaslav’s level in the Company generally, or (ii) Company-paid continuation health coverage (commonly referred to as COBRA), subject to a change to instead use comparable cash payments if required for legal compliance.

In addition, all of Mr. Zaslav’s unvested stock options fully vest and become immediately exercisable in accordance with the terms of the applicable award agreement. As a condition of receiving the severance benefits described above (other than in the event of his death), Mr. Zaslav would be required to sign a general release in our favor.

Termination By Discovery for Cause; By Mr. Zaslav Other than for Good Reason

If Mr. Zaslav’s employment is terminated by us for “Cause” or by Mr. Zaslav other than for “Good Reason” (“Cause” and “Good Reason” have the meanings set forth below under “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control – Defined Terms” on page 75), the Zaslav 2018 Employment Agreement entitles him to receive all accrued and unpaid salary, accrued and unpaid annual bonus for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under our welfare and benefit plans, but all unvested or unexercised equity awards are forfeited. If such termination was effected by us for “Cause,” or by Mr. Zaslav before December 31, 2023 other than for “Good

Reason” (except within 30 days beginning on the 31st day following a Change of Control, as described below) Mr. Zaslav forfeits all rights under his stock option, SAR and PRSU awards (regardless of whether all or any portion of the award is then vested or unvested).

Termination by Discovery Other than for Death, Disability or Cause; By Mr. Zaslav for Good Reason

If Mr. Zaslav’s employment is terminated by us other than for death, disability or “Cause” or by Mr. Zaslav for “Good Reason,” The Zaslav 2018 Employment Agreement entitles him to receive payments for the following:

(1) all accrued and unpaid salary, accrued and unpaid annual bonus for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under our welfare and benefit plans;

(2) a prorated portion of Mr. Zaslav’s annual bonus, based on the portion of the calendar year during which Mr. Zaslav was employed, payable during the first quarter of the following year, in the ordinary course of our bonus payments and subject to achievement of the applicable performance metric;

(3) an amount equal to one-twelfth the average of Mr. Zaslav’s annualized base salary that Mr. Zaslav was earning in the calendar year of the termination and the immediately preceding calendar year, multiplied by 24, plus one-twelfth of the average of the annual bonus paid to Mr. Zaslav for the immediately preceding two years, multiplied by 24, payable over the course of the 24 months following his termination or resignation consistent with our normal payroll practices (disregarding for this purpose any portion of the average annual bonus that exceeds $12 million);

(4) accelerated vesting and payment for all of his granted but unvested SARs;

(5) accelerated vesting for all of his outstanding PRSU awards, with the amount earned based on achievement of the performance metrics during the applicable performance period and the awards distributed as if Mr. Zaslav remained employed; and

(6) the payment of (i) coverage under our group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to former executives at Mr. Zaslav’s level in the Company generally, or (ii) Company-paid COBRA, subject to a change to instead use comparable cash payments if required for legal compliance.

In addition, Mr. Zaslav’s granted but unvested stock options will continue to vest in accordance with their original vesting schedule following termination of service.

Termination by Mr. Zaslav upon Change in Control

If Mr. Zaslav remains employed by us (or our successor) for 30 days following a Change in Control (where “Change in Control” has the meaning set forth below under “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control – Defined Terms” on page 75), then then all outstanding and unvested equity awards will become fully vested as of the thirtieth day following the Change in Control and any outstanding and unvested PRSUs will be earned regardless of actual performance. In the event Mr. Zaslav is terminated (i) other than for Cause or for Good Reason within 60 days following a Change in Control, or (ii) he resigns voluntarily within the 30 calendar days commencing on the 31st day following a Change in Control, then the outstanding PRUSs (for which the performance period has not expired) will become fully vested as of 30 days after the Change in Control, regardless of actual performance and the PRSUs will be distributed immediately to the extent permissible under Code Section 409A, and he will be treated as though terminated without Cause for purposes of his other severance benefits. For more information regarding these payments, please see “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control” beginning on page 66.

Termination upon Expiration of the Zaslav 2018 Employment Agreement

In the event of the termination of Mr. Zaslav’s employment upon the expiration of the Zaslav 2018 Employment Agreement on December 31, 2023, Mr. Zaslav is entitled to receive:

(1) all accrued and unpaid salary, accrued and unpaid annual bonus for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under our welfare and benefit plans;

(2) the payment of (i) coverage under our group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to former executives at Mr. Zaslav’s level in the Company generally, or (ii) Company-paid COBRA, subject to a change to instead use comparable cash payments if required for legal compliance; and

(3) an amount equal to Mr. Zaslav’s annualized base salary in 2023, plus the average of the annual bonus paid to Mr. Zaslav for the immediately preceding two years, payable over the course of the 12 months following his separation from service after the expiration of the Zaslav 2018 Employment Agreement consistent with our normal payroll practices (disregarding for this purpose any portion of the average annual bonus that exceeds $12 million).

Other NEO Employment Agreements

The table below summarizes the key provisions of the other NEO employment agreements.

	Gunnar Wiedenfels	Bruce Campbell	Jean-Briac Perrette	Peter Faricy
Term	Through April 2, 2021	Through February 14, 2022	Through June 30, 2022	Through September 16, 2021

Base Salary(1)	$1,100,000	$1,800,000	£1,525,000	$1,400,000

Target Bonus	120%	150%	175%	120%

Annual Equity	Annual equity awards to be provided in accordance with our normal executive compensation practices.

Sign on/Renewal Grants, Relocation and Other Benefits	• $1,250,000 sign on option grant • $1,250,000 sign on RSU grant • $250,000 cash sign on bonus • $1,000,000 SRP contribution (the “Wiedenfels SRP Contribution”)	• $3,000,000 equity grant in 2018 • $3,750,000 contract renewal RSU grant	• $3,500,000 equity grant in 2019 • $4,000,000 contract renewal RSU grant • Tax preparation assistance and repatriation benefits	• $3,000,000 sign on RSU • $200,000 cash sign on bonus • $600,000 SRP contribution (the “Faricy SRP Contribution”) • Relocation to NY • Corporate housing in NY/London during 2019

Termination for “Cause”(2)	Upon termination for cause, executive is only entitled to receive amounts earned or vested at the time of termination.(3)

Termination without “Cause” or “Good Reason”(4) Resignation	If executive is terminated without “Cause” or resigns for “Good Reason”, he will be entitled to severance, provided that he signs a release in our favor.(5)

Resignation Provisions	If executive resigns other than for “Good Reason” before the end of his term, he will be required to pay us six-months’ gross salary; we remain eligible to obtain further damages and injunctive relief.

Renewal Provisions	We may make a “Qualifying Renewal Offer”(6) by providing advance notice (as specified in the applicable agreement). If we fail to make a “Qualifying Renewal Offer”, executive is entitled to severance as if he were terminated without cause. If we make a “Qualifying Renewal Offer” that executive rejects, he is not eligible for severance, but is eligible for a non-competition payment of 50% of base salary.(7)

Covenants	Customary restrictive covenants where permitted by law during the term and for 12 months thereafter, including non-interference, non-competition, non-solicitation (18 months for employee non-solicit); continuing confidentiality obligations

(1)

Base Salary is the base salary set forth in the applicable Employment Agreement. NEO base salaries are subject to review and adjustment by the Committee, at its discretion, as part of the Annual Base Salary Review.

(2)

“Cause” has the meaning set forth below under “Executive Compensation Tables-Potential Payments Upon Termination or Change in Control – Defined Terms” on page 75. The Cause definition in the individual NEO Employment Agreements shall apply in lieu of that provided in any benefit plans in which the NEO participates.

(3)

Mr. Wiedenfels’ agreement provides that we may only terminate him for “Cause” if we provide notice that he has materially neglected his duties to us or engaged in other conduct that constitutes a breach, and he fails to cure such breach within 30 days of delivery of such notice.

(4)	“Good Reason” has the meaning set forth below under “Executive Compensation Tables -Potential Payments Upon Termination or Change in Control – Defined Terms” on page 75.
(5)	Additional information about severance payments can be found under “Executive Compensation Tables -Potential Payments Upon Termination or Change-in-Control” on page 66.
(6)

“Qualifying Renewal Offer” is an offer to renew the employment agreement with a meaningful increase in base salary and a bonus target that is at least the same level as in effect at the end of the current term of employment, and with other material terms that are at least as favorable, in the aggregate, as the material terms of the current employment agreement.

(7)

Mr. Perrette’s agreement provides that if he rejects a “Qualifying Renewal Offer”, in addition to the benefits provided in the table below, his non-competition payment would increase to 100% of base salary if he seeks to engage in competitive activity and permission is denied by us.

NEO COMPENSATION IN 2019

Elements of 2019 Compensation

Total direct compensation for the NEOs in 2019 consisted of three basic components:

Element of Compensation	Key Features	Purpose
Base Salary	Fixed annual cash amount, generally reviewed annually.	Provide base salaries that are competitive to attract and retain high-performing executive talent. A competitive base salary is an important component of compensation providing a degree of financial stability for executives. Base salaries also form the basis for calculating other compensation opportunities, including, for example, the target amount of each NEO’s annual cash bonus as a percentage of base salary.
Annual Cash Bonus	Each NEO has a target cash bonus opportunity, set as a percentage of base salary (or in Mr. Zaslav’s case, as a specified dollar value). The actual amount paid/awarded for each year varies based on Company and individual performance.	Deliver a substantial portion of total direct compensation in annual cash bonus awards that are aligned with Company and individual performance to focus our executives on our financial and operational goals. Ensure that our compensation mix remains competitive with our industry. We generally set bonus targets as a percentage of base salary so that this performance-based element remains a similar proportion to the fixed base salary and the value of the bonus target automatically adjusts as salary adjustments are made.

Long-Term Incentive Awards	Annual equity and equity-type awards, in the form of non-qualified stock options, performance-based restricted stock units, restricted stock units and stock appreciation rights. Each type of award instrument generally vests in tranches over multiple years.	Deliver a substantial portion of an executive’s annual total direct compensation in equity or equity-type awards to align our executives’ interests with those of our stockholders. We also use long-term incentive awards as a tool to encourage an executive to enter into a new employment agreement or extend an existing agreement. These awards serve as retention tools and align an executive’s interests to those of our stockholders.

2019 NEO Accomplishments and Compensation

Our performance and individual achievements play a strong role in many of the compensation decisions for our NEOs, as further described below. The Committee considered our operational accomplishments and solid financial performance in 2019, as well as each of the individual NEOs’ 2019 accomplishments in making compensation decisions. We have summarized each NEO’s overall performance and accomplishments below.

Mr. Zaslav: Mr. Zaslav serves as CEO and reports directly to the Board. In 2019, Mr. Zaslav led extraordinary operating accomplishments, as we reported increases in revenue, Adjusted OIBDA, adjusted earnings per share and free cash flow. He presided over the continued global expansion of the brands we acquired with the Scripps Networks acquisition and a number of other successful acquisitions and partnerships both in the U.S. and internationally. Mr. Zaslav continued to revolutionize the Company as we advanced our direct-to-consumer strategy and better positioned the enterprise for future success.

Mr. Wiedenfels: Mr. Wiedenfels is our CFO and reports to our CEO. Mr. Wiedenfels made strong contributions in 2019, driving exceptional financial performance that exceeded our internal metrics. He provided outstanding leadership over the continued integration of the Scripps Networks acquisition and achievement of acquisition synergies. Mr. Wiedenfels also led the rigorous execution of the ongoing transformation efforts, which resulted in significant over-delivery of Adjusted Free Cash Flow and the reduction of our net debt to Adjusted OIBDA ratio.

Mr. Campbell: Mr. Campbell is our Chief Development, Distribution & Legal Officer and reports to our CEO. Mr. Campbell successfully led a number of significant acquisitions and other transactions and partnerships in 2019, including the dissolution of the UKTV joint venture and related acquisition of the BBC natural history content and the negotiation of the Magnolia joint venture. He was also a key member of the team that spearheaded the Amazon/Food Network Kitchen partnership. Mr. Campbell also led our Domestic Distribution division in 2019, negotiating key extensions and laying the groundwork for key affiliate renewals in 2020. Mr. Campbell provided outstanding legal support and leadership of business affairs, production management, and our internal studios.

Mr. Perrette: Mr. Perrette serves as CEO and President of Discovery International and reports to our CEO. Mr. Perrette drove strong performance in our international division in 2019, returning the business to high single digit growth. Mr. Perrette drove robust operational management of his division, including increasing audience shares, driving new international distribution for HGTV and Food Network and advancing the international direct-to-consumer strategy. He also supported the launch of Food Network Kitchen, helping to align numerous cross-functional teams to successfully launch the app.

Mr. Faricy: Mr. Faricy serves as CEO, Global Direct-to-Consumer, reporting to our CEO. Mr. Faricy took significant steps in 2019 to bolster the talent, improve the customer experience and grow our Direct-to-Consumer business. He also launched the Food Network Kitchen app and completed the Amazon/Food Network Kitchen partnership. In addition, Mr. Faricy also opened a new technology hub in Bellevue, Washington and successfully launched a Discovery-owned technology platform in multiple markets and successfully migrated Eurosport Player onto this platform.

The following chart summarizes the compensation decisions for 2019 with respect to each NEO’s base salary, annual cash bonus and long-term incentive awards. Detailed discussion of the decisions made with respect to each element is contained in the discussion immediately below the chart.

Element of Compensation	2019 Compensation Decisions
Base Salary

Maintained base salary for Mr. Zaslav per the terms of the 2018 Zaslav Employment Agreement.

Increased base salary for Messrs. Wiedenfels and Campbell in February 2019 as part of the 2019 Annual Base Salary Review.

Increased Mr. Perrette’s base salary in connection with the extension of his employment agreement in February 2019.

Maintained Mr. Faricy’s base per the terms of his July 2018 employment agreement.

Annual Cash Bonus	Paid annual cash bonuses in March 2020 to each of the NEOs following the 2019 Annual Bonus Review which took place in February 2020.

Long-Term Incentive Awards

Awarded PRSUs and stock options to Mr. Zaslav as specified in the Zaslav 2018 Employment Agreement.

Awarded stock options and RSUs to Messrs. Wiedenfels, Campbell, Perrette and Faricy in February 2019 following the 2019 Annual LTI Review.

Base Salary

Mr. Zaslav: Under the terms of the Zaslav 2018 Employment Agreement, Mr. Zaslav’s base salary was set at $3 million throughout the term of the agreement (through 2023). The Committee determined that it was appropriate to retain Mr. Zaslav’s base salary at the same level and to focus the compensation elements of the agreement on performance-based pay. This agreement is further described in “NEO Employment Agreements” above.

Mr. Wiedenfels: The Committee increased Mr. Wiedenfels’ base salary by 3% to $1,166,990 in the 2019 Annual Base Salary Review. The Committee based this decision on the CEO’s recommendation and Mr. Wiedenfels’ strong performance, with reference to the 2019 Peer Group market data.

Mr. Campbell: The Committee increased Mr. Campbell’s base salary by 3% to $1,854,000 in the 2019 Annual Base Salary Review. The Committee based this decision on the CEO’s recommendation and Mr. Campbell’s strong performance, with reference to the 2019 Peer Group market data.

Mr. Perrette: The Committee increased Mr. Perrette’s base salary by 22.3%, to £1,525,000 as specified by the February 2019 extension of his employment agreement. The Committee considered Mr. Perrette’s strong performance, market data from the 2019 International Peer Group, internal equity, and the long-term nature of the agreement in determining the appropriate base salary adjustment. This increase was in lieu of any further increase as part of the 2019 Annual Base Salary review. Mr. Perrette’s employment agreement is further described in “NEO Employment Agreements” above.

Mr. Faricy: The Committee set Mr. Faricy’s 2019 base salary at $1,400,000 during the negotiation of his new hire employment agreement in July of 2018. When setting his salary, the Committee considered market data from the Peer Group and the need to incent Mr. Faricy to leave employment with another company to work for us. The Committee also considered internal equity and the base salary of Mr. Faricy’s peers within Discovery. Mr. Faricy’s employment agreement is further described in “NEO Employment Agreements” above.

Annual Cash Bonus Awards

We made annual cash bonus awards to each of the NEOs with respect to their 2019 performance as part of the 2019 Annual Bonus Review which took place in February 2020. The annual bonus target amount for each NEO other than Mr. Zaslav is set as a percentage of base salary. This percentage generally is set in the negotiation of each executive’s employment agreement and is determined by the Committee based on external market data, internal equity, and, if the executive is leaving other employment to join us, an assessment of what level of compensation is needed to encourage the individual to accept our offer of employment. If an executive works only part of the year, the bonus amount generally is subject to proration based the period of employment.

Each of the NEOs, other than Messrs. Zaslav and Wiedenfels, participated in the ICP in 2019, our annual bonus plan that applies broadly to employees around the world. As discussed below, the determination of the actual cash bonus under the ICP is based on achievement of annual financial targets as applied to the target value. In 2019, we once again utilized a “modifier” based on digital results, which modifies the calculation of the performance against the ICP financial targets by up to 10% (up or down) based on achievement of enterprise-wide or division-specific revenue targets attributable to our digital media business.

The annual cash bonus design also rewards exceptional individual performance through allocation of a “performance pool.” Three percent of the ICP target is used to fund the performance pool and additional funding is based on overachievement of the Adjusted Free Cash Flow metric. The performance pool is then allocated to high performing employees, which may include the NEOs other than Mr. Zaslav. Each eligible NEO received a performance pool award for 2019.

The annual bonus target may be changed in the course of an executive’s employment or in the negotiation of a new or extended employment agreement. The following chart summarizes the 2019 bonus target amount and actual payout for each NEO. Please refer to the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the 2019 Grants of Plan Based Awards Table on page 62 for more information regarding the range of 2019 payouts available to these NEOs and the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table on page 59 for the actual amounts paid to them with respect to their 2019 awards.

NEO	2019 Target Amount	2019 Metrics	Total 2019 Cash Bonus Award
David M. Zaslav, CEO	$22 million	50% qualitative goals 50% quantitative goals	$21,763,500, based on achievement of 100% of the quantitative goals and 97.9% of the qualitative goals. The aggregate payout amount was slightly below target.

Gunnar Wiedenfels, CFO	$1,400,388 120% of base salary	50% qualitative goals 50% quantitative goals Individual performance factored into allocation of performance pool	$2,630,388, based on achievement of 100% of the quantitative goals and 100% of the qualitative goals and allocation of the performance pool. The aggregate payout amount was above target, reflecting Mr. Wiedenfels’ outstanding individual performance in 2019 and his contributions to our transformation efforts.

Bruce L. Campbell, Chief Development, Distribution & Legal Officer	$2,781,000 150% of base salary

100% ICP calculation

100% of ICP assigned to achievement of Company-wide financial metrics

Modifier based on Company-wide digital revenue applied to financial results to increase or decrease payout by up to 10%

Individual performance factored into ICP calculation and allocation of performance pool

$4,061,765, based on calculation of the ICP payout. ICP calculation based on Company performance and allocation of the performance pool. The aggregate payout amount was above target, reflecting Mr. Campbell’s strong individual performance and contributions in 2019 and his contributions to our transformation efforts.

NEO	2019 Target Amount	2019 Metrics	Total 2019 Cash Bonus Award
Jean-Briac Perrette, President and Chief Executive Officer, Discovery International	£2,668,750 175% of base salary

100% ICP calculation

80% of ICP assigned to achievement of International division financial metrics

20% of ICP assigned to Company-wide financial metrics

Modifier based on International division digital revenue applied to financial results to increase or decrease payout by up to 10%

Individual performance factored into ICP calculation and allocation of performance pool

£3,703,414, based on calculation of the ICP payout. ICP calculation based on Company and International division performance and allocation of the performance pool. The aggregate payout amount was above target, reflecting Mr. Perrette’s strong performance in 2019 and his contributions to our transformation efforts.

Peter Faricy, CEO, Global Direct-to-Consumer	$1,680,000 120% of base salary

100% ICP calculation

80% of ICP assigned to achievement of global direct-to-consumer financial metrics

20% of ICP assigned to Company-wide financial metrics

Modifier based on Company-wide digital revenue applied to financial results to increase or decrease payout by up to 10%

Individual performance factored into ICP calculation and allocation of performance pool

$2,279,712, based on calculation of the ICP payout. ICP calculation based on Company and direct-to-consumer business performance and allocation of the performance pool. The aggregate payout amount was above target, reflecting Mr. Faricy’s performance in 2019 and his contributions to our transformation efforts.

Determination of Annual Cash Bonus Awards for Messrs. Zaslav and Wiedenfels

The bonus structure for Messrs. Zaslav and Wiedenfels was designed by the Committee to meet specific objectives. As discussed below, the annual bonus for each of the CEO and CFO is based 50% on achievement of financial targets and 50% on qualitative goals. Unlike the calculation of the ICP pool, which is calculated based solely on performance against financial measures, the annual cash bonus for these two NEOs is based 50% on performance against financial measures and 50% on qualitative goals determined without reference to our performance against financial targets. Given the role of each of the CEO and the CFO in setting the annual financial targets used for the ICP, the Committee concluded that it would be appropriate to have a substantial part of their bonus opportunities based on separate qualitative measures. Mr. Wiedenfels is also eligible for allocation of the performance pool consistent with the process for other senior executives, including Messrs. Campbell, Perrette and Faricy.

This combination of financial targets and qualitative goals allows the Committee to incentivize and reward appropriate setting of financial targets by the CEO and the CFO; the Committee adopted this design as a result of its ongoing risk assessment of our executive compensation programs.

The 2019 quantitative goals were based on:

•	Net Revenue;

•	Adjusted Free Cash Flow (as defined below); and

•	Further Adjusted OIBDA (as defined below).

The Committee determined that including all three measures was appropriate for the CEO and CFO given the scope of their responsibilities and direct impact on resource allocation decisions.

The Committee annually reviews potential adjustments to performance against these measures. The principle applied in deriving the adjustments is to ensure that the calculation reflects the impact of operational decisions taken by management, excludes the impact of events over which management has little or no influence, and excludes the impact of items that were not considered at the time the targets were set. Adjustments for currency fluctuations are made to ensure that the results are currency neutral. The Committee groups adjustments into three categories:

•	unplanned acquisitions and divestitures (and related expenses and revenues);

•	unplanned programming or new business investments; and

•

corporate transactions and legal expenses (including corporate debt transactions, accounting or legal changes that resulted in unforeseen changes, and significant legal and consulting fees for unbudgeted matters).

The table below provides the definition of each of the three financial metrics and describes the 2019 adjustments at a high level:

Financial Metric	Definition	2019 Adjustments
Net Revenue	Revenue from ordinary business operations.

Adjustments in the following areas:

•   unplanned acquisitions of Golf Digest and Global Cycling Network and the unplanned UKTV transaction;

•   unplanned programming and other investments associated with the establishment of a corporate digital function and negotiation of a new distribution arrangement for Bundesliga; and

•   currency adjustments, impact of certain annual bonus payments made to employees who were not NEOs as part of a broad-based program implemented to recognize employees who contributed to transformation, tax consulting fees stemming from changes in US and UK tax laws, revenue accounting changes offset by music rights release, certain joint venture arrangements

Adjusted Free Cash Flow	Cash provided by operations less acquisitions of property and equipment, adjusted for long-term incentive payments.	Adjustments on the same bases described above for Net Revenue.

Further Adjusted OIBDA	Revenues less costs of revenues and selling, general and administrative expenses excluding: (i) mark-to-market share-based compensation, (ii) depreciation and amortization, (iii) amortization of deferred launch incentives, (iv) exit and restructuring charges, (v) impairment charges and (vi) gains (losses) on business and asset dispositions.	Adjustments on the same bases described above for Net Revenue.

The quantitative goals were weighted to reflect equal emphasis on the three measures. The Committee approved the targets in early 2019. For 2019, the quantitative targets, weighting and results were as follows (actual achievement is after the aforementioned adjustments):

	Weighting	Threshold	Target	Actual Achievement
Net Revenue ($ in millions)	33.3%	$9,976	$11,085	$11,185
Adjusted Free Cash Flow ($ in millions)	33.3%	$2,016	$2,570	$3,132
Further Adjusted OIBDA ($ in millions)	33.3%	$3,714	$4,643	$4,732

The Committee set the individual qualitative goals for Mr. Zaslav related our strategic priorities, and for Mr. Wiedenfels based on the priorities in his role as CFO. The Committee sets updated goals each year based on changing priorities, and there is variation from year to year in both the substance of the annual goals and how they are weighted.

For 2019, Mr. Zaslav’s qualitative goals, with weighting, were to:

•	drive cost synergy, revenue, and free cash flow for Discovery Inc. (30%);

•	continue the integration of Scripps Networks through transformation and achieving long-term objectives and goals (20%);

•

grow over-the-top business by building and improving products (GolfTV, Eurosport Player, DPlay and Motor Trend); evaluate new products and offerings in natural history, food, and home; grow direct-to-consumer business by continuing to build the GO platform in the US (35%); and

•

continue to drive revenue growth globally through strong affiliate and advertising sales on cable and free-to-air platforms to drive strong annual performance and overall company value; develop additional revenue streams for content on skinny bundles and other content distribution (15%).

For 2019, Mr. Wiedenfels’ qualitative goals, with weighting, were to:

•	drive the transformation of the global finance function and lead successful transition of global accounting under new chief accounting officer (30)%;

•	lead rigorous management of overall transformation initiatives (30%);

•	drive strategic management of free cash flow optimization (20%);

•	support work of the Finance and Audit Committees, including providing effective and timely reporting and analysis in priority areas (10%); and

•	deliver strong finance core activities to provide effective day-to-day support to the business (10%).

The weighting was based on the Committee’s determination of the relative priority of each of these goals and reflects the significant emphasis on continued enterprise transformation. The Committee historically has set annual qualitative goals with a significant degree of “stretch” and has evaluated achievement against the goals by requiring a significant degree of over-performance to meet the goal.

In February 2020, the Committee reviewed the achievement of these quantitative and qualitative goals, considering the CEO’s and CFO’s self-assessments and, with respect to Mr. Wiedenfels, the input of the CEO and with respect to Mr. Zaslav, the input of the Board. The Committee determined that the Company achieved 100.9% of the Net Revenue metric, 121.9% of the Adjusted Free Cash Flow metric, and 101.9% of the Further Adjusted OIBDA metric. The metrics were designed to provide a maximum payout of 100% only upon at least 100% performance for each of the three quantitative goals. The threshold for a payout was achievement of more than 80% of the metric (performance at 80% or less would result in no payout based on the scale), and for prorated payout for performance between 80% and 100% of the metrics. Based on the performance against the three metrics, the overall calculation of the payout amount was 100% of the target amount.

With respect to the qualitative goals, the Committee, in consultation with the Board, determined that Mr. Zaslav had achieved his qualitative goals at the 97.9% level and that Mr. Wiedenfels had achieved his qualitative goals at the 100% level.

Based on these assessments, the Committee approved a total bonus payment of $21,763,500 to Mr. Zaslav. With respect to Mr. Wiedenfels, the Committee approved a total bonus payment of $2,630,388, based on achievement of the quantitative and qualitative goals, and the inclusion of a performance pool allocation as recommended by the CEO based on Mr. Wiedenfels’ strong performance in 2019 and leadership in the areas of transformation and cash flow management.

Determination of Annual Cash Bonus Awards to Messrs. Campbell, Perrette and Faricy

The 2019 annual cash bonus for Messrs. Campbell, Perrette and Faricy was based on the terms of the ICP. The ICP specifies various financial metrics depending on an employee’s role and business alignment. The aggregate amount payable to an individual under the ICP is calculated by:

•	first, determining the target bonus of each employee (the pre-established percentage of the employee’s base salary);

•

second, establishing the amount payable as a result of our performance versus the ICP financial metrics and any applicable line of business performance measures, as applied to the target bonus amount, including application of a “Digital Modifier” based on the contribution to revenue from various digital businesses within Discovery or within the applicable line of business (such amount, the “ICP Payout Percentage”); and

•

third, adding to the total payout amount a specific dollar amount that is an allocation of the “performance pool.” The performance pool is a total amount of money that is available to allocate to high performers, with the amount available to allocate varying based on our overall financial performance.

The 2019 annual cash bonus awards to Messrs. Campbell, Perrette and Faricy were calculated as follows:

Base Salary	X	NEO’s Individual Target Bonus Percentage	X	ICP Payout Percentage	+	Performance Pool Allocation (if applicable)	=	Cash Bonus Award paid to NEO

2019 ICP and Performance Pool

In the first quarter of 2019, the Committee established threshold (20% payout), target (100% payout) and maximum (110% payout) amounts for each of the ICP financial metrics, a ceiling beyond which higher payments would only be made relating to such metric at the Committee’s discretion and a scale that determined the amount payable for achievement of results between the minimum and the over-achievement amounts. For 2019, we again used a “modifier” based on achievement of digital revenue targets, which could, at the Committee’s discretion, modify the amount of the ICP payment up or down. The Committee also established the financial metric that would determine the funding of the performance pool, based on overachievement of the Adjusted Free Cash Flow metric under the ICP.

For NEOs who work in or are fully dedicated to support a line of business within Discovery (e.g., Discovery International, Global Direct-to-Consumer) a portion of their ICP award will be based on the performance of their line of business. For these NEOs, 20% of their ICP will be based on achievement of the Discovery corporate ICP metrics set forth above, and 80% will be based on achievement of the ICP metrics for their line of business. A Digital Modifier may also be applied to the line of business results. In 2019, Messrs. Perrette and Faricy had a portion of their ICP awards determined by the performance of their respective lines of business.

Corporate ICP. The 2019 ICP performance targets for the Company as a whole are set forth in the following table. The metrics were again based on a weighting of 50% Revenue and 50% Adjusted Free Cash Flow. The Net Revenue and Adjusted Free Cash Flow measures for the Company-wide metrics are the same measures used with respect to the annual cash bonus for Messrs. Zaslav and Wiedenfels, and were subject to the same adjustments discussed above. The numbers in the table above under “Actual Achievement” reflect the adjustments discussed above.

Discovery	Weighting	Threshold	Target	Maximum	Actual Achievement
Net Revenue ($ in millions)	50%	$9,976	$11,085	$12,193	$11,185
Adjusted Free Cash Flow ($ in millions)	50%	$2,016	$2,570	$3,124	$3,132

With respect to the Digital Modifier, the Committee established a target of an $849 million contribution to revenue from the various digital businesses within Discovery. The actual contribution to revenue from these digital businesses was $866 million, which exceeded the target. Based on this over-performance, the Committee approved a 1.0% upward modification of the Corporate 2019 ICP score.

Discovery International. The 2019 ICP performance targets for Discovery International (the metric used for 80% of Mr. Perrette’s 2019 bonus) are set forth in the following table. The Committee adjusted the performance against the metrics for Discovery International, based on the same categories and adjustments applied to the Company-wide metrics. In addition to the adjustments discussed above, the Committee also adjusted the Discovery International financial performance for certain intra-company fund transfers.

Discovery International	Weighting	Threshold	Target	Maximum	Actual Achievement
Net Revenue ($ in millions)	50%	$3,608	$4,009	$4,409	$4,069
Further Adjusted OIBDA ($ in millions)	50%	$732	$1,012	$1,293	$1,084

With respect to the Digital Modifier for Discovery International, the Committee established a target of a $245 million contribution to revenue from the various digital businesses within Discovery International. The actual contribution to revenue from these digital businesses in Discovery International was $253 million, which exceeded the target. Based on this over-performance, the Committee approved a 1.7% upward modification of the Discovery International 2019 ICP score.

Global Direct-to-Consumer. The 2019 ICP performance targets for the Global Direct-to-Consumer business (the metric used for 80% of Mr. Faricy’s 2019 bonus) are set forth in the following table. The Committee adjusted the performance against the metrics for Global Direct-to-Consumer based on the same categories and adjustments applied to the Company-wide metrics. The Committee used the corporate Digital Modifier for the Global Direct-to-Consumer business, resulting in a 1.0% upward modification of the Global Direct-to-Consumer 2019 ICP score.

Global DTC	Weighting	Threshold	Target	Maximum	Actual Achievement
Net Revenue ($ in millions)	75%	$617	$686	$755	$706
Further Adjusted OIBDA ($ in millions)	25%	$(103)	$(42)	$20	$3

Assessment of Performance. The determination as to whether the 2019 ICP financial performance measures were met was made in the 2019 Annual Bonus Review during the first quarter of 2020, following review of the full-year 2019 financial statements. Based on our financial performance in 2019 versus the ICP performance targets and the impact of the Digital Modifier, the Committee funded the Corporate ICP pool at 106.5% of target, Discovery International at 104.5% and Global Direct-to-Consumer at 105.3%.

The Committee also funded the 2019 performance pool based on our significant over-delivery of our Adjusted Free Cash Flow target as disclosed on page 47. As part of the February 2020 Annual Bonus Review, the Committee determined whether to allocate performance pool amounts to each NEO other than the CEO. The performance pool is funded as a total amount; all bonus-eligible employees (other than the CEO) are eligible for an award under the performance pool. For NEOs other than the CEO, the CEO recommends individual awards that are paid as part of the overall annual bonus payout. For 2019, the CEO’s recommendations were based on individual performance, with particular emphasis on actions taken to transform our enterprise to completely realize the cost synergies of the Scripps Networks acquisition, reduce our overall leverage and improve free cash flow performance.

Mr. Zaslav provided his assessment of each of Messrs. Campbell, Perrette and Faricy and a recommended ICP award and performance pool allocation for each NEO. The Committee reviewed this recommendation, each NEOs’ self-assessment of individual performance for 2019, and Mr. Zaslav’s review of each executive’s 2019 performance. Based on this review, the Committee approved cash bonuses under the ICP and a performance pool allocation for Messrs. Campbell, Perrette and Faricy as set forth in the table below:

NEO	ICP Target Amount	ICP Payout Percentage	Cash Bonus Award (ICP+Performance Pool)
Bruce Campbell	$2,781,000	106.5%	$4,061,765
Jean-Briac Perrette	£2,668,750	104.5%	£3,703,414
Peter Faricy	$1,680,000	105.3%	$2,279,712

Long-Term Incentive Compensation

We make equity awards as part of our long-term incentive compensation program under our 2013 Incentive Plan. We believe that delivering a substantial portion of an executive’s total direct compensation in equity or equity-type awards helps to align our executives’ interests with those of our stockholders. In 2019, we made long-term equity or equity-type awards to each of the NEOs, which we believe serves to focus their attention on increasing the Company’s value over time.

Annual LTI Review and New Hire/Contract Renewal Awards

The Committee generally considers LTI awards to the NEOs in two categories: annual awards, in the same process used for executive-level employees early each year in the Annual LTI Review, and special awards for newly-hired executives or in conjunction with the renewal of an existing fixed-term contract. The Committee made awards to Messrs. Wiedenfels, Campbell, Perrette and Faricy as part of the 2019 Annual LTI Review which took place in February 2019. Mr. Zaslav’s LTI awards for each year are specified in his employment agreement, although the Committee determines performance metrics for each performance-based award to Mr. Zaslav at the time the award is made.

In the Annual LTI Review, as an initial matter, the Committee reviews market data for similar roles in the peer group and determines a target amount for the LTI awards that is expressed as a dollar value. With respect to each NEO other than the CEO, the CEO then reviews the target value approved by the Committee and recommends a dollar value for the award based on each NEO’s individual performance. The Committee approves the overall award value, which is then converted into a number of units, as further described below.

For new hire and contract renewal awards, the Committee follows a similar process, referring to market data, as well as internal equity and the overall compensation terms of the agreement. The Committee determines a target amount expressed as a dollar value, which is then converted into a number of units, as further described below.

Timing of Awards. The Committee’s intent is to approve equity awards annually in February each year, with new hire, promotion, and contract grants made throughout the year in the Committee’s regular meetings. The Committee uses a consistent effective date for annual grants of March 1, with the approval of the grants occurring in late February but with a March 1 effective date. This allows a consistent grant date and vesting schedule for annual awards made to employees and provides for consistent annual grant timing.

For new hire, promotion, and contract grants made at other times throughout the year, the Committee continued the practice of making such grants at regularly-scheduled Committee meetings every two to three months. On occasion for administrative convenience, the Committee may make a grant with a future effective date, with the grant price set on the future effective date.

Our practice of setting regular equity award grant dates based on scheduled Committee meetings, and adopting a consistent date for the annual grants, is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information which is likely to result in an increase in its stock price, or to delay the grant of stock awards until after the release of material, non-public information that is likely to result in a decrease in the Company’s stock price.

2019 Long-Term Incentive Awards

The following chart summarizes the equity awards made in 2019 to each NEO. Because the stock option awards for Mr. Zaslav were specified in the Zaslav 2018 Employment Agreement as a number of units rather than an overall target value, we have included the grant date fair value for those awards in the column that specifies the 2019 target amount for the other NEOs.

NEO	2019 Target Amount or FMV	2019 LTI Awards
David M. Zaslav, CEO	$10,251,456 $3,199,771 $6,954,772 Total value: $20,405,999	352,526 Series A PRSUs 117,509 Series A PRSUs 989,229 Stock Options

Gunnar Wiedenfels, CFO	$1,750,000 $1,750,000 Total value: $3,500,000	185,184 stock options 60,554 RSUs (annual)

Bruce L. Campbell, Chief Development, Distribution & Legal Officer	$1,600,000 $1,600,000 Total value: $3,200,000	169,311 stock options 55,364 RSUs (annual)

Jean-Briac Perrette, President and CEO, Discovery International	$1,750,000 $1,750,000 $4,000,000 Total value: $7,500,000	185,184 stock options 60,554 RSUs (annual) 140,057 RSUs (contract renewal)

Peter Faricy, CEO, Global Direct-to-Consumer	$1,600,000 $1,600,000 Total value: $3,200,000	169,311 stock options 55,364 RSUs (annual)

2019 Long-Term Incentive Awards to CEO

Under the Zaslav 2018 Employment Agreement, Mr. Zaslav received the following awards in 2019:

•

an award of 989,299 options in Series A common stock on January 2, 2019, with a grant price of $33.24 (121.55% of the closing price on July 16, 2018, the date the Zaslav 2018 Employment Agreement was approved) and which vest 100% on the last day of the term of the employment agreement, December 31, 2023;

•	an award of 352,526 Series A PRSUs on March 1, 2019 which vested on March 1, 2020 based on our revenue, Adjusted OIBDA and Adjusted Free Cash Flow performance during 2019; and

•	an award of 117,509 Series A PRSUs on March 18, 2019 which vested on March 18, 2020 based on our revenue, Adjusted OIBDA and Adjusted Free Cash Flow performance during 2019.

The design of Mr. Zaslav’s compensation in his employment agreement emphasizes stockholder alignment through tying the vast majority of his compensation to Discovery equity, requiring substantial stock holdings, and, with respect to the stock option grant made in 2019 under the Zaslav 2018 Employment Agreement, requiring substantial and sustained increase in share price for the awards to deliver value.

2019 Long-Term Incentive Awards to Other NEOs

For 2019, the awards to Messrs. Wiedenfels, Campbell, Perrette and Faricy were in the form of stock options and RSUs (50% of the target value in stock options with respect to the Company’s Series A common stock, 50% in RSUs with respect to the Company’s Series A common stock. The Committee adopted this long-term incentive design for NEOs after reviewing market trends and best practices and concluding that these awards would:

•	provide appropriate incentives;

•	link the interests of our senior executives to those of our stockholders; and

•	serve as a retention tool.

Stock Options

The stock option awards have a four-year vesting schedule, become exercisable (while the holder remains employed) in equal tranches of 25% on the first four anniversaries of the date of grant, expire on the seventh anniversary of the date of grant, assuming continued employment, and are otherwise consistent with the terms of the applicable plan and award agreement. The approved value is converted into a number of stock options based on the Black-Scholes value of the stock option using the closing price of our Series A common stock on the Nasdaq Global Select Market. In 2019, the Committee continued the practice of using the Black-Scholes valuation of the stock options as of the last trading day of the month prior to the date of grant and the closing price of the Series A common stock as of the trading day before the date of grant with respect to these calculations. This administrative practice allows more efficient processing of equity grants.

RSUs

The RSU awards have a four-year vesting schedule, vesting in three substantially equal tranches, the first 33% on March 1 after the second anniversary of the date of grant and the remaining 33% and 34% on March 1 following the third and fourth anniversaries, assuming continued employment, and are otherwise consistent with the terms of the applicable plan and award agreement. The approved value is converted into a number of RSUs based on the closing price of our Series A common stock on the Nasdaq Global Select Market on the last trading day prior to the date of grant.

Payouts under PRSU Awards with Performance Periods Ending in 2019

In February 2020, the Committee reviewed achievement of the performance thresholds for PRSU awards with performance periods that ended on December 31, 2019. Messrs. Zaslav, Campbell and Perrette held these awards as noted in the table below:

Award Type	Performance Period	Executive(s) with Award
3-Year Target PRSUs awarded in 2017	2017-2019	Zaslav, Campbell, Perrette
2-Year Target PRSUs awarded in 2018	2018-2019	Zaslav
1-Year Target PRSUs awarded in 2019	2019	Zaslav

As discussed above under “Comparative Financial Measures,” with respect to the awards granted to Messrs. Campbell and Perrette in 2017, the Committee reviewed the Company’s performance relative to the applicable peer group during the three-year performance and determined that the Company’s performance was strong relative to its peers. Accordingly, the Committee decided not to exercise its discretion to reduce the number of shares payable upon settlement of these awards.

The Committee then reviewed the Company’s performance against the three financial metrics and concluded that the Company had met or exceeded the Net Revenue, Adjusted OIBDA, and Adjusted Free Cash Flow metrics during the relevant performance periods when measured on a currency-neutral basis. The multi-year performance metrics are set based on foreign exchange rates prevailing at the time the metrics are established. In 2017, the Committee determined to measure the results using the same constant foreign exchange rates, so that the comparison would not be influenced by fluctuations in the foreign exchange environment. The Committee concluded that it was appropriate to measure performance without the effect of currency fluctuation as management has little or no control over the impact of foreign exchange rates. This adjustment increased the performance against the metrics by less than 1%.

The metrics for all of the PRSUs were based on the Company’s long-range plans as constructed in the year of grant, with moderation as deemed appropriate by the Committee to address the length of the period being measured. These long-range plans were developed on a constant currency basis, and target amounts may vary accordingly.

The performance against the performance metrics for each award is set forth in the tables that follow:

3-Year Target PRSUs awarded in 2017

3-Year PRSU Performance ($ in millions)	Target		Performance
	Target Weighting	Cumulative PRSU Target ($)	2017 ($)	2018 ($)	2019 ($)	Cumulative ($)	Performance against Target
Revenue	20%	19,130	6,867	9,019	10,972	26,858	140%
Adjusted OIBDA	40%	6,659	2,540	3,410	4,641	10,591	159%
Adjusted Free Cash Flow	40%	3,606	1,502	1,816	3,224	6,541	181%

2-Year Target PRSUs awarded in 2018

2-Year PRSU Performance ($ in millions)	Target		Performance
	Target Weighting	Cumulative PRSU Target ($)	2018 ($)	2019 ($)	Cumulative ($)	Performance against Target
Revenue	20%	14,102	9,236	11,287	20,523	146%
Adjusted OIBDA	40%	4,781	3,449	4,704	8,152	171%
Adjusted Free Cash Flow	40%	2,682	1,848	3,272	5,120	191%

1-Year Target PRSUs awarded in 2019

1-Year PRSU Performance ($ in millions)	Target		Performance
	Target Weighting	PRSU Target ($)	2019 ($)	Performance against Target
Revenue	20%	11,085	11,243	101%
Adjusted OIBDA	40%	4,643	4,705	101%
Adjusted Free Cash Flow	40%	2,570	3,247	126%

Based on our cumulative performance for each of these periods, the Committee certified the vesting of the 3-Year Target PRSUs granted to Messrs. Zaslav, Campbell and Perrette at 100% and certified the vesting of the 2-Year Target PRSUs and 1-Year Target PRSUs granted to Mr. Zaslav at 100%. For the awards to Messrs. Campbell and Perrette, 100% of the shares vested in 2020, with 50% distributed at the time of vesting and the remaining 50% to be distributed in February 2021 based on the executive’s continued employment and the other terms and conditions of the award. For the awards to Mr. Zaslav, 100% of the shares vested in 2020, with 50% distributed at the time of vesting, and 25% to be distributed in each of 2021 and 2022 based on his continued employment and the other terms and conditions of the award.

Retirement Plans and Other Benefits

Retirement Benefits

The U.S.-based NEOs generally participate in the same benefit plans and on the same terms as are offered to other U.S.-based full-time employees. We offer a 401(k) defined contribution plan as well as a non-qualified Supplemental Deferred Compensation Plan (the “SRP”) that is available to U.S.-based senior employees, including all of the NEOs other than Mr. Perrette. The eligible NEOs participate in these plans on the same terms and conditions as other eligible employees.

To encourage participation in the 401(k) plan, the Company makes a matching contribution of (i) 100% of the employee’s first 3% of salary contributions to the defined contribution plans and (ii) 50% of the employee’s next 3% of salary contributions, up to a maximum amount of 4.5% of eligible base salary in the form of Company matching contributions, subject to certain limits under applicable tax regulations. The Company does not make matching contributions into the SRP. In addition to base salary deferrals, participants in the SRP are also permitted to defer portions of their annual bonus awards into their SRP accounts. The 401(k) and SRP accounts offer the same investment options, with the amounts actually invested for the 401(k) plan and with earnings measured hypothetically for the SRP.

We believe the SRP is necessary to allow employees who would otherwise be limited by IRS restrictions on the amount of compensation that may be considered in participation in the Company’s 401(k) plan to save a proportionate amount for retirement and support the goals of providing competitive compensation packages to our employees.

Mr. Perrette is employed in the U.K. and participates in the Company’s benefit plans and programs as offered to other U.K.-based Company employees. These benefits include a defined contribution pension plan.

For more information about the SRP, please refer to the 2019 Non-Qualified Deferred Compensation Table on page 59 under “Executive Compensation Tables” below.

Health, Welfare and Other Personal Benefits

The U.S.-based NEOs are eligible to participate in the health, welfare and fringe benefits we generally make available to our U.S.-based regular full-time employees, such as basic and supplemental life insurance, short and long-term disability, commuter reimbursement, fitness reimbursement and access to legal resources. Mr. Perrette is based in the U.K. and is eligible to participate in the health, welfare and fringe benefits we generally make available to our U.K.-based regular full-time employees, such as life insurance benefits, short- and long-term disability, and an employer pension scheme.

In addition, we provide the following perquisites and other personal benefits to our NEOs:

Relocation Expenses and International Assignment Benefits; Related Gross-Up

Consistent with our objective to attract and retain a high-performing executive management team for senior roles in our global business, we place high performing executives on international assignments to fill key roles in the places where we do business. We provide relocation and international assignment benefits consistent with our international long-term assignment policies, including reimbursing relocation costs, offering education and other allowances, providing tax equalization benefits, which are intended to maintain the executive’s out of pocket tax liabilities at the same level they would have been had the executive not been assigned to a foreign jurisdiction and, for some benefits, paying the executive an amount equal to the tax resulting from the reimbursement or allowance (a “gross-up”). Mr. Perrette had served initially in his role as an expatriate but was transferred to local pay and benefits in connection with his new employment agreement in 2016. After his localization in June 2016, Mr. Perrette no longer retains any international assignment-related benefits, other than his continuing eligibility for ongoing tax preparation assistance, and repatriation benefits in the event Mr. Perrette’s employment is terminated without Cause (as defined in his employment agreement) or due to the Company’s decision not to renew the employment agreement at the end of the term. For a description of Mr. Perrette’s employment agreement, see “Executive Compensation—Executive Compensation Arrangements,” below.

Mr. Faricy was provided with corporate housing for the first 10 months of his employment under the terms of his employment agreement. This cost of the housing is considered taxable income to him and is eligible for gross-up.

Aircraft Usage; Related Gross-Up

We lease a dedicated corporate aircraft and also have an agreement with NetJets Inc. pursuant to which we lease the right to a specified amount of travel each calendar year on NetJets’ aircraft. We allow Mr. Zaslav to use a portion of our allotted travel time on our corporate aircraft, or NetJets aircraft, for personal use.

Under the Zaslav 2018 Employment Agreement, Mr. Zaslav is permitted to use up to 200 hours of flight time each year for personal use. The first 100 hours are provided to him by the Company. With respect to the second 100 hours, Mr. Zaslav is required to reimburse the Company at a rate of two times fuel cost, under a time-sharing agreement entered between the Company and Mr. Zaslav. For details regarding Mr. Zaslav’s employment agreement, please see “NEO Employment Agreements.”

Family members may accompany Mr. Zaslav on authorized business flights on corporate aircraft or NetJets flights at no aggregate incremental cost to the Company. For 2019, we provided a gross-up to Mr. Zaslav to cover taxes for imputed income arising when a family member accompanied him on business travel at the request of the Company (e.g., when Mr. Zaslav’s spouse accompanied him to a business event in which attendance by a spouse is customary and serves our business interests).

Home Office Expenses & Car Allowance

We reimburse Mr. Zaslav for limited home office expenses, including Internet access. We also provide Mr. Zaslav with a monthly car allowance as provided in his employment agreement

For more information regarding the perquisites provided in 2019 to each NEO, please refer to the “All Other Compensation” column of the 2019 Summary Compensation Table.

OTHER COMPENSATION-RELATED MATTERS

Risk Considerations in our Compensation Programs

In view of the current economic and financial environment, the Committee has reviewed the design and operation of our incentive compensation arrangements. The Committee has determined that these arrangements do not provide our employees with incentive to engage in business activities or other actions that would threaten our value or the investment of our stockholders, or that would otherwise be reasonably likely to have a material adverse effect on us. The outside consultant to the Committee, Croner, assisted the Committee in its risk assessment of our executive compensation programs in meetings throughout 2019 and advised the Committee in reaching this conclusion as to those plans; however, Croner did not participate in the assessment of risk with respect to non-executive compensation arrangements.

Executive Stock Ownership Policy

In 2012, the Committee adopted an executive stock ownership policy that applies to each of the NEOs. The policy requires each NEO to hold a specified amount of our stock, calculated as a multiple of the executive’s base salary, as described in the table below. In 2015, the Committee increased the stock ownership requirement for Mr. Zaslav from five times base salary to six times base salary.

Position	Requirement (multiple of base salary)	Timeframe to reach (from later of effective date or becoming covered by policy)
CEO	6X	5 years
Other NEOs	2X	5 years

The Committee determined that any shares of our stock beneficially owned by the covered executive, as well as unvested awards of PRSUs and RSUs, but not shares underlying unvested stock options, would be counted for purposes of meeting the stock holding target. Once an executive meets the target, the executive is expected to maintain holdings at the target for as long as he or she remains in a role that is identified as a covered executive under the policy.

The Committee may consider failure to meet the requirements of the policy in making compensation decisions for a covered executive and may take any other action appropriate to support the intent of the policy, including requiring an executive to retain a percentage of shares pursuant to stock option exercises or vesting events in future years.

In December of 2019, the Committee reviewed the NEOs’ progress toward meeting the requirements of the executive stock ownership policy. Each of the NEOs has met the stock holding requirement.

Mr. Zaslav is also subject to certain stock holding requirements pursuant to the Zaslav 2018 Employment Agreement as described in “NEO Employment Agreements,” beginning on page 34. For 2019, Mr. Zaslav was required to hold 1,800,000 shares of our stock, and for 2020, Mr. Zaslav will be required to hold 2,220,000 shares of our stock. Mr. Zaslav met his 2019 requirement and, as of the date of this proxy statement, has also met his 2020 requirement. Mr. Zaslav also is required to retain all shares realized upon exercise of the stock options granted as contemplated by the Zaslav 2018 Employment Agreement, net of shares used to pay the exercise price and taxes on exercise, until he separates from employment.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) was the U.S. federal tax provision that generally limited the tax deductibility of compensation paid to “covered employees” to $1 million. Performance-based compensation paid through calendar year 2017 was not subject to the limits on deductibility of Section 162(m), provided such compensation met specified requirements, including stockholder approval of material terms of compensation. Deductibility of performance-based compensation under Section 162(m) was eliminated by the Tax Cuts and Jobs Act of 2017 effective January 1, 2018, subject to transition rules. In addition, the definition of “covered employees” under Section 162(m) was amended to expand the definition of “covered employees.” As such, effective January 1, 2018 “covered employees” include any person who was the chief executive officer or chief financial officer at any time during the tax year, as well as the next three most highly paid NEOs as of the last day of the taxable year. In addition, any person who was a covered employee as of January 1, 2017 or becomes a covered employee thereafter will remain a covered employee in perpetuity.

As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation) will not be deductible by us. The Committee considers tax deductibility in making compensation decisions, to the extent deductibility is reasonably practicable and consistent with our other compensation objectives. The change in law was a factor in the Committee’s determining to make awards of RSUs rather than PRSUs to NEOs other than the CEO in the February 2019 Annual LTI Review.

Clawback Policy

All employees are subject to a “clawback” policy, adopted by the Committee in 2010. Under this policy, in addition to any other remedies available to us (but subject to applicable law), if the Board, or the Committee, determines that any employee has engaged in fraud or misconduct that resulted in a financial restatement, we may recover, in whole or in part, any bonus or other incentive-based or equity-based compensation, received by the employee from us in the 12 months after the filing of the financial statement that was found to be non-compliant. The Committee determined that it was appropriate to adopt the policy to provide a further deterrent to fraudulent activity.

Hedging and Derivative Trading Transactions

Hedging of our stock by the NEOs is permitted with the prior approval of our General Counsel. In 2019, none of our NEOs engaged in any hedging transactions. This policy applies to all of our employees.

Our Company prohibits certain derivative transactions in our stock by the NEOs, as well as certain other officers, directors and their families. Specifically, they may not, at any time:

•	trade in any public puts, calls, covered calls or other derivative products involving Company securities; or

•	engage in short sales of Company securities.

Impact of the Most Recent Say on Pay Vote

At our annual meeting of stockholders held on May 18, 2017 (the “2017 Annual Meeting”), we held an advisory vote on executive compensation, or “Say on Pay” vote, and a majority of stockholders voted in favor of our executive compensation program at that meeting. We also held an advisory vote at our 2017 Annual Meeting for stockholders to indicate how frequently we should conduct future advisory votes on executive compensation, or “Say on Pay” votes. Stockholders at the 2017 Annual Meeting voted in concurrence with the Board’s recommendation to hold future “Say on Pay” votes every three (3) years, meaning the most recent “Say on Pay” vote was the vote taken at the 2017 Annual Meeting. We are holding a “Say on Pay” vote at the 2020 Annual Meeting, as described in Proposal 3, appearing on page 79.

Our executive compensation program is designed to pay for performance and effectively balance executive and stockholder interests. The Committee considered the outcome of the “Say on Pay” vote from the 2017 Annual Meeting, and continues to believe that our executive compensation structure, which includes long-term agreements with each of our NEOs and delivers a significant majority of NEO compensation in performance-based vehicles, is effective in meeting our compensation objectives. The Committee has made material changes to our executive compensation program design or philosophy since the 2017 Annual Meeting.

The Committee also believes that holding a “Say on Pay” vote every three years is a reasonable frequency because it allows for an appropriate interval between each vote, giving the Committee and the Board an opportunity to evaluate the results of the prior vote, as well as enabling our stockholders to assess the impact of our executive compensation policies and decisions. Consistent with our view that our executive compensation program should serve as an incentive and retention tool, we take a long-term view of executive compensation and encourage our stockholders to do the same. A triennial vote will also give our Board sufficient time to engage with stockholders to better understand their views about executive compensation and respond effectively to their concerns.

EXECUTIVE COMPENSATION TABLES

The following tables set forth compensation information for our NEOs.

2019 Summary Compensation Table

Name and Principal Position	Year		Salary ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Bonus ($)	Total ($)
David M. Zaslav	2019		3,000,000		13,451,226	6,954,772	21,763,500		674,414	(6)		45,843,912
President and Chief Executive Officer	2018		3,000,000		14,839,655	102,107,461	9,000,000		551,889			129,499,005
	2017		3,000,000		14,994,939	15,606,127	8,141,565		505,353			42,247,984

Gunnar Wiedenfels	2019		1,160,453		1,760,910	1,787,026	2,630,388		46,928	(7)		7,385,705
Chief Financial Officer	2018		1,127,923		1,483,973	1,552,659	2,422,507		59,374			6,646,436
	2017	*	803,846		1,266,441	1,155,207	1,570,378		1,202,432			5,998,304

Bruce L. Campbell	2019		1,843,615		1,609,985	1,633,851	4,061,765		18,329			9,167,546
Chief Development, Distribution and Legal Officer	2018		1,769,088		5,193,904	1,552,659	3,811,762		17,582			12,344,995
	2017		1,591,910		1,374,553	1,432,360	3,307,846		49,953			7,756,622

Jean-Briac Perrette	2019		1,948,645	(8)	5,723,123	1,787,026	4,732,222	(9)	275,622	(10)		14,467,453
President and Chief Executive Officer, Discovery International	2018		1,441,811		1,607,641	1,682,051	3,667,739		91,665			8,490,907
	2017		1,549,356		1,624,477	1,692,783	2,879,328		486,127			8,232,071

Peter Faricy	2019		1,400,000		1,609,985	1,633,851	2,279,712		416,010	(11)		7,339,558
Chief Executive Officer, Global Direct to Consumer	2018	*	376,923		3,007,310	—	557,406		686,324		200,000	4,827,963

*	Partial year. Mr. Wiedenfels joined the Company on April 1, 2017 and Mr. Faricy joined the Company on September 17, 2018.
(1)

The dollar amounts in this column represent the actual salary amount that each NEO received in 2019. Amounts may vary from salary amounts stated in their respective employment agreements due to timing of payments made under our normal payroll practices.

(2)

The amounts in this column represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of PRSUs and RSUs for each of the applicable fiscal years. For each of the PRSU and RSU awards, the grant date fair value is calculated using the closing price of our Series A or Series C common stock, as applicable, on the grant date as if these awards were fully vested and issued on the grant date. See Note 15 to our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report on Form 10-K”) for information regarding the value determination of the PRSU awards. There can be no assurance that these grant date fair values will ever be realized by any NEO. See the 2019 Grants of Plan-Based Awards table on page 62 for additional information on PRSU and RSU awards made in 2019.

(3)

The amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718 with respect to the cash- and stock-settled stock appreciation rights and option awards granted to our NEOs for each of the applicable fiscal years. For stock options, we calculate the grant date fair value using the Black-Scholes model, using the assumptions described in Note 15 to our Annual Report on Form 10-K. For the cash- and stock-settled stock appreciation rights, we calculate the grant date fair value using the Black-Scholes model, using the assumptions described in Note 15 to our Annual Report on Form 10-K. These amounts do not reflect actual payments made to our NEOs. There can be no assurance that the full grant date fair value will ever be realized by any NEO.

(4)	These amounts reflect the cash performance awards earned by the applicable NEO for 2019. These amounts were calculated as described in the CD&A beginning on page 27.

(5)	The table below outlines payments made on behalf of the NEOs under our U.S. benefit plans in 2019:

	Basic Life ($)	Disability/Long Term Care ($)	Matching Contributions
			401(k) ($)	SRP ($)
Mr. Zaslav	636	6,474	12,600	0
Mr. Wiedenfels	636	3,981	12,600	0
Mr. Campbell	636	5,002	12,691	0
Mr. Perrette	0	321	0	0
Mr. Faricy	636	554	17,269	0

In addition to the U.S. benefits described above, we made payments on behalf of Mr. Perrette as follows: £2,838 for U.K. life assurance, £2,156 for disability insurance and £6,345 for the U.K. pension plan.

For more information regarding these benefits, please see “NEO Compensation in 2019—Retirement Plans and Other Benefits” beginning on page 55 in the CD&A.

(6)

The amount reported includes $16,800 for a car allowance, $599 for home office expenses and $15,283 for personal security services. This amount also includes $567,601 for personal use of aircraft (including family travel for which Mr. Zaslav is not provided a tax gross-up) and $54,421 for tax gross-ups for business associate and spouse travel at the request of the Company that is considered business use. See “NEO Compensation in 2019 – Retirement Plans and Other Benefits - Aircraft Usage; Related Gross-Up” on page 56 in the CD&A for more information regarding our policies for Mr. Zaslav’s use of our corporate aircraft.

(7)	This amount includes $27,532 for tax services and $452 for immigration services. Additionally, this amount includes $1,727 in associated tax gross-ups, pursuant to the Company’s relocation policy.
(8)

Under the terms of Mr. Perrette’s employment agreement, he is to be paid in British pounds. For 2019, Mr. Perrette’s salary was £1,525,000. This amount was converted to United States dollars using a conversion rate of 1.2778 United States dollars per British pound, which is the average of the monthly Bloomberg spot rate as of the second business day prior to each month end during 2019.

(9)

This amount was calculated using Mr. Perrette’s salary, which is denominated in British pounds. After Mr. Perrette’s ICP and performance pool amounts were determined as further described on page 39 in the CD&A, those amounts were then converted into United States dollars using the same conversion rate described in Note (8) above.

(10)

This amount includes $53,770 for tax services, pursuant to the Company’s relocation policy. Discovery also provided tax equalization payments for Mr. Perrette, which resulted in Company expenses of $207,042 for 2019. In converting the amounts from British pounds to United States dollars, we used the same conversion rate described in Note (8) above. This may not have been the exchange rate in effect at the time the payments in respect of the amounts described in this paragraph were made.

(11)

This amount includes $218,178 in temporary lodging expenses incurred in connection with Mr. Faricy’s relocation as well as a short-term assignment to our London office, $11,377 in immigration services and $167,996 in associated tax gross-ups.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of our CEO to the annual total compensation of the median-paid employee of the Company (“Median Employee”). Our 2019 CEO to Median Employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K, and represents a reasonable estimate.

For 2019, we re-identified our Median Employee due to the impact of the integration of Scripps Networks, which we acquired in March 2018. To identify our median employee, we defined “employee” as any full-time, part-time or temporary individual employed and paid by the Company or any of our consolidated subsidiaries as of November 30, 2019. We did not include freelance workers, temporary employees employed and paid by a third party or independent contractors (other than certain employees outside the United States who also work in part as independent contractors in accordance with local compensation practices). We then calculated each employee’s annual cash compensation, our consistently applied compensation measure, using actual base salary, target bonus and target sales commission (if applicable) for the 2019 calendar year. For employees paid in local currencies, we converted their base salary into U.S. dollar amounts using an average exchange rate as of the second business day prior to each month end during 2019. We then sorted the employees (excluding our CEO) by their annual cash compensation to determine the median of annual cash compensation to all employees and, thereby, identified our Median Employee. We then calculated our Median Employee’s annual total compensation using the same methodology we used for our NEOs (including our CEO) as set forth in the 2019 Summary Compensation Table, which resulted in our Median Employee having annual total compensation of $79,343. The 2019 annual total compensation for our CEO as disclosed in the 2019 Summary Compensation Table was $45,843,912. Therefore, the ratio of our CEO’s annual total compensation to the Median Employee’s annual total compensation was 578 to 1.

2019 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securi ties Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold ($)	Target[1] ($)		Maximum (#)		Threshold (#)		Target (#)		Maximum (#)
D. Zaslav			0	22,000,000		22,000,000
Series A Common Stock	01/02/2019	07/16/2018													989,299	[2]	33.24	6,954,772
	03/01/2019	02/27/2019						282,021	[3]	352,526	[3]							10,251,456
	03/18/2019	02/27/2019						58,755	[4]	117,509	[4]							3,199,770
G. Wiedenfels			0	1,400,388		2,917,475
Series A Common Stock	03/01/2019	02/27/2019													185,184	[5]	29.08	1,787,026
	03/01/2019	02/27/2019											60,554	[6]				1,760,910
B. Campbell			0	2,781,000		4,635,000
Series A Common Stock	03/01/2019	02/27/2019													169,311	[5]	29.08	1,633,851
	03/01/2019	02/27/2019											55,364	[6]				1,609,985
J. Perrette			0	3,410,129	[7]	4,871,613	[7]
Series A Common Stock	02/04/2019	02/27/2019											140,057	[8]				3,962,213
	03/01/2019	02/27/2019													185,184	[5]	29.08	1,787,026
	03/01/2019	02/27/2019											60,554	[6]				1,760,910
P. Faricy			0	1,680,000		3,500,000
Series A Common Stock	03/01/2019	02/27/2019													169,311	[5]	29.08	1,633,851
	03/01/2019	02/27/2019											55,364	[6]				1,609,985

[1]

These amounts reflect the possible payouts with respect to awards of annual cash bonus for performance in 2019. Each of the foregoing bonuses are subject to the Compensation Committee’s authority to exercise “downward discretion.” The amounts of annual cash bonus awards actually paid for performance in 2019 are disclosed in the Non-Equity Incentive Plan Compensation column of the 2019 Summary Compensation Table on page 59. For more information regarding the terms of these annual cash bonus awards and the factors used by the Committee in exercising its downward discretion, please see “Compensation Discussion and Analysis—NEO Compensation in 2019—Annual Cash Bonus Awards,” beginning on page 43.

[2]	This award vests 100% in 2023.
[3]

These amounts represent PRSU awards. The PRSUs vest if we achieve certain one-year performance targets. Of the grant, 50% was distributed on March 1, 2020 and 25% will be distributed on each of January 6, 2021 and January 6, 2022, assuming achievement of the one-year performance targets. For more information regarding these awards, please see “Compensation Discussion and Analysis—NEO Compensation in 2019—Long-Term Incentive Compensation.”

[4]

These amounts represent PRSU awards. The PRSUs vest if Mr. Zaslav achieves certain one-year performance goals. Of the grant, 50% was distributed on March 1, 2020 and 25% will be distributed on each of January 6, 2021 and January 6, 2022, assuming achievement of the one-year performance targets. For more information regarding these awards, please see “Compensation Discussion and Analysis— NEO Compensation in 2019—Long-Term Incentive Compensation.”

[5]	These amounts represent stock options that will vest 25% per year for four years beginning on the first anniversary of the grant date and will expire on March 1, 2026.
[6]	These amounts represent RSUs that will vest in four substantially equal installments on the first, second, third, and fourth anniversaries of the grant date.
[7]

Mr. Perrette’s compensation is paid in British pounds. Therefore, financial performance of Mr. Perrette’s lines of business were established and Mr. Perrette’s bonus payout and performance pool amounts were determined in British pounds. Those amounts were then converted into United States dollars at the rate of 1.2778 United States dollars per British pound. See “Compensation Discussion and Analysis— NEO Compensation in 2019” on page 41 for more information on the determination of Mr. Perrette’s bonus payout.

[8]	These amounts represent RSUs that will vest in three substantially equal installments on July 1, 2021, July 1, 2022 and July 1, 2023.

Outstanding Equity Awards at 2019 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)[1]		Market value of shares or units of stock that have not vested ($)
D. Zaslav
Series A Common Stock	0	289,271	[2]	26.38	01/31/2020	301,448	[10,11]	9,869,408
	0	723,176	[3]	27.69	01/31/2021	508,303	[10,12]	16,641,840
	0	1,355,954	[4]	22.95	01/31/2022	616,777	[10,13]	20,193,279
	0	2,435,655	[5]	27.35	07/16/2025	352,526	[10,14]	11,541,701
	0	2,211,344	[6]	28.72	07/16/2025	117,509	[10,15]	3,847,245
	0	2,155,404	[7]	30.15	07/16/2025
	0	2,393,454	[8]	31.66	07/16/2025
	0	1,571,489	[9]	33.24	07/16/2025
	0	989,299	[9]	33.24	07/16/2025

Series C Common Stock	0	289,271	[2]	25.17	01/31/2020
	0	723,176	[3]	27.03	01/31/2021
	0	1,355,954	[4]	21.71	01/31/2022
G. Wiedenfels
Series A Common Stock	80,000	80,001	[16]	26.21	05/22/2024	32,374	[19]	1,059,925
	50,740	152,222	[17]	24.06	03/01/2025	61,678	[20]	2,019,338
	0	185,184	[18]	29.08	03/01/2026	60,554	[21]	1,982,538
B. Campbell
Series A Common Stock	49,605	0		38.01	03/01/2020	24,116	[24]	789,558
	52,858	0		42.29	02/28/2021	46,595	[25]	1,525,520
	148,280	0		32.33	02/23/2022	61,678	[20]	2,019,338
	120,320	40,107	[22]	25.08	02/26/2023	154,195	[20]	5,048,344
	87,339	87,339	[23]	29.50	02/23/2024	55,364	[21]	1,812,617
	50,740	152,222	[17]	24.06	03/01/2025
	0	169,311	[18]	29.08	03/01/2026

Series C Common Stock	49,605	0		36.86	03/01/2020
	52,858	0		41.02	02/28/2021
J. Perrette
Series A Common Stock	9,706	0		38.01	03/01/2020	30,145	[24]	986,947
	11,491	0		42.29	02/28/2021	25,000	[26]	818,500
	174,068	0		32.33	02/23/2022	29,366	[26]	961,443
	150,399	50,134	[22]	25.08	02/26/2023	55,067	[25]	1,802,894
	103,218	103,219	[23]	29.50	02/23/2024	66,818	[20]	2,187,621
	54,969	164,907	[17]	24.06	03/01/2025	140,057	[27]	4,585,466
	0	185,184	[18]	29.08	03/01/2026	60,554	[21]	1,982,538

Series C Common Stock	9,706	0		36.86	03/01/2020
	11,491	0		41.02	02/28/2021
P. Faricy
Series A Common Stock	0	169,311	[18]	29.08	03/01/2026	91,103	[28]	2,982,712
						55,364	[21]	1,812,617

[1]	For RSUs and PRSUs, the value is calculated based on the grant amount, assuming target performance for PRSUs.
[2]

These awards represent SARs granted in January 2016 pursuant to the terms of the then-current employment agreement with Mr. Zaslav. The SARs vested 25% on each anniversary of the grant date and were automatically payable in 75% cash and 25% stock in connection with the vesting. These SARs were fully vested and paid out as of January 2020.

[3]

These awards represent SARs granted in January 2017 pursuant to the terms of the then-current employment agreement with Mr. Zaslav. The SARs vest 25% on each anniversary of the grant date and are automatically payable in 75% cash and 25% stock in connection with the vesting. Three-fourths of these SARs had vested and paid out as of January 2020, and the remaining one-fourth will vest and pay out in January 2021.

[4]

These awards represent SARs granted in January 2018 pursuant to the terms of the then-current employment agreement with Mr. Zaslav. The SARs vest 25% on each anniversary of the grant date and are automatically payable in 75% cash and 25% stock in connection with the vesting. One-half of these SARs had vested and paid out as of January 2020, and the remaining one-half will vest and pay out in January 2021 and January 2022.

[5]	This award vested 25% on January 2, 2020, and will vest 25% each year on January 2, 2021, 2022 and 2023.
[6]	This award vests 25% each year on January 2, 2021, 2022, 2023 and 2024.
[7]	This award vests 33% each year on January 2, 2022 and 2023 and 34% on January 2, 2024.
[8]	This award vests 50% each year on January 2, 2023 and 2024.
[9]	This award vests 100% on December 31, 2023.
[10]

These amounts represent PRSUs granted pursuant to the terms of Mr. Zaslav’s employment agreement. The vesting of the PRSUs is subject to the achievement of certain performance metrics. For details regarding vesting and performance criteria for these PRSUs, please see “Compensation Discussion and Analysis—NEO Compensation in 2019—Long-Term Incentive Compensation.”

[11]

These PRSU amounts relate to the undistributed portion of the February 26, 2016 PRSU grant, with a performance period that expired December 31, 2018. In February 2019, the Compensation Committee certified that the performance metrics had been met and the PRSUs vested at 100%, with 50% of the units distributed in February 2019, 25% distributed in February 2020 and the remaining 25% to be distributed in February 2021.

[12]

These PRSU amounts relate to the undistributed portion of the February 23, 2017 PRSU grant, with a performance period that expired December 31, 2019. In February 2020, the Compensation Committee certified that the performance metrics had been met and the PRSUs vested at 100%, with 50% of the units distributed in February 2020, 25% to be distributed in February 2021 and the remaining 25% to be distributed in February 2022.

[13]

These PRSU amounts relate to the undistributed portion of the March 1, 2018 PRSU grant, with a performance period that expired December 31, 2019. In February 2020, the Compensation Committee certified that the performance metrics had been met and the PRSUs vested at 100%, with 50% of the units distributed in February 2020, 25% to be distributed in February 2021 and the remaining 25% to be distributed in February 2022.

[14]

These PRSU amounts relate to the undistributed portion of the March 1, 2019 PRSU grant, with a performance period that expired December 31, 2019. In February 2020, the Compensation Committee certified that the performance metrics had been met and the PRSUs vested at 97.4%, with 50% of the units distributed in February 2020, 25% to be distributed in February 2021 and the remaining 25% to be distributed in February 2022.

[15]

These PRSU amounts relate to the undistributed portion of the March 18, 2019 PRSU grant, with a performance period that expired December 31, 2019. In February 2020, the Compensation Committee certified that the performance metrics had been met and the PRSUs vested at 100%, with 50% of the units distributed in February 2020, 25% to be distributed in February 2021 and the remaining 25% to be distributed in February 2022.

[16]	These stock options vest in four equal annual installments beginning May 22, 2018, the first anniversary of the grant date.
[17]	These stock options vest in four equal annual installments beginning March 1, 2019, the first anniversary of the grant date.
[18]	These stock options vest in four equal annual installments beginning March 1, 2020, the first anniversary of the grant date.
[19]	These RSU amounts vested 33% on May 22, 2019 and will vest 33% on May 22, 2020 and 34% on May 22, 2021.
[20]	These RSU amounts vested 33% on March 1, 2020 and will vest 33% on March 1, 2021 and 34% on March 1, 2022.
[21]	These RSU amounts vest in four equal installments beginning March 1, 2020.
[22]	These stock options vest in four equal annual installments beginning February 26, 2017.
[23]	These stock options vest in four equal annual installments beginning February 23, 2018.
[24]

These PRSU amounts relate to the unvested portion of the February 26, 2016 PRSU grant, with a performance period that expired December 31, 2018. In February 2019, the Compensation Committee certified that the performance metrics had been met. 50% of the units vested in February 2019 and the remaining 50% vested in February 2020.

[25]

These PRSU amounts relate to the unvested portion of the February 23, 2017 PRSU grant, with a performance period that expired December 31, 2019. In February 2020, the Compensation Committee certified that the performance metrics had been met. 50% of the units vested in February 2020 and the remaining 50% will vest in February 2021.

[26]

These PRSU amounts relate to the unvested portion of the June 16, 2016 PRSU grant, with a performance period that expired December 31, 2018. In February 2019, the Compensation Committee certified that the performance metrics had been met. 50% of the units vested in June 2019 and the remaining 50% will vest in June 2020.

[27]	This RSU award vests in three substantially equal installments on July 1, 2021, July 1, 2022 and July 1, 2023.
[28]	This RSU award vests 33% on the second and third anniversaries and 34% on the fourth anniversary of the October 8, 2018 grant date.

Option Exercises and Stock Vested in 2019

	Option awards			Stock awards
Name	Number of shares acquired on exercise (#)		Value realized on exercise ($)[1]	Number of shares acquired on vesting (#)		Value realized on vesting ($)[2]
D. Zaslav
Series A Common Stock	451,984	[3]	1,441,829	573,915	[4]	15,862,016
Series C Common Stock	451,984	[3]	1,175,158	272,469	[4]	6,729,984
G. Wiedenfels
Series A Common Stock	0		0	15,945	[5]	437,212
Series C Common Stock	0		0	0		0
B. Campbell
Series A Common Stock	0		0	42,707	[6]	1,233,725
Series C Common Stock	0		0	0		0
J. Perrette
Series A Common Stock	12,585	[7]	39,389	106,335	[8]	3,057,874
Series C Common Stock	12,585	[7]	29,325	0		0
P. Faricy
Series A Common Stock	0		0	0		0
Series C Common Stock	0		0	0		0

[1]

Represents the value of cash and stock actually received upon exercise of the applicable SARs and stock options listed in the corresponding column of the table. For SARs, the value was computed by determining the difference between: (i) the average closing price of the underlying Series A common stock or Series C common stock (as applicable) on the 10 days preceding and including the award grant date and the 10 days following the award grant date and (ii) the average closing price of the underlying Series A common stock or Series C common stock (as applicable) on the 10 days preceding and including the exercise date and the 10 days following the exercise date.

[2]

Represents the value realized upon RSU and PRSU vesting and distributions listed in the corresponding column of the table, using the closing market price of the Series A common stock or Series C common stock (as applicable) on the vesting or distribution date.

[3]	Represents the vesting and automatic exercise of 451,984 shares of Series A common stock and 451,984 shares of Series C common stock from Mr. Zaslav’s January 2, 2018 SARs grant.
[4]

Represents the distribution of Mr. Zaslav’s 227,500 shares of Series A common stock and 227,500 shares of Series C common stock from his February 28, 2014 PRSU grant; 44,969 shares of Series A common stock and 44,969 shares of Series C common stock from his February 23, 2015 PRSU grant; and 301,446 shares of Series A common stock from his February 26, 2016 PRSU grant.

[5]	Represents vesting of RSUs granted to Mr. Wiedenfels on May 22, 2017.
[6]	Represents aggregate vesting of PRSUs granted to Mr. Campbell on February 23, 2015 and PRSUs granted on February 26, 2016.
[7]	Represents the exercise of stock options granted to Mr. Perrette on March 15, 2012.
[8]	Represents vesting of PRSUs granted to Mr. Perrette on February 23, 2015, February 26, 2016 and June 16, 2016.

2019 Nonqualified Deferred Compensation1

Name	Executive contributions in last FY ($)		Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
D. Zaslav	—		—	12,565,530	—	73,845,914	[4]
G. Wiedenfels	484,501	[2]	—	310,987	—	1,855,502	[5]
B. Campbell	92,181	[3]	—	1,046,357	—	6,258,244	[6]
J. Perrette	—		—	395,064	—	1,828,494	[7]
P. Faricy	—		—	11,127	—	614,299	[8]

[1]

This table provides information with respect to the SRP for senior employees. For more information regarding the SRP, please see “Compensation Discussion and Analysis—2019 NEO Compensation – Retirement Benefits” above.

[2]	This amount is also reported under “Non-Equity Incentive Plan Compensation” for 2019 in the 2019 Summary Compensation Table.
[3]	This amount is also reported under “Salary” for 2019 in the 2019 Summary Compensation Table.
[4]	$41,895,169 of this amount was reported as compensation to Mr. Zaslav in our Summary Compensation Tables for previous years.
[5]	$1,024,023 of this amount was reported as compensation to Mr. Wiedenfels in our Summary Compensation Tables for previous years.
[6]	$3,940,596 of this amount was reported as compensation to Mr. Campbell in our Summary Compensation Tables for previous years.
[7]	$1,401,446 of this amount was reported as compensation to Mr. Perrette in our Summary Compensation Tables for previous years.
[8]	$600,000 of this amount was reported as compensation to Mr. Faricy in our Summary Compensation Table for the 2018 fiscal year.

Potential Payments Upon Termination or Change in Control

The following summarizes the potential payments and other benefits required to be made available to the NEOs in connection with a termination of their employment or a change in control. Payments or other benefits under benefit plans and policies that apply equally to all salaried employees participating in such plans, including our life insurance plan, are not included below. Amounts that could be recognized under equity awards that were vested as of December 31, 2019 also are not included below, as the treatment of the vested awards for our NEOs is identical for all employees under the termination scenarios described in this section. In the event of a change of control, there is a double trigger on potential payments to the NEOs, requiring both a change of control and an involuntary termination without cause or voluntary termination for good reason occurring within 12 months of the change of control. Defined terms such as “cause,” “good reason,” and “change of control” used in this section are described under “—Defined Terms” below. The quantitative examples provided assume:

•	the applicable NEO ceasing to be employed by Discovery as of December 31, 2019;

•

for stock option awards, the value shown in the table is calculated on a grant-by-grant basis by multiplying the number of unvested options granted by the difference between the exercise price for such option and the closing price of our respective series of common stock on December 31, 2019, the last trading day of the year;

•	The closing price of our Series A common stock on December 31, 2019 was $32.74;

•	The closing price of our Series C common stock on December 31, 2019 was $30.49;

•

for PRSU/RSU awards, the value shown in the table is calculated on a grant-by-grant basis by multiplying the number of unvested PRSUs/RSUs granted by the closing price of our respective series of common stock on December 31, 2019, the last trading day of the year;

•	The closing price of our Series A common stock on December 31, 2019 was $32.74;

•	The closing price of our Series C common stock on December 31, 2019 was $30.49;

•

for SAR awards, the value shown in the table is calculated on a grant-by-grant basis by multiplying the number of unvested SAR units granted by the difference between the measurement price and the average price of the respective series of common stock on the ten days preceding and including December 31, 2019, and the ten trading days thereafter;

•	The average price of our Series A common stock on the ten trading days preceding and including December 31, 2019, and the ten trading days thereafter was $32.43;

•	The average price of our Series C common stock on the ten trading days preceding and including December 31, 2019, and the ten trading days thereafter was $30.29;

•	each NEO not meeting the definition of “retirement” in the applicable agreements and plans as of December 31, 2019;

•	all accrued salary at that assumed termination date having previously been paid; and

•	all accrued vacation for 2019 having been used.

David M. Zaslav

The table below summarizes the potential benefits that would have been paid to Mr. Zaslav had his employment been terminated under any of the circumstances noted as of December 31, 2019. Please see “NEO Employment Agreements—CEO Employment Agreement” beginning on page 34 of the CD&A for a detailed discussion of the various termination scenarios reported in the table below.

Benefits and Payments Upon Termination	Voluntary Termination ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Voluntary for Good Reason ($)	Voluntary Within 30 Days after 31st Day Following Change in Control ($)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control ($)	Involuntary Termination for Cause ($)
Compensation:
Base Salary	0	0	0	6,000,000	6,000,000	6,000,000	6,000,000	0
Bonus	21,769,000	21,769,000	21,769,000	38,910,565	38,910,565	38,910,565	38,910,565	0

Equity:
SARs	0	33,526,410	33,526,410	33,526,410	33,526,410	33,526,410	33,526,410	0
Stock Options	0	30,185,210	30,185,210	30,185,210	30,185,210	30,185,210	30,185,210	0
PRSU	0	66,839,568	66,839,568	66,839,568	66,839,568	66,839,568	66,839,568	0

Benefits:
COBRA premiums	0	38,245	61,616	38,245	38,245	38,245	38,245	0

Gunnar Wiedenfels

The following table summarizes the potential benefits that would have been paid to Mr. Wiedenfels had his employment terminated under any of the circumstances noted as of December 31, 2019. Please see the narrative disclosure immediately below the table for a detailed discussion of the various termination scenarios reported in the table below.

Benefits and Payments Upon Termination	Voluntary Termination ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Voluntary Termination for Good Reason ($)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control ($)	Involuntary Termination for Cause ($)
Compensation:
Base Salary	(583,495)	0	0	1,555,987	1,555,987	1,555,987	0
Bonus	2,630,388	2,630,388	2,630,388	2,800,776	2,800,776	2,800,776	0

Equity:
Stock Options	0	2,521,467	2,521,467	609,875	0	2,521,467	0
RSU	0	5,061,800	5,061,800	666,357	0	5,061,800	0

Benefits:
COBRA premiums	0	0	61,616	38,245	38,245	38,245	0
Repatriation	0	176,000	176,000	176,000	176,000	176,000	0

By Discovery Other than for Death, Disability or Cause; By Mr. Wiedenfels for Good Reason. If Mr. Wiedenfels’ employment is terminated by us other than for death, disability or “Cause” as defined in the Wiedenfels Employment Agreement and set forth on page 69 below, including termination by reason of our non-renewal of his employment agreement without offering him a Qualifying Renewal Offer, or by Mr. Wiedenfels for “Good Reason,” Mr. Wiedenfels’ employment agreement entitles him to receive payments for the following (subject to obligations to mitigate the severance and offset by compensation earned post-employment):

(1) all accrued and unpaid salary, accrued and unused vacation, and other vested benefits under our welfare and benefit plans;

(2) current salary for the longest of the balance of the term of the employment agreement, one year, or the length of time for which Mr. Wiedenfels would otherwise be eligible to receive severance payments under the Company’s severance plan then in effect;

(3) payment of Mr. Wiedenfels’ full, unprorated bonus under the Company’s bonus or incentive plan for the year in which the termination occurs, payable the following year, in the ordinary course of our bonus payments and subject to achievement of the applicable performance metric, but capped for Company and division performance at 100%;

(4) reimbursement for up to 18 months of continued health coverage under COBRA should he be eligible for and elect COBRA benefits, subject to alternative treatment if required by applicable law, provided that if the severance period is longer than 18 months, Mr. Wiedenfels would be eligible to receive at the end of the 18-month period an amount equal to the then-current COBRA premium for the number of months remaining in the severance period;

(5) the fully vested Wiedenfels SRP Contribution conditioned on the execution and effectiveness of a release within the 60-calendar day period following the date of Mr. Wiedenfels separation from service; and

(6) repatriation benefits to return Mr. Wiedenfels and his family to Germany, as those benefits would be if Mr. Wiedenfels were separating during an expatriate assignment from Germany to the United States.

The term of his employment agreement ends April 1, 2021 and may be renewed by the parties for an additional term. If the Company does not elect to negotiate to renew the agreement, Mr. Wiedenfels would be entitled to the severance benefits described above at the end of his original employment term. Further, if the Company offers to renew the agreement with a Qualifying Renewal Offer, but the parties are unable to agree on final terms, and Mr. Wiedenfels terminates his employment at the end of his employment term, Mr. Wiedenfels will be eligible for a noncompetition payment consisting of an amount equal to 50% of his annual base salary for one year following the conclusion of his employment.

Notwithstanding the foregoing, in the event Mr. Wiedenfels’ employment is terminated by us not for “cause” and we have a standard severance policy at the time of termination which would provide Mr. Wiedenfels with a sum greater than these arrangements, Mr. Wiedenfels will be entitled to such greater sum.

As a condition to receiving the severance payments described above, Mr. Wiedenfels would be required to sign a general release and, if such termination occurs during the original employment term, comply with the restrictive covenants in his employment agreement.

By Discovery for Cause; By Mr. Wiedenfels Other than for Good Reason. If Mr. Wiedenfels’ employment is terminated by us for “Cause” or by Mr. Wiedenfels other than for “Good Reason”, his employment agreement entitles him to receive only those amounts or benefits that have been earned or vested at the time of the termination in accordance with our applicable plans and programs. This generally would include accrued and unpaid salary and accrued and unused vacation, in each case in a lump sum, and any other vested benefits under our welfare and benefit plans.

By Reason of Death or Disability. Mr. Wiedenfels’ employment agreement provides for the payment of the following amounts upon termination of his employment by reason of his death or disability:

(1) any amounts payable in accordance with the Company’s applicable benefits program, including accrued and unpaid salary, accrued and unused vacation, a prorated portion of Mr. Wiedenfels’ then-current annual bonus target for the calendar year in which the death or disability occurred, and other vested benefits under the Company’s welfare and benefit plans; and

(2) in the event of termination for disability, continued coverage under our medical or disability plans to the extent permitted by the plans and to the extent such benefits continue to be provided to the Company’s executives generally, until Mr. Wiedenfels is no longer disabled or reaches age 65, whichever occurs first, and payment, in a lump sum, of an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the employment term, should Mr. Wiedenfels be eligible for and elect COBRA benefits, subject to alternative treatment if required by applicable law.

Bruce L. Campbell

The following table summarizes the potential benefits that would have been paid to Mr. Campbell had his employment terminated under any of the circumstances noted as of December 31, 2019. Please see the narrative disclosure immediately below the table for a detailed discussion of the various termination scenarios reported in the table below.

Benefits and Payments Upon Termination	Voluntary Termination ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Voluntary Termination for Good Reason ($)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control ($)	Involuntary Termination for Cause ($)
Compensation:
Base Salary	(927,000)	0	0	4,017,000	4,017,000	4,017,000	0
Bonus	4,061,765	4,061,765	4,061,765	6,842,765	6,842,765	6,842,765	0

Equity:
Stock Options	0	2,531,163	2,531,163	1,044,056	0	2,531,163	0
PRSU	0	2,315,078	2,315,078	2,315,078	0	2,315,078	0
RSU	0	8,880,299	8,880,299	2,332,299	0	8,880,299	0

Benefits:
COBRA premiums	0	0	61,616	38,245	38,245	38,245	0

By Discovery Other than for Death, Disability or Cause; By Mr. Campbell for Good Reason. If Mr. Campbell’s employment is terminated by us other than for death, disability or “Cause” as defined in the Campbell Employment Agreement and set forth on page 70 below, including termination by reason of our non-renewal of his employment agreement without offering him a Qualifying Renewal Offer, or by Mr. Campbell for “Good Reason,” Mr. Campbell’s employment agreement entitles him to receive payments for the following (subject to obligations to mitigate the severance and offset by compensation earned post-employment):

(1) all accrued and unpaid salary, accrued and unused vacation, and other vested benefits under our welfare and benefit plans;

(2) current salary for the longest of the balance of the term of the employment agreement, one year, or the length of time for which Mr. Campbell would otherwise be eligible to receive severance payments under the Company’s severance plan then in effect;

(3) payment of Mr. Campbell’s full, unprorated bonus under the Company’s bonus or incentive plan for the year in which the termination occurs, payable the following year, in the ordinary course of our bonus payments but capped for Company and division performance at 100%; and

(4) reimbursement for up to 18 months of continued health coverage under COBRA should he be eligible for and elect COBRA benefits, subject to alternative treatment if required by applicable law, provided that if the severance period is longer than 18 months, Mr. Campbell would be eligible to receive at the end of the 18-month period an amount equal to the then-current COBRA premium for the number of months remaining in the severance period.

The term of his employment agreement ends February 14, 2022, and may be renewed by the parties for an additional term. If the Company does not elect to negotiate to renew the agreement with a Qualifying Renewal Offer, Mr. Campbell would be entitled to the severance benefits described above at the end of his original employment term. Further, if the Company offers to renew the agreement, but the parties are unable to agree on final terms, and Mr. Campbell terminates his employment at the end of his employment term, Mr. Campbell will be eligible for a noncompetition payment consisting of an amount equal to 50% of his annual base salary for one year following the conclusion of his employment.

Notwithstanding the foregoing, in the event Mr. Campbell’s employment is terminated by us not for “Cause” or by Mr. Campbell for “Good Reason,” and we have a standard severance policy at the time of termination which would provide Mr. Campbell with a higher sum than these arrangements, Mr. Campbell will be entitled to such higher sum.

As a condition to receiving the severance payments described above, Mr. Campbell would be required to sign a general release and, if such termination occurs during the original employment term, comply with the restrictive covenants in his employment agreement.

By Discovery for Cause; By Mr. Campbell Other than for Good Reason. If Mr. Campbell’s employment is terminated by us for “Cause” or by Mr. Campbell other than for “Good Reason”, his employment agreement entitles him to receive only those amounts or benefits that have been earned or vested at the time of the termination in accordance with our applicable plans and programs. This generally would include accrued and unpaid salary and accrued and unused vacation, in each case in a lump sum, and any other vested benefits under our welfare and benefit plans.

By Reason of Death or Disability. Mr. Campbell’s employment agreement provides for the payment of the following amounts upon termination of his employment by reason of his death or disability:

(1) any amounts payable in accordance with the Company’s applicable benefits program, including accrued and unpaid salary, accrued and unused vacation, a prorated portion of Mr. Campbell’s then-current annual bonus target for the calendar year in which the death or disability occurred, and other vested benefits under the Company’s welfare and benefit plans; and

(2) in the event of termination for disability, continued coverage under our medical or disability plans to the extent permitted by the plans and to the extent such benefits continue to be provided to the Company’s executives generally, until Mr. Campbell is no longer disabled or reaches age 65, whichever occurs first, and payment, in a lump sum, of an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the employment term, should Mr. Campbell be eligible for and elect COBRA benefits, subject to alternative treatment if required by applicable law.

Jean-Briac Perrette

The following table summarizes the potential benefits that would have been paid to Mr. Perrette had his employment terminated under any of the circumstances noted as of December 31, 2019. Please see the narrative disclosure immediately below the table for a detailed discussion of the various termination scenarios reported in the table below.

Benefits and Payments Upon Termination	Voluntary Termination ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Voluntary Termination for Good Reason ($)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control ($)	Involuntary Termination for Cause ($)
Compensation:
Base Salary	(974,323)	0	0	2,922,968	2,922,968	2,922,968	0
Bonus	4,732,222	4,732,222	4,732,222	4,732,222	4,732,222	4,732,222	0

Equity:
Stock Options	0	2,827,622	2,827,622	1,197,814	0	2,827,622	0
PRSU	0	4,569,784	4,569,784	4,569,784	0	4,569,784	0
RSU	0	8,755,625	8,755,625	721,884	0	8,755,625	0

Benefits:
COBRA premiums	0	0	44,160	27,410	27,410	27,410	0
Repatriation	0	129,200	129,200	129,200	129,200	129,200	0

By Discovery Other than for Death, Disability or Cause; By Mr. Perrette for Good Reason. If Mr. Perrette’s employment is terminated by us other than for death, disability or “Cause” as defined in his employment agreement, including termination by reason of our non-renewal of his employment agreement without offering him a Qualifying Renewal Offer, or by Mr. Perrette for “Good Reason,” Mr. Perrette’s employment agreement entitles him to receive payments for the following (subject to obligations to mitigate the severance and to offsets by compensation earned post-employment):

(1) all accrued and unpaid salary, accrued and unused vacation, and other vested benefits under our welfare and benefit plans.

(2) current salary for the longest of the balance of the term of the employment agreement, one year, or the length of time for which Mr. Perrette would otherwise be eligible to receive severance payments under the Company’s U.K. severance redundancy plan then in effect;

(3) the prorated portion of Mr. Perrette’s bonus under the Company’s bonus or incentive plan for the year in which the termination occurs (subject to achievement of the applicable performance metrics but capped for Company and division performance at 100%); and

(4) reimbursement for up to 18 months of continued health coverage under COBRA should he be eligible for and elect COBRA benefits, subject to alternative treatment if required by applicable law, provided that if the severance period is longer than 18 months, Mr. Perrette would be eligible to receive at the end of the 18-month period an amount equal to the then-current COBRA premium for the number of months remaining in the severance period.

Mr. Perrette’s employment term is scheduled to end on June 30, 2022 and may be renewed by the parties for an additional term. If the Company does not elect to negotiate to renew the agreement with a Qualifying Renewal Offer, Mr. Perrette would be entitled to the severance benefits described above at the end of the employment term. Further, if the Company offers to renew the agreement, but the parties are unable to agree on final terms, and Mr. Perrette terminates his employment at the end of his employment term, Mr. Perrette will be eligible for a noncompetition payment consisting of an amount equal to 50% of his annual base salary for one year following the conclusion of his employment, which will be increased to 100% if he seeks to engage in a competitive activity and permission to do so is denied by us.

Notwithstanding the foregoing, in the event Mr. Perrette’s employment is terminated by us not for “Cause” or by Mr. Perrette for “Good Reason,” and we have a standard severance policy at the time of termination which would provide Mr. Perrette with a higher sum than these arrangements, Mr. Perrette will be entitled to such higher sum.

As a condition to receiving the severance payments described above, Mr. Perrette would be required to sign a general release and, if such termination occurs during the employment term, comply with the restrictive covenants in his employment agreement.

By Discovery for Cause; By Mr. Perrette Other than for Good Reason. If Mr. Perrette’s employment is terminated by us for “Cause” or by Mr. Perrette other than for “Good Reason”, his employment agreement entitles him to receive only those amounts or benefits that have been earned or vested at the time of the termination in accordance with our applicable plans and programs. This generally would include accrued and unpaid salary and accrued and unused vacation, in each case in a lump sum, and any other vested benefits under our welfare and benefit plans.

By Reason of Death or Disability. Mr. Perrette’s employment agreement provides for the payment of the following amounts upon termination of his employment by reason of his death or disability:

(1) any amounts payable in accordance with the Company’s applicable benefits program, including accrued and unpaid salary, accrued and unused vacation, and other vested benefits under the Company’s welfare and benefit plans; and

(2) in the event of termination for disability, continued coverage under our medical or disability plans to the extent permitted by the plans and to the extent such benefits continue to be provided to the Company’s executives generally, until Mr. Perrette is no longer disabled or reaches age 65, whichever occurs first, subject to alternative treatment if required by applicable law.

Upon Discovery’s Election Not to Extend Term. If we exercise our option not to extend Mr. Perrette’s employment beyond the then-current term, Mr. Perrette’s employment agreement entitles him to receive the severance payments reflected above.

Peter Faricy

The following table summarizes the potential benefits that would have been paid to Mr. Faricy had his employment terminated under any of the circumstances noted as of December 31, 2019. Please see the narrative disclosure immediately below the table for a detailed discussion of the various termination scenarios reported in the table below.

Benefits and Payments Upon Termination	Voluntary Termination ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Voluntary Termination for Good Reason ($)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control ($)	Involuntary Termination for Cause ($)
Compensation:
Base Salary	(700,000)	0	0	2,450,000	2,450,000	2,450,000	0
Bonus	2,279,712	2,279,712	2,279,712	2,279,712	2,279,712	2,279,712	0

Equity:
Stock Options	0	619,678	619,678	154,917	0	619,678	0
RSU	0	4,795,330	4,795,330	0	0	4,795,330	0

Benefits:
SRP	0	0	0	411,580	0	411,580	0
COBRA premiums	0	0	61,616	38,245	38,245	38,245	0

By Discovery Other than for Death, Disability or Cause; By Mr. Faricy for Good Reason. If Mr. Faricy’s employment is terminated by us other than for death, disability or “Cause” as defined in the Faricy Employment Agreement and set forth below on page 74, including termination by reason of our non-renewal of his employment agreement without offering him a Qualifying Renewal Offer, or by Mr. Faricy for “Good Reason,” Mr. Faricy’s employment agreement entitles him to receive payments for the following (subject to obligations to mitigate the severance and to offset by compensation earned post-employment):

(1) all accrued and unpaid salary, accrued and unused vacation, and other vested benefits under our welfare and benefit plans;

(2) current salary for the longest of the balance of the term of the employment agreement, one year, or the length of time for which Mr. Faricy would otherwise be eligible to receive severance payments under the Company’s severance plan then in effect;

(3) payment of Mr. Faricy’s full, unprorated bonus under the Company’s bonus or incentive plan for the year in which the termination occurs, payable the following year, in the ordinary course of our bonus payments; and

(4) the fully vested Faricy SRP Contribution conditioned on the execution and effectiveness of a release within the 60 calendar day period following the date of Mr. Faricy’s separation from service.

The term of his employment agreement ends September 16, 2021, and may be renewed by the parties for an additional term. If the Company does not elect to negotiate to renew the agreement, Mr. Faricy would be entitled to the severance benefits described above at the end of his original employment term. Further, if the Company offers to renew the agreement, but the parties are unable to agree on final terms, and Mr. Faricy terminates his employment at the end of his employment term, Mr. Faricy will be eligible for a noncompetition payment consisting of an amount equal to 50% of his annual base salary for one year following the conclusion of his employment.

Notwithstanding the foregoing, in the event Mr. Faricy’s employment is terminated by us not for “Cause” or by Mr. Faricy for “Good Reason,” and we have a standard severance policy at the time of termination which would provide Mr. Faricy with a higher sum than these arrangements, Mr. Faricy will be entitled to such higher sum.

As a condition to receiving the severance payments described above, Mr. Faricy would be required to sign a general release and, if such termination occurs during the original employment term, comply with the restrictive covenants in his employment agreement.

By Discovery for Cause; By Mr. Faricy Other than for Good Reason. If Mr. Faricy’s employment is terminated by us for “Cause” or by Mr. Faricy other than for “Good Reason”, his employment agreement entitles him to receive only those amounts or benefits that have been earned or vested at the time of the termination in accordance with our applicable plans and programs. This generally would include accrued and unpaid salary and accrued and unused vacation, in each case in a lump sum, and any other vested benefits under our welfare and benefit plans.

By Reason of Death or Disability. Mr. Faricy’s employment agreement provides for the payment of the following amounts upon termination of his employment by reason of his death or disability: any amounts payable in accordance with the Company’s applicable benefits program, including accrued and unpaid salary, accrued and unused vacation, a prorated portion of Mr. Faricy’s then-current annual bonus target for the calendar year in which the death or disability occurred, and other vested benefits under the Company’s welfare and benefit plans.

Defined Terms

The 2013 Incentive Plan and the employment agreements with our NEOs include definitions of various terms relevant to determining whether amounts will be paid. Set forth below is a summary of the defined terms referred to in this section.

2013 Incentive Plan. Under each NEO’s respective award agreement for awards made after 2013 and our standard form of award agreement, a Change of Control means an “Approved Transaction,” “Control Purchase,” or “Board Change,” each as defined in the 2013 Incentive Plan, provided that the transaction actually closes and the qualifying separation from employment occurs within 12 months after the closing date.

Under the 2013 Incentive Plan, “Approved Transaction” means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company, or binding share exchange, pursuant to which shares of Common Stock of the Company would be changed or converted into or exchanged for cash, securities, or other property, other than any such transaction in which the common stockholders of the Company immediately prior to such transaction have the same proportionate ownership of the Common Stock of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the Persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, provided that, with respect to clauses (i) through (iv), the Approved Transaction will not occur until the closing of the event described in such clause.

Under the 2013 Incentive Plan, “Board Change” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Under the 2013 Incentive Plan, “Control Purchase” means any transaction (or series of related transactions) in which (i) any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any Subsidiary of the Company or any employee benefit plan sponsored by the Company or any Subsidiary of the Company or any Exempt Person (as defined below)) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), other than in a transaction (or series of related transactions) approved by the Board. For purposes of this definition, “Exempt Person” means each of (a) the Chair of the Board, the President and each of the directors of Discovery Holding Company as of the Distribution Date, and (b) the respective family members, estates and heirs of each of the persons referred to in clause (a) above and any trust or other investment vehicle for the primary benefit of any of such persons or their respective family members or heirs. As used with respect to any person, the term “family member” means the spouse, siblings and lineal descendants of such person.

Incentive Compensation Plan. Under the ICP, “Cause” means (i) the conviction of, or nolo contendere to guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to the Eligible Employee’s employment with the Company; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in violation of the Company’s Code of Business Conduct and Ethics; (iv) improper conduct substantially prejudicial to the Company’s business; (v) willful unauthorized disclosure or use of Company confidential information; (vi) material improper destruction of Company property; (vii) willful misconduct in connection with the performance of Executive’s duties; and (vii) any other conduct that constitutes Cause under the Company’s policies and procedures.

Zaslav Employment Agreement. Under the terms of David Zaslav’s employment agreement, “Cause” means (i) willful malfeasance by Mr. Zaslav in connection with his employment, including embezzlement, misappropriation of funds, property or corporate opportunity or material breach of his employment agreement, as determined by the Board after investigation, notice to Mr. Zaslav of the charge and provision to him of an opportunity to respond; (ii) if Mr. Zaslav commits any act or becomes involved in any situation or occurrence involving moral turpitude, which is materially damaging to our business or reputation; (iii) if Mr. Zaslav is convicted of, or pleads guilty or nolo contendere to, fails to defend against, or is indicted for a felony or a crime involving moral turpitude; or (iv) if Mr. Zaslav repeatedly or continuously refuses to perform his duties or to follow the direction of the Board. The “Cause” definition includes a requirement of notice and certain opportunities to cure.

Under the terms of Mr. Zaslav’s employment agreement, “Good Reason” means (1) reduction of Mr. Zaslav’s base salary; (2) material reduction in the amount of the annual bonus which he is eligible to earn; (3) relocation of his primary office at Discovery to a facility or location that is more than 40 miles away from his primary office location immediately prior to such relocation and is further away from his residence; (4) material reduction of his duties; or (5) material breach of his employment agreement. The “Good Reason” definition includes a requirement of notice and an opportunity to cure.

Under the terms of Mr. Zaslav’s employment agreement, “Change in Control” means (A) the merger, consolidation or reorganization of the Company with any other company (or our issuance of voting securities as consideration in a merger, consolidation or reorganization of a subsidiary with any other company) other than such a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger, consolidation or reorganization, provided that either (i) Advance/Newhouse (individually and with its affiliates) continues to be entitled to exercise its special class voting rights described in Article IV, Section C 5(c) of the Company’s Certificate of Incorporation (as in effect on the date hereof) or the equivalent thereof (the “Preferred A-1 Blocking Rights”) and Robert J. Miron or Steven Miron is a member of the surviving company’s board (or Steven Newhouse has board observation rights), or (ii) John C. Malone (individually and with his respective affiliates) or his heirs shall beneficially own or control, directly or indirectly, more than 20% of the voting power represented by the outstanding “Voting Securities” (as defined in the Company’s Certificate of Incorporation) of the Company (such that Mr. Malone or his heirs effectively may block any action requiring a supermajority vote under Article VII of the Company’s Certificate of Incorporation as in effect on the date hereof) or the equivalent thereof (the “Common B Blocking Rights”); (B) the consummation by the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such sale or disposition to an entity for which either (i) Advance/Newhouse (individually and with its affiliates) continues to be entitled to exercise its Preferred A-1 Blocking Rights and Robert J. Miron or Steven Miron is a member of the surviving company’s board (or Steven Newhouse has board observation rights)or (ii) Mr. Malone (individually and with his affiliates) or his heirs continues to be entitled to exercise his Common B Blocking Rights; or (C) any sale, transfer or issuance of voting securities of the Company (including any series of related transactions) as a result of which neither Advance/Newhouse (individually and with its affiliates) continues to be entitled to exercise its Preferred A-1 Blocking Rights nor Mr. Malone (individually and with his affiliates) or his heirs continues to be entitled to exercise his Common B Blocking Rights. Notwithstanding the foregoing, a Change in Control will not accelerate the payment of any “deferred compensation” (as defined under Section 409A) unless the Change in Control also qualifies as a change in control under Treasury Regulation Section 1.409A-3(i)(5).

Wiedenfels Employment Agreement. Under the terms of Mr. Wiedenfels’ employment agreement, “Cause” means: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Mr. Wiedenfels’ employment with the Company; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in violation of Company’s Code of Ethics; (iv) improper conduct substantially prejudicial to the Company’s business; (v) willful unauthorized disclosure or use of Company confidential information; (vi) material improper destruction of Company property; or (vii) willful misconduct in connection with the performance of Mr. Wiedenfels’ duties. “Cause” also includes his neglecting his duties or engaging in other conduct that breaches his employment agreement, subject to a one-time notice and cure opportunity.

Under the terms of Mr. Wiedenfels’ employment agreement, “Good Reason” means the occurrence of any of the following events without Mr. Wiedenfels’ consent: (a) a material reduction in Mr. Wiedenfels’ duties or responsibilities; (b) a material change in his work location from the New York, NY metropolitan area; (c) a material breach by us of the agreement; or (d) a change of his reporting relationship to a level below the Company’s Chief Executive Officer, Chair, or the Board. The “Good Reason” definition includes a requirement of notice and an opportunity to cure.

Campbell Employment Agreement. Mr. Campbell’s employment agreement contains the same definition of “Cause” that is included in Mr. Wiedenfels’ agreement. Under the terms of Mr. Campbell’s employment agreement, “Good Reason” means the occurrence of any of the following events without Mr. Campbell’s consent: (a) a material reduction in Mr. Campbell’s duties or responsibilities; (b) a material change in his work location from the New York, NY metropolitan area; (c) a material breach by us of the agreement; or (d) a change of his reporting relationship to a level below the Company’s CEO, Chair, or the Board. The “Good Reason” definition includes a requirement of notice and an opportunity to cure.

Perrette Employment Agreement. Mr. Perrette’s employment agreement contains the same definition of “Cause” that is included in Mr. Wiedenfels’ agreement. Under the terms of Mr. Perrette’s employment agreement, “Good Reason” means the occurrence of any of the following events without Mr. Perrette’s consent: (a) a material reduction in Mr. Perrette’s duties or responsibilities; (b) a material change in his work location from the London, U.K. metropolitan area, except repatriation to the New York, NY metropolitan area at the end of his term of employment; (c) a change of his reporting relationship to a level lower than the CEO of the Company; (d) a material breach of his agreement through the Company’s failure to make the equity awards. The “Good Reason” definition includes a requirement of notice and an opportunity to cure.

Faricy Employment Agreement. Mr. Faricy’s employment agreement contains the same definition of “Cause” that is included in Mr. Wiedenfels’ agreement. Under the terms of Mr. Faricy’s employment agreement, “Good Reason” means the occurrence of any of the following events without Mr. Faricy’s consent: (a) a material reduction in Mr. Faricy’s duties, title, or responsibilities; (b) a material change in his work location from the New York, NY metropolitan area; or (c) a material breach by us of his employment agreement. The “Good Reason” definition includes a requirement of notice and an opportunity to cure.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires that stockholders be given the opportunity to cast an advisory (non-binding) vote on executive compensation. This vote, commonly known as a “Say on Pay” vote, gives stockholders the opportunity to vote for or against named executive officer (“NEO”) compensation during a given fiscal year. Stockholders’ votes are not intended to address any specific item of the compensation program, but rather to address our overall approach to executive compensation as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis beginning on page 27 of this proxy statement, our executive compensation program is designed to attract, retain, motivate and reward talented executives who can continue to grow our business and engage audiences around the world. Under our program, our NEOs are rewarded for individual and collective contributions to Discovery’s success consistent with our “pay-for-performance” orientation. Furthermore, our executive compensation program is aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term business strategies and objectives.

The Compensation Committee (“Committee”) of the Board regularly reviews our executive compensation program to ensure that it achieves our desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of, among other things, equity-based awards. As we describe in the Compensation Discussion and Analysis beginning on page 27 of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. At the same time, we believe our program does not encourage management to take excessive risks. Please read the entire Compensation Discussion and Analysis beginning on page 27 of this proxy statement for additional details about our executive compensation program, including detailed information about the 2019 compensation paid to our NEOs.

The Board is asking stockholders to support our executive compensation program, as described in this proxy statement. As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company, the Board or the Committee, or create or imply any change to, or additional fiduciary duties for, the Company, the Board or the Committee. However, the Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions.

Under the rules of the New York Stock Exchange, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to this Proposal 3 if you want your broker to vote your shares on this matter.

The Discovery, Inc. Board of Directors recommends a vote “FOR” this Proposal 3 and the following resolution:

“RESOLVED, that the stockholders of Discovery, Inc., approve, on an advisory basis, the compensation paid to Discovery, Inc.’s named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and related narrative discussion.”

PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTE REQUIREMENTS

A certain stockholder has advised the Company that they intend to present a proposal at the 2020 Annual Meeting. Such stockholder’s submission for inclusion in the proxy appears between the dotted lines below, without edit by us, and the Board’s statement in opposition follows thereafter.

The name and address of, and the number of shares owned by, such stockholder will be provided promptly upon written request to the Corporate Secretary.

Proposal 4 - Simple Majority Vote

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in

Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law

School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management,

Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. The proponents of these proposals included Ray T. Chevedden and William Steiner.

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority in an election with 80% of shares casting ballots. In other words a 1%-minority could have the power to prevent shareholders from improving the governance of our company. This can be particularly important during periods of management underperformance and/or an economic downturn.

Currently the role of shareholders is downsized because management can simply say out-to-

lunch in response to an overwhelming 79%-vote of shareholders.

This proposal is especially important for Discovery shareholders due to Discovery’s litany of poor governance practices:

Certain insider shares have 10-times the voting power of other shares.

Executive pay is not subject to a shareholder vote annually.

Directors are subject to election only once in 3-years.

Directors only need only vote for themselves to be elected.

Directors Paul Gould and Kenneth Lowe were rejected by 40% of shares.

Shareholders cannot act by written consent or call special meetings.

Directors can only be removed for cause which means they cannot be removed as a practical matter.

David Zaslav recived a $129 million paycheck.

Please vote yes:

Simple Majority Vote – Proposal 4

Board’s Statement in Opposition

The Board has considered this proposal and believes that it would not be in the best interests of the Company and its stockholders at this time.

Our Company already applies a majority vote standard to most matters submitted to a vote of stockholders, including such fundamental matters as amendment of our Certificate of Incorporation, amendment of our Bylaws, and merger, sale and dissolution of the Company. The heightened supermajority requirement is triggered only when the proposed action is a fundamental matter that did not reach 75% Board approval. This ensures that when certain fundamental changes are proposed which, in the judgment of at least some directors, are not in the best interests of the Company and its stockholders, such changes will only prevail with strong stockholder supermajority consensus.

The finite list of such fundamental matters that could trigger a supermajority vote are as follows:

•	Amendment, alteration or repeal of any provision of our Certificate of Incorporation

•	Adoption, amendment or repeal of any provision of our Bylaws

•	Merger or consolidation of the Company with or into any other person or any other business combination

•	Sale, lease or exchange of all, or substantially all, of our assets

•	Dissolution of the Company

The Board is familiar with the discussions regarding supermajority vote requirements. The Board believes that there are valid arguments in favor of, and opposed to, supermajority vote requirements that are commonly included in the corporate charters and bylaws of many publicly-traded Delaware companies. As described above, our Company’s supermajority vote requirements are triggered in very limited circumstances and the Board believes that our stockholders have benefitted, and will continue to benefit, from having this provision.

Other considerations favoring supermajority vote requirements:

•	Provides minority stockholders with a measure of protection against self-interested actions by one or more large stockholders

•	Encourages large stockholders or potential acquirers of the Company to negotiate with the Board with respect to business transactions or certain corporate governance matters

•	Deters hostile takeovers of the Company that may not be in the best interests of the stockholders

The Board is committed to good governance practices and believes this submitted stockholder proposal contains certain assertions and opinions which may be disputed or countered. For example, executive pay is up for a vote to the stockholders this year and every 3 years, in full compliance with SEC rules. The Board values opinions and proposals from our stockholders and have in the past (including last year) implemented stockholder requests that the Board believes to be in the best interests of our stockholders.

The Discovery, Inc. Board of Directors recommends a vote “AGAINST” this Proposal 4.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information, as of December 31, 2019, regarding our securities authorized for issuance pursuant to equity compensation plans. Pursuant to these plans, we may issue common stock or stock options, restricted stock, RSUs, PRSUs, SARs, or other rights to acquire shares of our common stock from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders:
Discovery Communications, Inc. 2013 Incentive Plan:
Series A common stock	28,426,455	(1)(2)	$29.29	(3)	51,624,445	(4)(5)
Series B common stock	—		—		—
Series C common stock	2,013,357	(1)(6)	$23.17	(3)	—
Discovery Communications, Inc. 2005 Incentive Plan (As Amended and Restated Effective September 16, 2008):(7)(8)
Series A common stock	251,362	(1)(2)	$37.94	(3)	—
Series B common stock	—		—		—
Series C common stock	271,268	(1)(6)	$36.80	(3)	—
Discovery Communications, Inc. 2005 Non-Employee Director Incentive Plan (As Amended and Restated):(7)
Series A common stock	263,912	(9)	$38.54	(10)	9,163,112	(4)
Series B common stock	—		—		—
Series C common stock	64,440	(9)	$37.39	(10)	—
Discovery Employee Stock Purchase Plan
Series A common stock	—		—		8,646,122
Equity compensation plans not approved by security holders:	—		—		—
Total	31,290,796		$29.13		69,433,679

(1)	Includes RSUs and PRSUs.
(2)

Includes shares of common stock related to SARs that will be net settled through the issuance of our Series A common stock. The number of shares of common stock issued to settle such SARs is determined at the time of exercise based on the amount by which the price of our Series A common stock at the time of exercise exceeds the grant price divided by the price of our Series A common stock at the time of exercise. The number of shares of our Series A common stock was estimated using the closing market price of our Series A common stock on December 31, 2019, which was $32.74.

(3)	The determination of the weighted average exercise price of outstanding stock options, warrants and rights excludes RSUs and PRSUs.
(4)

Each plan permits the issuance of stock options, warrants and rights in addition to other forms of equity-based awards to acquire shares of our Series A common stock, Series B common stock, or Series C common stock, subject to a single aggregate limit per plan.

(5)

Includes securities reserved for outstanding SARs that will be settled through cash payments. Pursuant to the terms of the plan, such securities are not available for future issuance until the SARs are settled through a cash payment, or otherwise forfeited or cancelled.

(6)

Includes shares of common stock related to SARs that will be net settled through the issuance of our Series C common stock. The number of shares of common stock issued to settle such SARs is determined at the time of exercise based on the amount by which the price of our Series C common stock at the time of exercise exceeds the grant price divided by the price of our Series C common stock at the time of exercise. The number of shares of our Series C common stock was estimated using the closing market price of our Series C common stock on December 31, 2019, which was $30.49.

(7)

We assumed this equity compensation plan in connection with the transaction in which we became a public company, which was completed in September 2008 (the “Transaction”). Because the Transaction provided for the exchange of securities between us and Discovery Holding Company, which is the predecessor entity to the Company, this plan effectively has been approved by our security holders.

(8)

The Discovery Communications, Inc. 2013 Incentive Plan replaced the Discovery Communications, Inc. 2005 Incentive Plan and Discovery no longer has the ability to make further grants under the 2005 Incentive Plan.

(9)	Includes unvested RSUs and vested RSUs as to which settlement has been deferred.
(10)	The determination of the weighted average exercise price of outstanding stock options, warrants and rights excludes RSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information, to the extent known by Discovery or ascertainable from public filings, concerning the beneficial ownership of each person or entity, other than certain of Discovery’s directors and executive officers whose ownership information follows, who owns more than five percent of the outstanding shares of each class of our common stock and preferred stock as of April 13, 2020.

The Percent of Class shown below is based upon 160,019,717 shares of Series A common stock, 6,512,378 shares of Series B common stock, 340,161,506 shares of Series C common stock, 7,852,582 and 4/9th shares of Series A-1 preferred stock and 4,881,390 and 1/2 shares of Series C-1 preferred stock outstanding as of April 13, 2020.

The Voting Power shown in the table below reflects the beneficial owner’s voting power to elect common stock directors and preferred stock directors (as applicable) with respect to applicable class of stock held by such beneficial owner. The preferred stock directors are elected by the holders of Series A-1 preferred stock. The common stock directors are elected by the holders of Series A common stock and the holders of Series B common stock. Shares of Series C common stock and shares of Series C-1 preferred stock have no voting rights except to the extent required by law. On all matters other than the election of directors, the holders of Series A-1 preferred stock are entitled to vote, on an as-converted basis, with the holders of Series A common stock and Series B common stock; On such matters, therefore, the holders of common stock will have a lower voting power percentage than the percentage shown in the Voting Power column below.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
Advance/Newhouse[1] One World Trade Center New York, NY 10007	Series A common stock	70,673,242	[2]	30.6	23.9
	Series C common stock	107,034,377	[3]	24.6	—
	Series A-1 preferred stock	7,852,583		100.0	100.0
	Series C-1 preferred stock	4,881,391		100.0	—

BlackRock Inc. 55 East 52nd Street New York, NY 10055	Series A common stock	13,232,733	[4]	8.3	5.9
	Series C common stock	23,841,933	[5]	7.0	—

Clearbridge Investments, LLC 620 8th Avenue New York, NY 10018	Series A common stock	14,703,799	[6]	9.2	6.5

FMR LLC 245 Summer Street Boston, MA 02210	Series A common stock	12,553,428	[7]	7.8	5.6

Hotchkis and Wiley Capital Management, LLC 601 S. Figueroa Street, 39th Floor Los Angeles, CA 90017	Series C common stock	17,420,223	[8]	5.1	—

State Street Corporation One Lincoln Street Boston, MA 02111	Series C common stock	19,570,417	[9]	5.8	—

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Series A common stock	19,471,926	[10]	12.2	8.6
	Series C common stock	37,880,097	[11]	11.1	—

[1]

An Amendment No. 13 to Schedule 13D was jointly filed on February 19, 2020 on behalf of Advance/Newhouse, Advance/Newhouse Partnership (“ANP”), Newhouse Broadcasting Corporation (“NBCo”), Advance Publications, Inc. (“API”), Newhouse Family Holdings, L.P. (“NFH”) and Advance Long-Term Management Trust (“Advance Long-Term Trust”). NBCo beneficially owns such shares indirectly through its 65% interest in Advance/Newhouse and 61.24% interest in ANP, and each of API, NFH and Advance Long-Term Trust beneficially owns such shares indirectly through its 35% interest in Advance/Newhouse and 38.76% interest in ANP. NFH disclaims beneficial ownership of the shares of our preferred stock held by Advance/Newhouse and the shares of our common stock into which the preferred stock is convertible. Advance Long-Term Trust, is the sole general partner of NFH and also disclaims beneficial ownership of the shares of preferred stock and the shares of our common stock into which the preferred stock is convertible. The trustees of the Advance Long-Term Trust are Samuel I. Newhouse, III, Steven O. Newhouse, Michael A. Newhouse, Victor F. Ganzi, and Peter C. Gould, each of whom disclaims beneficial ownership of the shares of preferred stock held by Advance/Newhouse and the common stock into which the preferred stock is convertible.

[2]

Includes shares of Series A common stock that would be acquired upon conversion of the shares of Series A-1 preferred stock that are currently outstanding. Advance/Newhouse has beneficial ownership of 70,673,242 shares of Series A common stock on as as-converted basis. Each of NBCo, API, NFH and Advance Long-Term Trust beneficially owns such shares indirectly through its interest in Advance/Newhouse.

[3]

Includes shares of Series C common stock that would be acquired upon conversion of the shares of Series C-1 preferred stock that are currently outstanding. Advance/Newhouse has beneficial ownership of 91,889,280.86 shares of Series C common stock on as as-converted basis. ANP has beneficial ownership of 15,145,095.89 shares of Series C common stock. Each of NBCo, API, NFH and Advance Long-Term Trust beneficially owns such shares indirectly through its interest in Advance/Newhouse and ANP.

[4]

The number of shares is based on Amendment No. 9 to Schedule 13G filed February 5, 2020 by BlackRock Inc., a parent holding company, on behalf of the subsidiaries listed in Exhibit A of its filing, none of which beneficially owns five percent or greater of our Series A common stock. BlackRock Inc. is deemed to be the beneficial owner of 13,232,733 shares of our Series A common stock as a result of acting as a parent holding company.

[5]

The number of shares is based on Amendment No. 5 to Schedule 13G filed February 5, 2020 by BlackRock Inc., a parent holding company on behalf of the subsidiaries listed in Exhibit A of its filing, none of which beneficially owns five percent or greater of our Series C common stock. BlackRock Inc. is deemed to be beneficial owner of 23,841,933 shares of our Series C common stock as a result of acting as a parent holding company.

[6]

The number of shares is based on Amendment No. 5 to Schedule 13G filed February 14, 2020 by Clearbridge Investments, LLC (“Clearbridge”). Clearbridge is deemed to be the beneficial owner of 14,703,799 shares of our Series A common stock as a result of acting as investment adviser.

[7]	The number of shares is based on Amendment No. 1 to Schedule 13G filed February 7, 2020 by FMR LLC and Abigail P. Johnson.
[8]	The number of shares is based on Amendment No. 2 to Schedule 13G filed on February 12, 2020 by Hotchkis and Wiley Capital Management, LLC.
[9]	The number of shares is based on the Schedule 13G filed February 14, 2020 by State Street Corporation, a parent holding company on behalf of the subsidiaries listed in Exhibit 1 of its filing.
[10]

The number of shares is based on Amendment No. 10 to Schedule 13G filed February 11, 2020 by The Vanguard Group, Inc. (“Vanguard”). Vanguard is deemed to be the beneficial owner of 19,471,926 shares of our Series A common stock as a result of acting as investment adviser. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., both wholly owned subsidiaries of Vanguard, share beneficial ownership of 250,484 and 166,246 of these Series A shares, as a result of serving as investment managers of collective trust accounts and Australian investment offerings, respectively.

[11]

The number of shares is based upon Amendment No. 6 to Schedule 13G filed February 12, 2020 by Vanguard. Vanguard is deemed to be the beneficial owner of 37,880,097 shares of our Series C common stock as a result of acting as investment adviser. Vanguard Fiduciary Trust Company and Vanguard

Investments Australia, Ltd., both wholly owned subsidiaries of Vanguard, share beneficial ownership of 302,043 and 296,268 of these Series C shares, as a result of serving as investment managers of collective trust accounts and Australian investment offerings, respectively.

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership by each of our named executive officers and directors and all of our directors and executive officers as a group of shares of Series A common stock, Series B common stock and Series C common stock.

The percentage ownership is based upon 160,019,717 shares of Series A common stock, 6,512,378 shares of Series B common stock, 340,161,506 shares of Series C common stock outstanding as of April 13, 2020.

Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days of April 13, 2020 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of Series B common stock, though convertible on a one-for-one basis into shares of Series A common stock, is reported as beneficial ownership of Series B common stock only, and not as beneficial ownership of Series A common stock, but the voting power of the Series A and Series B common stock have been aggregated.

The Voting Power shown in the table below reflects the beneficial owner’s voting power to elect common stock directors. The common stock directors are elected by the holders of Series A common stock and the holders of Series B common stock. Shares of Series C common stock have no voting rights except to the extent required by law. On all matters other than the election of directors, the holders of Series A-1 preferred stock are entitled to vote, on an as-converted basis, with the holders of Series A common stock and Series B common stock; On such matters, therefore, each person’s voting power will be lower than the Voting Power shown below.

The persons indicated below have sole voting power with respect to the shares owned by them, except as otherwise stated in the notes to the table. The address of each person listed below is 8403 Colesville Road, Silver Spring, Maryland 20910.

Name of Beneficial Owner	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership[1]		Percent of Class (%)	Voting Power (%)
David M. Zaslav Chief Executive Officer, President and Director	Series A	2,445,968		1.5	1.1
	Series C	1,245,160		*

Gunnar Wiedenfels Chief Financial Officer	Series A	305,305		*	*
	Series C	10,000		*

Bruce L. Campbell Chief Development, Distribution and Legal Officer	Series A	771,215		*	*
	Series C	93,652		*

Jean-Briac Perrette President and CEO of Discovery International	Series A	768,219		*	*
	Series C	11,491		*

Peter Faricy Chief Executive Officer, Global Direct-to-Consumer	Series A	78,227		*	*

Robert J. Miron Director, Board Chair	Series A	30,053	[2]	*	*
	Series B	56	[2]	*
	Series C	30,577	[2]	*

Name of Beneficial Owner	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership[1]		Percent of Class (%)	Voting Power (%)
S. Decker Anstrom Director	Series A	9,658		*	*
	Series C	19,558		*

Robert R. Beck Director	Series A	51,724		*	*
	Series B	11,258		*
	Series C	126,880		*

Robert R. Bennett Director	Series A	118,697	[3]	*	*
	Series B	20	[3]	*
	Series C	203,400	[3]	*

Paul A. Gould Director	Series A	184,786		*	*
	Series B	87,317		1.3
	Series C	454,415		*

Kenneth W. Lowe Director	Series A	7,878		*	*
	Series C	1,688,205		*

John C. Malone Director	Series A	1,909,317	[4,5]	1.2	27.9
	Series B	6,093,490	[4,6]	93.6
	Series C	12,198,521	[4,5]	3.6

Steven A. Miron Director	Series A	58,886		*	*
	Series C	31,521		*

Daniel E. Sanchez Director	Series A	11,560		*	*
	Series C	22		*

Susan M. Swain Director	Series A	0		*	*

J. David Wargo Director	Series A	13,809		*	*
	Series C	144,742		*

All directors and executive officers as a group (20 persons)	Series A	7,293,790		4.5	30.7
	Series B	6,192,141		95.1
	Series C	16,303,831		4.8

*	Less than one percent.
[1]	Includes beneficial ownership of shares that may be acquired upon exercise of stock options already vested or exercisable within 60 days of April 13, 2020, in the amounts below:

	Series A	Series C
David M. Zaslav	608,913	0
Gunnar Wiedenfels	267,777	0
Bruce L. Campbell	636,381	52,858
Jean-Briac Perrette	697,153	11,491
Peter Faricy	42,327	0
Robert J. Miron	7,160	7,160
S. Decker Anstrom	7,160	7,160
Robert R. Beck	7,160	7,160
Robert R. Bennett	7,160	7,160
Paul A. Gould	7,160	7,160
Kenneth W. Lowe	0	485,802

	Series A	Series C
John C. Malone	7,160	7,160
Steven A. Miron	7,160	7,160
J. David Wargo	7,160	7,160
All directors and executive officers as a group (20 persons)	2,768,989	632,137

[2]	Includes 147 shares of Series A common stock, 56 shares of Series B common stock and 609 shares of Series C common stock held in a trust account.
[3]

Includes 54,913 shares of Series A common stock, 20 shares of Series B common stock and 164,799 shares of Series C common stock owned by Hilltop Investments, LLC, which is jointly owned by Mr. Bennett and his wife.

[4]

Includes 268,337 shares of Series A common stock, 170,471 shares of Series B common stock and 1,316,424 shares of Series C common stock held by Mr. Malone’s wife, as to which shares Mr. Malone disclaims beneficial ownership.

[5]

Includes 778,591 shares of Series A common stock and 10,315,938 shares of Series C common stock which have been pledged in support of one or more lines of credit or margin accounts as of February 29, 2020.

[6]

On February 13, 2014, Mr. Malone entered into an agreement with Mr. Zaslav granting Mr. Zaslav voting and purchase rights with respect to the 5,923,019 shares of Discovery Series B common stock that Mr. Malone owns, which will be in effect for as long as Mr. Zaslav is employed as the principal executive officer of Discovery or serving on its Board. Pursuant to the agreement, Mr. Zaslav will have the right to vote the shares of Discovery Series B common stock, any time Mr. Malone is not personally voting or directing the vote of the Discovery Series B shares. Any proposals regarding the transfer of the Discovery Series B shares will require that Mr. Zaslav be first notified and that exclusive negotiation discussions be entered into to seek agreement on mutually acceptable terms for Mr. Zaslav to purchase the shares. If Mr. Zaslav or an entity he controls does not purchase the shares, Mr. Zaslav will not have any further rights under the agreement or any further rights to purchase the Discovery Series B shares.

AVAILABILITY OF ANNUAL REPORT

We filed our Annual Report on Form 10-K for the year ended December 31, 2019 with the SEC on February 27, 2020. The Annual Report on Form 10-K, including all exhibits, can also be found on our website: https://corporate.discovery.com and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K may be obtained without charge, and paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the attention of Investor Relations by mail at Discovery, Inc., 850 Third Avenue, New York, New York 10022, by telephone at (212) 548-5882 (or toll-free at (877) 324-5850), or by email at investor_relations@discovery.com.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2021 annual meeting, any stockholder proposal must be submitted in writing by December 30, 2020. Stockholder proposals should be sent to (i) 8403 Colesville Road, Silver Spring, Maryland 20910, Attention of the Corporate Secretary at Discovery, Inc. or (ii) CorporateSecretary@discovery.com. Our bylaws require that Discovery be given advance written notice of stockholder nominations for election to our Board and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in Discovery’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Corporate Secretary must receive such notice at the address or email address noted above not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, the Corporate Secretary must receive such notice not earlier than the 100th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Assuming that the 2021 Annual Meeting of Stockholders is held between May 19, 2021 and August 17, 2021 (as it is expected to be), in order to comply with the time periods set forth in Discovery’s bylaws, appropriate notice would need to be provided to the Corporate Secretary at the address noted above no earlier than March 20, 2021 and no later than April 19, 2021. If a stockholder fails to provide timely notice of a proposal to be presented at the 2021 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal which may come before the meeting.

Discovery’s bylaws also specify requirements relating to the content of the notice which stockholders must provide to the Corporate Secretary for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting.

All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in our proxy materials), our restated charter, our bylaws and Delaware law.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Discovery stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice, annual report or proxy statement mailed to you, please submit a request to our Corporate Secretary at the address noted above or call our Investor Relations department at (240) 662-2000, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice that was sent to you. You can also contact our Investor Relations department at the telephone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

SOLICITATION BY THE BOARD; EXPENSES OF SOLICITATION

Our Board has sent you this proxy statement. We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our officers and employees, who will receive no extra compensation for their services, may solicit proxies by telephone, in writing, electronically or in person. We will reimburse brokers and nominees who hold shares in their names for their reasonable out-of-pocket expenses to furnish proxy materials to the beneficial owners of such shares.

By Order of the Board of Directors,

Savalle C. Sims

Executive Vice President and General Counsel

April 29, 2020

DISCOVERY, INC. 8403 COLESVILLE ROAD SILVER SPRING, MD 20910

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/DISCA2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D05786-P38469 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DISCOVERY, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSAL 4.
		☐	☐	☐
Vote On Directors

1.	ELECTION OF DIRECTORS
Nominees:

01)	Robert R. Bennett
02)	John C. Malone
03)	David M. Zaslav

Vote On Proposals		For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Discovery, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐
3.	To vote on an advisory resolution to approve the 2019 compensation of Discovery, Inc.’s named executive officers, commonly referred to as a “Say on Pay” vote.	☐	☐	☐
4.	To vote on a stockholder proposal regarding simple majority vote, if properly presented.	☐	☐	☐
5.	By the proxy holders, in their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted “FOR” proposals 1, 2 and 3 and “AGAINST” proposal 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

D05787-P38469

DISCOVERY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

JUNE 18, 2020

The stockholder(s) hereby appoint(s) Savalle C. Sims and Tara L. Smith, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A Common Stock or Series B Common Stock of Discovery, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on June 18, 2020, held virtually at www.virtualshareholdermeeting.com/DISCA2020, and any adjournment or postponement thereof. Instructions on how to access the Annual Meeting are available on our Investor Relations website (http://ir.corporate.discovery.com), by contacting us at investor_relations@discovery.com or at 1-877-324-5850.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DISCOVERY, INC. 8403 COLESVILLE ROAD SILVER SPRING, MD 20910

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/DISCA2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D05788-P38469 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DISCOVERY, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSAL 4.
		☐	☐	☐
Vote On Directors

1.	ELECTION OF DIRECTORS
Nominees:

01)	S. Decker Anstrom
02)	Robert J. Miron
03)	Steven A. Miron

Vote On Proposals		For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Discovery, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐
3.	To vote on an advisory resolution to approve the 2019 compensation of Discovery, Inc.’s named executive officers, commonly referred to as a “Say on Pay” vote.	☐	☐	☐
4.	To vote on a stockholder proposal regarding simple majority vote, if properly presented.	☐	☐	☐
5.	By the proxy holders, in their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted “FOR” proposals 1, 2 and 3 and “AGAINST” proposal 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

D05789-P38469

DISCOVERY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

JUNE 18, 2020

The stockholder(s) hereby appoint(s) Savalle C. Sims and Tara L. Smith, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A-1 Preferred Stock of Discovery, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on June 18, 2020, held virtually at www.virtualshareholdermeeting.com/DISCA2020, and any adjournment or postponement thereof. Instructions on how to access the Annual Meeting are available on our Investor Relations website (http://ir.corporate.discovery.com), by contacting us at investor_relations@ discovery.com or at 1-877-324-5850.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE